As filed with the Securities and Exchange Commission on July 19, 1999

                                                        Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
             Registration Statement Under the Securities Act of 1933

                          BAY VIEW CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


 Delaware                             6120                           94-3078031
(State or other            (Primary Standard Industrial        (I.R.S. Employer
 jurisdiction of           Classification Code Number)       Identification No.)
 incorporation or
 organization)

                           ROBERT J. FLAX, ESQ.
    1840 Gateway Drive                          Bay View Capital Corporation
San Mateo, California 94404                          1840 Gateway Drive
     (415) 573-7300                             San Mateo, California 94404
                                                      (415) 573-7300
(Address, including ZIP code,                  (Name, address, including ZIP
and telephone number, including                 and telephone number, including
area code, of registrant's                      area code, of agent for service)
principal executive offices)
                                   COPIES TO:

CHRISTOPHER R. KELLY, P.C.                 WAYNE L. KNYAL                    ROBERT M. SMITH
   DANIEL C. HOLDGREIWE         President and Chief Executive Officer        RAFAEL A. STONE
Silver, Freedman & Taff, L.L.P.      Franchise Mortgage Acceptance           Dewey Ballantine LLP
1100 New York Avenue, N.W.                    Company                       333 South Hope Street
      Suite 700                     1888 Century Park East                      30th Floor
Washington, D.C. 20005                    Third Floor                     Los Angeles, CA 90071-1406
                                           Los Angeles, CA 90067

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                         Calculation of Registration Fee

======================================================================================================================
                                                     Proposed maximum        Proposed maximum
Title of each class of           Amount to            offering price       aggregate offering        Amount of
securities to be registered     be registered(2)       per share(3)             price(4)         registration fee(5)
----------------------------   -----------------     -----------------     -------------------   -------------------
Common Stock, $.01 par           9,500,000 shares        $17.10               $162,497,114           $45,175
  value(1)
================================================ =================== ==================================================

(1) Includes one attached Right per share to purchase preferred stock upon the occurrence of certain events. See "Comparison of Shareholders Rights - Rights Agreement."
(2) Based upon the estimated maximum number of shares of Bay View Capital Corporation ("Bay View") common stock, $.01 par value ("Bay View Common Stock"), that may be issued in connection with the merger of Franchise Mortgage Acceptance Company ("FMAC") into Bay View.
(3) The proposed maximum offering price per share has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.
(4) Estimated solely for the purpose of calculating the registration fee. The aggregate offering price has been computed pursuant to Rule 457(f)(1) and
     (3) under the Securities Act of 1933, as amended, based on the aggregate market value of the outstanding common stock of FMAC at July 16, 1999, less the cash consideration to be paid by Bay View in the merger ($117,918,259).
(5)  In accordance with Rule 457(b),  the filing fee of $49,073 paid pursuant to
     Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder at the time of the filing of the Proxy Statement/Prospectus contained in the Registration Statement as preliminary proxy materials of Bay View has been credited to offset the $45,175 registration fee that would otherwise be payable.

[Bay View Capital                                           [Franchise Mortgage
Corporation Logo]                                      Acceptance Company Logo]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

  The Boards of Directors  of Bay View  Capital  Corporation        The dates, times and places of the meetings are as follows.
and Franchise  Mortgage  Acceptance Company have agreed on a
merger.  The merger is  structured  so that Bay View will be        For Bay View shareholders:
the surviving  publicly-traded  company.  FMAC  shareholders
will  receive  either  $10.25 in cash or .5125 shares of Bay        August 31, 1999
View common  stock for each share of FMAC common  stock they        1:00 p.m., local time
own. As of July __,  1999,  .5125  shares of Bay View common        1840 Gateway Drive
stock  were worth  about  $________.  Bay View  shareholders        Third Floor
will continue to own their existing shares.                         San Mateo, California 94404

  The  merger  cannot be  completed  unless the Bay View and        For FMAC shareholders:
FMAC  shareholders  approve  the  merger.  Each  of  us  has
scheduled  special  meetings for our shareholders to vote on        August 31, 1999
this matter.  Your vote is very important.                          10:00 a.m., local time
                                                                    1888 Century Park East
  Bay View  shareholders  will also be voting on a  proposal        Third Floor
to amend Bay View's 1995 Stock Option and Incentive  Plan to        Los Angeles, California 90067
increase  the  number  of  shares  reserved   thereunder  by
500,000.                                                              Bay  View  common  stock  is  listed  on the  New  York  Stock
                                                                    Exchange  under the symbol  "BVC." FMAC  common  stock is listed
  Whether  or  not  you  plan  to  attend  your  shareholder        on the Nasdaq National Market under the symbol "FMAX."
meeting,  please  take  the time to vote by  completing  and
mailing  the  enclosed  proxy card to us. If you sign,  date          This  document  provides you with detailed  information  about
and mail your proxy card without  indicating how you want to        the  proposed  merger and the stock  option  plan  proposal.  We
vote,  your  proxy will be counted as a vote in favor of the        encourage  you  to  read  this  entire  document  carefully.  In
merger,  and in favor of the stock  option plan  proposal in        addition,  you may obtain  information  about our companies from
the case of Bay View  shareholders.  Not returning your card        publicly  available  documents  that  we  have  filed  with  the
or not  instructing  your broker how to vote any shares held        Securities and Exchange Commission.
for you in  "street  name"  will  have the same  effect as a vote against the merger.





Edward H. Sondker                                                   Wayne L. Knyal
President and Chief Executive Officer                               President and Chief Executive Officer
Bay View Capital Corporation                                        Franchise Mortgage Acceptance Company




--------------------------------------------------------------------------------
See "Risk Factors" beginning on page for a description of factors that may affect the value of the Bay View common stock to be issued in the merger along with several other risk factors that should be considered by shareholders with respect to the merger.

     Neither the SEC nor any state securities regulators has approved the Bay View common shares to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any governmental agency.
--------------------------------------------------------------------------------

     Joint Proxy Statement/Prospectus dated as of July __, 1999 and first mailed to shareholders on or about July __, 1999.

                          BAY VIEW CAPITAL CORPORATION
                               1840 Gateway Drive
                          San Mateo, California 94404



                            NOTICE OF SPECIAL MEETING
                          TO BE HELD ON AUGUST 31, 1999


To the Shareholders of Bay View Capital Corporation:

    You are cordially invited to attend a special meeting of shareholders of Bay View Capital Corporation at 1:00 p.m., local time, on August 31, 1999, at the main office of Bay View, located at 1840 Gateway Drive, Third Floor, San Mateo, California, to vote on proposals recommended by the Board of Directors of Bay View to

    o adopt the Agreement and Plan of Merger and Reorganization, dated as of March 11, 1999, as amended, by and between Bay View and Franchise Mortgage Acceptance Company and to approve issuing Bay View common stock in the merger; and

    o adopt an amendment to Bay View's 1995 Stock Option and Incentive Plan to increase the number of shares reserved thereunder from 2,000,000 to 2,500,000.

    Only shareholders of record at the close of business on July 15, 1999 are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. A list of Bay View shareholders entitled to vote at the special meeting will be available for examination by any shareholder at the main office of Bay View during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.

    To ensure your representation at the special meeting, please sign, date and promptly return the accompanying proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you attend the meeting, you may wish to vote in person, whether or not you have already executed and returned your proxy card. You may revoke your proxy at any time before it is voted. Please review the Proxy Statement/Prospectus accompanying this notice for more complete information regarding the matter proposed for your consideration at the special meeting.

                                    By Order of the Board of Directors



                                    Robert J. Flax
                                    Secretary


July __, 1999

    The Board of Directors of Bay View unanimously recommends that you vote "FOR" the proposals. Your support is appreciated.

                      FRANCHISE MORTGAGE ACCEPTANCE COMPANY
                       1888 Century Park East, Third Floor
                          Los Angeles, California 90067



                            NOTICE OF SPECIAL MEETING
                          TO BE HELD ON AUGUST 31, 1999



To the Shareholders of Franchise Mortgage Acceptance Company:

    You are cordially invited to attend a special meeting of shareholders of Franchise Mortgage Acceptance Company at 10:00 a.m., local time, on August 31, 1999, at the main office of FMAC, located at 1888 Century Park East, Third Floor, Los Angeles, California, to vote on a proposal recommended by the Board of Directors of FMAC to adopt the Agreement and Plan of Merger and Reorganization, dated as of March 11, 1999, as amended, by and between Bay View Capital Corporation and Franchise Mortgage Acceptance Company.

    Only shareholders of record at the close of business on July 19, 1999 are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. A list of FMAC shareholders entitled to vote at the special meeting will be available for examination by any shareholder at the main office of FMAC during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.

    To ensure your representation at the special meeting, please sign, date and promptly return the accompanying proxy card in the enclosed envelope whether or not you plan to attend the meeting. If you do attend the meeting, you may wish to vote in person, whether or not you have already executed and returned your proxy card. You may revoke your proxy at any time before it is voted. Please review the Proxy Statement/Prospectus accompanying this notice for more complete information regarding the matter proposed for your consideration at the special meeting.


                                    By Order of the Board of Directors



                                    Raedelle Walker
                                    Secretary
July __, 1999

    The Board of Directors of FMAC unanimously recommends that you vote "FOR" the adoption of the merger agreement. Your support is appreciated.

                                       TABLE OF CONTENTS

                                      Page

TABLE OF CONTENTS............................................................................i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS......................................1

SUMMARY......................................................................................2
        The Companies........................................................................2
        The Shareholder Meetings.............................................................2
        The Merger...........................................................................3

RISK FACTORS.................................................................................7

FORWARD-LOOKING INFORMATION.................................................................15

SELECTED FINANCIAL DATA OF BAY VIEW.........................................................16

SELECTED FINANCIAL DATA OF FMAC.............................................................18

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     .......................................................................................20

UNAUDITED COMPARATIVE PER SHARE DATA
    OF BAY VIEW AND FMAC....................................................................21

COMPARATIVE MARKET VALUE INFORMATION........................................................22

THE SHAREHOLDER MEETINGS....................................................................22
        Dates, Times and Places.............................................................22

MATTERS TO BE CONSIDERED; VOTES REQUIRED....................................................22

VOTING OF PROXIES...........................................................................24
        Revocability of Proxies.............................................................24
        Record Dates; Voting Rights; Quorums................................................24
        Solicitation of Proxies.............................................................24

THE MERGER..................................................................................25
        General.............................................................................25
        Merger Consideration................................................................25
        Treatment of Stock Options..........................................................28
        Background of the Merger............................................................28
        Reasons for the Merger..............................................................30
        Exchange of Financial Forecasts.....................................................32
        Opinion of Bay View Financial Advisor...............................................33
        Opinion of FMAC Financial Advisor...................................................37
        Appraisal Rights....................................................................42
        Structure of the Merger.............................................................44
        Representations and Warranties......................................................44
        Conduct of Business.................................................................44
        Additional Agreements...............................................................46
        Waiver..............................................................................47



        Amendment...........................................................................47
        Confidentiality.....................................................................47
        What Needs to be Done to Complete the Merger........................................47
        Termination of the Merger Agreement; Expenses.......................................49
        Break-up Fee and Expense Reimbursement..............................................49
        Regulatory Approvals Required.......................................................50
        Interests of Directors and Officers in the Merger that are Different from
          Your Interests ...................................................................52
        Management Following the Merger.....................................................54
        Certain Legal Proceedings...........................................................54
        Accounting Treatment................................................................54
        Resale of Bay View Common Stock; Restrictions on Transfer...........................54
        Material United States Federal Income Tax Consequences..............................55
        Dividends after the Merger..........................................................58

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION................................58

COMPARISON OF SHAREHOLDER RIGHTS............................................................64
        General.............................................................................64
        Capital Stock.......................................................................64
        Shareholder Meetings................................................................64
        Advance Notice Requirements at Shareholder Meetings.................................64
        Security Holder Action by Written Consent...........................................65
        Cumulative Voting for Election of Directors.........................................65
        Board of Directors..................................................................65
        Business Combinations with Certain Persons..........................................65
        Director Liability and Indemnification..............................................66
        Amendment of Certificate and Bylaws.................................................66
        Rights Agreement....................................................................66

APPROVAL OF AMENDMENT TO BAY VIEW'S
    1995 STOCK OPTION AND INCENTIVE PLAN
     .......................................................................................66
        Principal Features of the Stock Option Plan.........................................67
        Federal Income Tax Consequences.....................................................68
        Awards Under the Stock Option Plan..................................................69
        Executive Compensation..............................................................70
        Director Compensation...............................................................73
        Employment Contracts................................................................74
        Compensation Committee Report on Executive Compensation.............................75
        Stockholder Return Performance Presentation.........................................78

LEGAL MATTERS...............................................................................79

EXPERTS.....................................................................................79

SHAREHOLDER PROPOSALS.......................................................................79

WHERE YOU CAN FIND MORE INFORMATION.........................................................80

APPENDICES

     A Agreement and Plan of Merger and Reorganization by and between Bay View and FMAC B Opinion of Lehman Brothers
     C    Opinion of Credit Suisse First Boston
     D    Delaware Law on Appraisal Rights

             QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETINGS

Q.   Why are the two companies proposing to merge?

A.   Ourcompanies  are proposing to merge because we believe that combining will
     create  a  stronger  and  more   diversified   company  that  will  provide
     significant benefits to our shareholders and customers alike.

Q.   What am I being asked to vote on?

A. Both the Bay View and FMAC shareholders are being asked to approve the proposed merger of FMAC and Bay View. As part of the merger proposal, Bay View shareholders are also being asked to approve issuing Bay View stock in the merger. Bay View shareholders are also being asked to approve increasing the number of shares reserved for issuance under Bay View's 1995 Stock Option and Incentive Plan from 2,000,000 to 2,500,000.

Q.   What will I receive in the merger?

A. FMAC shareholders will be given the opportunity to elect to receive, for each share of FMAC common stock they own, either $10.25 in cash or .5125 shares of Bay View common stock. In other words, you can elect to receive cash for all of your shares, stock for all of your shares, or a combination of cash and stock for your shares. However, after all the elections have been made, the elections will be adjusted to ensure that 60% of the FMAC shares are paid in Bay View stock and 40% of the FMAC shares are paid in cash, and that no former FMAC shareholder owns more than 9.99% of the Bay View common stock after the merger, other than any former FMAC shareholder who had expressly been approved by the appropriate banking regulatory authorities to own more than 9.99% of the Bay View common stock, or for whom no additional approval would be necessary. The adjustments will be made on a pro rata basis. Because of the possible adjustments to the elections, FMAC shareholders may receive stock and/or cash in amounts that are not consistent with their elections.

  Bay View shareholders will not change their Bay View common shares as a result of the merger.

Q.   What should I do now?

A. You need to read this document and complete, sign and date the proxy card and mail it to us in the enclosed return envelope as soon as possible. If you sign and send the proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the merger, and in favor of the stock option plan proposal in the case of Bay View shareholders. The Boards of Directors of Bay View and FMAC recommend voting FOR the merger proposal. The Board of Directors of Bay View recommends voting FOR the stock option plan proposal.

Q. If my shares are held in "street name" by a broker, will the broker vote the shares for me?

A. Brokers may vote shares for Bay View shareholders on the stock option plan proposal but may not vote any Bay View or FMAC shares on the merger proposal. You must instruct your broker to vote your shares on the merger proposal, following the directions provided by your broker. Your failure to instruct your broker on the merger proposal will be equivalent to voting against the merger.

Q.   Should I send in my stock certificates now?

A. No. FMAC shareholders will be sent written instructions for exchanging stock certificates at a later date. Bay View shareholders will keep their current stock certificates.

Q.   Can I change my vote after submitting my proxy card?

A. Yes. You can change your vote at any time prior to the special meeting by submitting a later-dated signed proxy card or by attending the meeting and voting in person.

Q.   When do you expect the merger to be completed?

A.   We hope to complete the merger in the third quarter of 1999.

Q.   What should I do if I have questions?

A. If you have any questions about the merger or the meetings you should contact:


          For Bay View                       For FMAC
          information:                       information:
          Bay View Capital                   Franchise Mortgage
          Corporation                        Acceptance Company
          1840 Gateway Drive                 1888 Century Park East
          San Mateo, CA 94404                Third Floor
          Attention: Robert J. Flax          Los Angeles, CA 90067
          (650) 312-7200                     Attention: Kevin Burke
                                             (800) 611-3622

     This document incorporates by reference important business and financial information about Bay View and FMAC that is not included in this document. The information incorporated by reference is available without charge to shareholders upon written or oral request to the persons identified above. To ensure timely delivery of th information, your request should be received by August 24, 1999.

                                     SUMMARY

     This section briefly summarizes some of the information in this Proxy Statement/Prospectus. Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire Proxy Statement/Prospectus and its appendices carefully before you decide how to vote.

                                  The Companies

Bay View Capital Corporation

1840 Gateway Drive
San Mateo, California 94404
(650) 312-7200

  Bay View is the holding company for (i) Bay View Bank, N.A., a national bank, and (ii) Bay View Securitization Corporation, a Delaware corporation formed for the purpose of issuing asset-backed securities through a trust. Bay View also owns all of the common securities of Bay View Capital I, a business trust formed by Bay View for the purpose of issuing $90,000,000 of Bay View Capital I's 9.76% Cumulative Capital Securities. Bay View Bank includes its wholly owned subsidiaries: Bay View Acceptance Corporation, a consumer finance company; Bay View Commercial Finance Group, a commercial finance company; MoneyCare, Inc., an investment sales subsidiary; and Bay View Auxiliary Corporation, a trustee under deeds of trust originated by Bay View Bank. At March 31, 1999, Bay View had total assets of $5.8 billion, deposits of $3.3 billion and stockholders' equity of $378 million.

     On July 8, 1999, Bay View announced the pending purchase of two branches representing approximately $125 million in deposits from Luther Burbank Savings. Bay View will pay a 5.25% deposit premium. The transaction is expected to close on September 25, 1999. Bay View expects these new branches in Mill Valley and Novato, California to increase its market share ranking in Marin County from tenth to sixth.

Franchise Mortgage Acceptance Company

1888 Century Park East
Third Floor
Los Angeles, California 90067
(800) 611-3622

  FMAC is a commercial finance company engaged in the business of originating and servicing loans to small businesses, with a primary focus on established national and regional franchise concepts. FMAC also engages in the business of originating and servicing multi-family income producing property loans. Additionally, FMAC's insurance service subsidiary offers insurance products to businesses nationwide. At March 31, 1999, FMAC had total assets of $632 million and stockholders' equity of $152 million.

                            The Shareholder Meetings

Bay View Shareholders (page __)

  Date, Time and Place. The Bay View Special Meeting will be held on August 31, 1999, at the main office of Bay View, 1840 Gateway Drive, Third Floor, San Mateo, California, at 1:00 p.m., local time, unless adjourned or postponed.

  Record Date. You can vote at the Bay View Special Meeting if you owned Bay View common stock at the close of business on July 15, 1999.

   Matters to be Considered. At the Bay View Special Meeting you will be asked to adopt the merger agreement and approve issuing Bay View common stock in the merger. You will also be asked to approve amending Bay View's 1995 Stock Option and Incentive Plan to increase the number of shares reserved thereunder from 2,000,000 to 2,500,000.

   Vote Required. The proposal to adopt the merger agreement and approve the issuance of Bay View common stock will be passed if a majority of the outstanding shares of Bay View common stock are voted in favor of the proposal. The proposal to approve the amendment to the stock option plan will be passed if a majority of the shares of common stock duly voted on the matter is voted in favor of the proposal.

   Proxies. You can revoke your proxy before it is voted either by sending to Bay View a revocation notice or a new proxy or by attending the Bay View Special Meeting and voting in person. You will not revoke your proxy simply by attending the Bay View Special Meeting.

FMAC Shareholders (page __)

   Date, Time and Place. The FMAC Special Meeting will be held on August 31, 1999, at the main office of FMAC, 1888 Century Park East, Third Floor, Los Angeles, California, at 10:00 a.m., local time, unless adjourned or postponed.

     Record Date. You can vote at the FMAC Special Meeting if you owned FMAC common stock at the close of business on July 19, 1999.

   Matter to be Considered. At the FMAC Special Meeting, you will be asked to adopt the merger agreement.

     Vote Required. The proposal to adopt the merger agreement will be passed if a majority of the outstanding shares of FMAC common stock are voted in favor of it.

   Proxies. You can revoke your proxy before it is voted either by sending to FMAC a revocation notice or a new proxy or by attending the FMAC Special Meeting and voting in person. You will not revoke your proxy simply by attending the FMAC Special Meeting.

                                   The Merger

   We have attached the merger  agreement to this document as Appendix A. Please
read  the  merger  agreement.   It  is  the  legal  document  that  governs  the
transaction.

General  (page __)

  We propose a merger of FMAC and Bay View, with Bay View as the surviving publicly-traded company. Bay View's shareholders would own approximately 67% of the combined company and FMAC's shareholders the remainder. We hope to complete this transaction in the third quarter of 1999.
Merger Consideration (page __)

  If you are a Bay View shareholder, you will not need to exchange your shares of Bay View common stock.

  If you are an FMAC shareholder, you will be given the opportunity to elect to receive, for each share of FMAC common stock that you own, either $10.25 in cash or .5125 shares of Bay View common stock, and the associated rights under the Bay View Stockholder Protection Rights Agreement. In other words, you can elect to receive cash for all of your shares, stock for all of your shares, or a combination of cash and stock for your shares. However, after all the elections have been made, the elections will be adjusted to ensure that 60% of the FMAC shares are paid in Bay View stock and 40% of the FMAC shares are paid in cash, and that no former FMAC shareholder owns more than 9.99% of the Bay View common stock after the merger, other than any former FMAC shareholder who had expressly been approved by the appropriate banking regulatory authorities to own more than 9.99% of the Bay View common stock, or for whom no additional approval would be necessary. The adjustments will be made on a pro rata basis. Because of the possible adjustments to the elections, FMAC shareholders may receive stock and/or cash in amounts that are not consistent with their elections. Shareholders who properly dissent from the merger will not receive shares, but will receive cash in an amount that may be more or less than $10.25 per share.

  You will need to exchange your FMAC common stock certificates for Bay View common stock certificates or cash. We will send you the forms to do this.

  The exchange ratio for the stock portion of the consideration has been fixed at .5125. Based on the trading price for Bay View common stock on July __, 1999 ($__.__ per share), the value of .5125 shares of Bay View common stock would have been $______. The value of Bay View common stock, however, will fluctuate. Fluctuations will result in an increase or decrease in the value of the Bay View common stock to be received by FMAC shareholders.

  In addition to the merger consideration that Bay View will pay to the FMAC shareholders, as a result of the merger Bay View will succeed to the obligations under the "earn-out" agreement entered into between FMAC and Bankers Mutual in connection with FMAC's 1998 acquisition of Bankers Mutual. Under this agreement, Bay View is obligated to pay the former Bankers Mutual shareholders up to an aggregate of $30 million through April 1, 2002 if the Bankers Mutual division meets certain performance targets. $7.5 million of the contingent cash payments has previously been paid to the former Bankers Mutual shareholders.

FMAC Stock Options  (page __)

  The options to purchase FMAC common stock under FMAC's stock option plan will be converted into options to purchase Bay View common stock with appropriate adjustments to the number of shares subject to the options and to the exercise price.

Recommendations to Shareholders (page __)

  Bay View. The Bay View Board of Directors has unanimously adopted the merger agreement and the issuance of common shares in the merger and believes that the merger and the issuance of the shares of Bay View common stock are fair to, and in the best interests of, its shareholders. The Board of Directors has also unanimously approved the proposed amendment to the stock option plan and believes that the amendment is in the best interests of Bay View shareholders. The Bay View Board therefore recommends a vote FOR adoption of the merger proposal and the stock option plan proposal.

     FMAC. The FMAC Board of Directors has unanimously adopted the merger agreement and believes that the merger is fair to, and in the best interests of, its shareholders. The FMAC Board therefore recommends a vote FOR adoption of the merger agreement.

Opinions of Financial Advisors  (pages ____)

  Bay View. Lehman Brothers has delivered its opinion to the Bay View Board that as of March 11, 1999, based upon and subject to the various considerations set forth in Lehman Brothers' opinion, the consideration to be paid by Bay View in the merger is fair to Bay View from a financial point of view. A copy of Lehman's opinion is attached to this document as Appendix B. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by Lehman in providing this opinion.

  FMAC. Credit Suisse First Boston has delivered its opinion to the FMAC Board that as of March 10, 1999, based upon and subject to the various considerations set forth in CSFB's opinion, the merger consideration was fair to FMAC shareholders from a financial point of view. A copy of CSFB's opinion is attached to this document as Appendix C. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by CSFB in providing this opinion.

Appraisal Rights (page __)

  If you are an FMAC shareholder, Delaware law permits you to dissent from the merger. If you dissent, the fair value of your stock may be determined by a court and paid to you in cash. To do this, you must follow certain procedures, including giving FMAC certain notices and not voting your shares in favor of the merger. You will not receive any stock in Bay View if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash as determined by a court. The relevant sections of Delaware law governing this process are attached to this document as Appendix D.

  Bay View shareholders do not have dissenters' rights with respect to the merger.

What Needs to be Done to Complete the Merger
(page __)

  The completion of the merger depends on a number of conditions being met. In addition to compliance with the merger agreement, these conditions include:

1. Adoption of the merger agreement by both the Bay View shareholders and FMAC shareholders.

2. The absence of any court injunction or order preventing the consummation of the merger.

3.   Approval of the merger by regulators, which approvals have been received.

4.   Receipt of tax opinions regarding the tax consequences of the merger.

5.   FMAC being Year 2000 compliant for regulatory purposes.

   The merger agreement also contains other conditions.

   Where law permits, Bay View or FMAC could decide to complete the merger even though one or more of the conditions in the merger agreement has not been met. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. Termination of the Merger Agreement (page __)

   We can mutually agree at any time to terminate the merger agreement prior to completing the merger, even if the shareholders of both our companies have approved it. Also, either of us can terminate the merger agreement if:

1. A regulatory authority does not grant an approval needed to complete the merger.

2.   Either of our shareholders do not adopt the merger agreement.

3. The other party materially breaches the merger agreement and doesn't cure the breach within 30 days.

4. The merger has not been completed by January 15, 2000 and the terminating party is not then in material breach of the merger agreement.

5. Certain other conditions to closing of the merger have not been satisfied.

   FMAC can also terminate the merger agreement if:

1. The FMAC Board receives a competing proposal and determines that proceeding with the merger would violate its fiduciary duties.

2. Bay View's average common stock price during a valuation period prior to the anticipated closing date is less than $17.50 and Bay View's average stock price has performed 12.5 percentage points worse than a peer group index; provided that Bay View may void such termination by increasing the exchange ratio to a specified minimum.

Break-up Fee (page ___)

   FMAC will become obligated to pay a break-up fee of $8 million to Bay View if it receives a competing acquisition proposal and any one of the following events occurs:

1. FMAC terminates the merger agreement because its Board of Directors determines that to proceed would violate its fiduciary duties.

2. Bay View terminates the merger agreement because FMAC has not rejected the competing proposal within ten days.

3.   FMAC shareholders fail to approve the merger agreement.

   Either Bay View or FMAC may become obligated to pay the break-up fee if it fails to hold its shareholder meeting or changes its recommendation to its shareholders.

     Interests of Directors and Officers in the Merger That are Different From Your Interests (page --)

   Some of the FMAC directors and officers have interests in the merger that are different from, or in addition to, their interests as shareholders in FMAC.
These interests exist because of agreements that FMAC directors and officers have with FMAC and under terms of the merger agreement, including the following:

1. The merger agreement provides that the current intention of Bay View is that, as of the effective time of the merger, the Board of Directors and Credit Committee of the Bay View Bank subsidiary anticipated to conduct the business of FMAC following the merger will include persons who are currently officers and directors of FMAC.

2. Subject to its fiduciary duties, the Bay View Board of Directors will nominate Wayne L. Knyal, currently President, Chief Executive Officer and a director of FMAC, as a director of Bay View.

3. The FMAC stock option plan provides for the accelerated vesting of stock options and restricted stock held by officers, directors and employees of FMAC upon FMAC shareholder approval of the merger.

4.   Pursuant to the merger agreement, certain officers of FMAC, including Wayne
     L. Knyal, President of FMAC, have entered into employment agreements with FMAC, which include severance arrangements and which will be effective through December 31, 2002, subject to automatic renewal provisions.

5. Bay View has agreed to indemnify and hold harmless FMAC's existing officers and directors for premerger acts and omissions to the same extent such persons are indemnified and held harmless under Delaware law and FMAC's charter documents. Bay View has also agreed to provide directors' and officers' liability insurance for a period of six years from the effective time of the merger for FMAC's existing officers and directors.

   The members of the Board of Directors of FMAC knew about these additional interests, and considered them, when they approved the merger agreement.

Regulatory Approvals Required (page __)

     Bay View and Bay View Bank must receive approvals from the Federal Reserve Board and the Office of the Comptroller of the Currency to acquire and engage in the FMAC loan and leasing activities which are considered permissible for national banks or bank holding companies. Certain FMAC equity investments and insurance activities not permissible for national banks or bank holding companies must either be divested before the merger or, with regulatory approval, within a specified period after the merger unless conformed to permissible activities or equity investments. The Comptroller of the Currency must also approve the contribution as capital surplus by Bay View to Bay View Bank of the assets and liabilities of FMAC to be acquired in the merger and a special dividend by Bay View Bank to Bay View to facilitate the consummation of the merger.

   Bay View and Bay View Bank have received the required approvals from the Federal Reserve Board and the Comptroller of the Currency.

     Material United States Federal Income Tax Consequences (page __)

   It is expected that the merger will constitute a tax-free reorganization for Federal income tax purposes and, accordingly, no gain or loss will be recognized by FMAC shareholders on the conversion of FMAC common stock solely into Bay View common stock by reason of the merger. Gain, if any, may be recognized by reason of the receipt of cash in lieu of shares of Bay View common stock, whether pursuant to an affirmative election to receive such cash or not, or by reason of cash received in lieu of fractional shares of Bay View common stock. See "The Merger - Material United States Federal Income Tax Consequences." FMAC shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger.

Accounting Treatment

   The merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles.

     Directors of Bay View after the Merger (page ---)

     Following the merger, Bay View's Board of Directors will consist of those persons who were directors immediately before the merger and Wayne L. Knyal, President and Chief Executive Officer of FMAC.

Other Bay View Proposal

   Bay View shareholders will also be presented with a proposal to amend the 1995 Stock Option and Incentive Plan to increase the number of shares reserved thereunder from 2,000,000 to 2,500,000. The Board of Directors of Bay View recommends approval of the amendment to meet anticipated requirements for future grants of stock options to FMAC employees who become Bay View employees as a result of the merger and in connection with potential future acquisitions. Even if approved, the amendment will not be implemented if the merger is not completed.

                                  RISK FACTORS

   In evaluating the merger and the merger agreement, shareholders should take into account the following risks, as well as other information included in or incorporated by reference into this document:

Risks Related to the Merger Consideration

FMAC shareholders could end up with less than $10.25 worth of Bay View common stock per share of FMAC common stock.

   The stock portion of the merger consideration is based upon a fixed exchange ratio of .5125. The market value of .5125 shares of Bay View common stock will fluctuate with changes in the market price of Bay View common stock. On _______, 1999, based on a closing price of $________, .5125 of a share of Bay View common stock was worth $_________, which is less than the $10.25 per FMAC share to be received in the cash portion of the merger consideration. There can be no assurance as to the market value at the time of the merger of the stock portion of the consideration to be received by FMAC shareholders.

FMAC shareholders may not receive merger consideration that is consistent with their elections.

   FMAC shareholders will have the opportunity to elect to receive, for each FMAC common share they own, either $10.25 in cash or .5125 shares of Bay View common stock. However, after all the elections have been made, the elections will be adjusted to ensure that 60% of the FMAC shares are paid in Bay View stock and 40% of the FMAC shares are paid in cash, and that no former FMAC shareholder owns more than 9.99% of the Bay View common stock after the merger, other than any former FMAC shareholder who had expressly been approved by the appropriate banking regulatory authorities to own more than 9.99% of the Bay View common stock, or for whom no additional approval would be necessary. The adjustments will be made on a pro rata basis. Because of the possible adjustments to the elections, FMAC shareholders may receive stock and/or cash in amounts that are not consistent with their elections.

The price of Bay View's common stock may decrease rapidly and prevent shareholders from selling their stock at a profit.

     The market price of Bay View's common stock could decrease in price rapidly at any time and prevent stockholders from selling their shares at a profit. The market price of Bay View's common stock has fluctuated in recent years. Since January 1, 1998 the market price has ranged from a low of $12.50 per share to a high of $38.00 per share. Fluctuations may occur, among other reasons, in response to:

   o    operating results;

   o    announcements by competitors;

   o    regulatory changes;

   o    economic changes;

   o    general market conditions; and

   o    legislative changes.

   The trading price of Bay View's common stock could continue to be subject to wide fluctuations in response to the factors set forth above and other factors, many of which are beyond Bay View's control. The stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. You should consider the likelihood of these market fluctuations before investing in our stock.

The sale of a substantial amount of Bay View common stock after the merger could adversely affect the market price of Bay View common stock.

   All of the shares of Bay View common stock that FMAC shareholders receive in the merger may be sold immediately, except for those shares received by affiliates of FMAC within the meaning of Rule 145 of the Securities Act of 1933, as amended. Bay View has agreed to register under the Securities Act of 1933 for resale the up to approximately 2,792,955 shares of Bay View common stock that may be received by FMAX Holdings, L.L.C. in the merger, and it is anticipated that FMAX will sell such shares after the merger. The sale of a substantial amount of Bay View common stock after the merger could adversely affect its market price. It could also impair the combined company's ability to raise money through the sale of more stock or other forms of capital. In addition, the sale of authorized but unissued shares of Bay View common stock by Bay View after the merger could adversely affect its market price. There will be approximately 28.0 million shares of Bay View common stock outstanding after the merger, excluding Bay View shares issuable upon the exercise of outstanding options. Bay View's certificate of incorporation authorizes the issuance of up to 60,000,000 shares of Bay View common stock.

Risks Related to the Acquisition of FMAC

Bay View may experience greater than expected difficulties in operating FMAC's businesses.

   The merger involves the combination of two companies that have previously operated independently. Bay View expects to realize increased revenues, together with other financial and operating benefits from the merger, but there can be no assurance as to when, or the extent to which, the combined company will be able to realize these benefits. Bay View may experience greater than expected difficulties in operating FMAC, which could have an adverse effect on Bay View's ability to realize the expected benefits of the merger.

   There are many things that could go wrong and adversely affect the business and profitability of the combined company. We cannot predict the full range of post-merger problems that may occur. Some possible difficulties include:

     o    diversion of management's attention;

     o    the failure to retain key personnel of FMAC;

     o    the failure to satisfactorily assimilate the business culture of FMAC;

     o increased competition in FMAC's businesses, including from competitors with more financial resources than Bay View has; and

     o    risks associated with unanticipated events or liabilities.

Bay View may not be permitted to own some assets or operate some businesses owned by FMAC for regulatory reasons. We may have to sell the assets or businesses on unfavorable terms or modify business operations in a way that will make them less profitable.

     In connection with its approval of the merger, the Federal Reserve Board has required Bay View, within the two years following the merger, to divest or conform to regulatory requirements FMAC's businesses and activities that are impermissible for Bay View to engage in for regulatory purposes. These affected FMAC assets include equity interests in restaurant franchises. There can be no assurance that FMAC or Bay View will be able to sell these assets on favorable terms. In addition, in order to continue to engage in the insurance agency business after the completion of the acquisition Bay View will be required to modify FMAC's insurance agency operations, and these modifications could make those operations less profitable to Bay View.

     The Bankers Mutual division of FMAC participates in the Fannie Mae delegated underwriting and servicing program. Because of Bankers Mutual's current loss sharing arrangement with Fannie Mae, under federal banking regulations Bay View will be required to hold capital against all loans sold under the program as if Bay View owned 100% of these loans. While FMAC has agreed to take any actions that Bay View may request to limit Bay View's liability under the Fannie Mae program, there can be no assurance that Bay View and FMAC will successfully limit Bay View's potential liability under the Fannie Mae program or otherwise limit the additional capital requirements to which Bay View would be subject. If Bay View determines, for regulatory purposes or otherwise, that it is in its best interests to sell the Fannie Mae servicing portfolio, there can be no assurance that Bay View will be able to do so on favorable terms.

FMAC is dependent on securitizations. Any impairment of FMAC's ability to complete securitizations could have a material adverse effect on the business of the combined company.

   FMAC has historically pooled and sold through securitization substantially all of the franchise loans which it originates, as well as many other loans. Upon consummation of the merger, Bay View intends to retain a portion of the commercial franchise loans for its portfolio and to sell or securitize the remainder. Under FMAC's securitization structure, FMAC sells a pool of loans on a non-recourse basis to a single purpose trust, which then issues to investors securities collateralized by the loans. While FMAC's dependency on securitizations is expected to be reduced when it operates as a subsidiary of Bay View, any impairment in FMAC's ability to complete securitizations could have a material adverse effect on the combined business. Factors affecting FMAC's ability to complete securitizations of its loans include:

     o    conditions in the securities markets generally;

     o    conditions in the asset-backed securities markets specifically;

     o the performance of the securities issued in connection with FMAC's securitizations;

     o    the credit quality of FMAC's loans;

     o compliance of FMAC's loans with the eligibility requirements for a particular securitization;

     o    FMAC's ability to adequately service its loans; and

     o any material negative rating agency action pertaining to certificates issued in FMAC's securitizations.

   The "gain on sale" from the sale of loans in securitizations has historically been the largest component of FMAC's revenues, and retained interests in loan securitizations are typically established as balance sheet assets in connection with securitizations, based in part upon estimates of future credit losses. FMAC has also retained subordinated securities issued in connection with its securitization program. FMAC is currently attempting to sell these securities. If actual credit losses on securitized loans exceed the estimates made at the time of the securitizations, Bay View could be required to record an expense to reduce the carrying value of the retained interests and securities classified as available-for-sale, if any, on its balance sheet. Any expense of this type could be material to Bay View's earnings if the credit performance of securitized loans deteriorates significantly. At March 31, 1999, the retained interests in loan securitizations held by FMAC totaled $30.0 million and securities classified as available-for-sale totaled $16.7 million.

   In addition, the securitization market for FMAC's loans and leases is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. To the extent FMAC makes loans and leases in new industry sectors or to different types of entities in existing industry sectors, there is a risk that these loans and leases will not be securitizable or will be securitizable only on terms unfavorable to FMAC.

FMAC advances funds in connection with its securitization activities. If FMAC is unable to recover a significant amount of these advances, it could have a material adverse effect on Bay View's business, profitability and growth prospects.

   In connection with its securitization activity, FMAC currently services approximately $2.8 billion in commercial franchise loans. As the servicer, FMAC periodically advances funds, and is sometimes required to advance funds in accordance with its servicing agreements, to the trustees of the securitizations or directly to other parties, including the underlying franchisees/borrowers. The advances may be the result of cash flow shortfalls attributable to delinquent loan payments or the result of other factors. While FMAC is entitled in accordance with its servicing agreements to recover some of these advances prior to distributing payments to security holders, to the extent FMAC does not recover its advances, there could be a material adverse effect on the business, profitability and growth prospects of the combined company. Under some circumstances, these advances are also recovered under work-out arrangements which may include loan modifications, sale of the underlying franchise, concessions from the franchisor, or restructuring of the securitization. In most instances, the work-out arrangements are developed with the cooperation of the franchisor. At March 31, 1999, FMAC had outstanding advances of approximately $9.8 million related to its securitizations.

     FMAC recently completed a loan restructuring in connection with approximately $5 million in funds it advanced on behalf of an operator that owns 130 Pizza Hut restaurants which secure loans included in a securitization pool. These loans were not originated by FMAC and the current operator was recruited by FMAC to replace the original borrower. While the operator's $64 million in loans in the securitization pool are current, the loan restructuring was necessary to enable the operator to continue to service these loans. The loan restructing resulted in holders of securities from this securitization pool who are affiliated with Imperial Credit Industries, Inc. incurring losses as a result of a $14.0 million reduction in the operator's loan balance. FMAC's equity interest in the securitization had previously been written off. Under the loan restructuring FMAC's advances should be repaid prior to the final payment date of the restructured loans in 2008. This resolution could affect the current investment ratings of the securities issued pursuant to the securitization that includes these loans. Before completion of loan restructuring, a rating agency, Fitch IBCA, placed all classes of notes issued under the securitization that includes these loans on RatingAlert Negative. Fitch noted that its action was prompted by the negative performance of the $64 million in loans that were not originated by FMAC, does not impact any other securitizations of FMAC and was in no way associated with FMAC in its function as servicer and/or special servicer under the securitization. Fitch also noted that it may take further rating action on some or all of the note classes upon completion of the loan restructuring.

Risks Related to Bay View's Current Business Activities

As Bay View continues to transition its business to commercial banking activities, a gradual increase in its consolidated credit risk is likely to occur, which means that there is a greater risk that borrowers will be unable to repay their loans from Bay View or make all required lease payments to Bay View. Borrower defaults resulting in losses in excess of our allowance for loan and lease losses could have a material adverse effect on our business, profitability and financial condition.

     Bay View's business strategy centers around the continued transition to commercial banking activities and the anticipated increase of Bay View's net interest margin. In order to realize this objective, one of Bay View's main strategies is to replace lower-yielding single-family mortgage loans and mortgage-backed securities with consumer and commercial loans and leases with higher risk-adjusted returns, shorter maturities and less sensitivity to interest rate fluctuations. These assets are funded with Bay View's low cost deposit base. As this process takes place, a gradual increase in Bay View's consolidated credit risk is likely to occur, which means that there is a greater risk that borrowers will be unable to repay their loans from Bay View or make all required lease payments to Bay View. Borrower defaults resulting in losses in excess of Bay View's allowance for loan and lease losses could have a material adverse effect on Bay View's business, profitability and financial condition.

Single-Family Mortgage Loans

   Single-family mortgage loans still comprise the largest component of Bay View's loan and lease portfolio and are secured primarily by properties located in northern California. Bay View's concentration of these loans results in lower yields and lower profitability for Bay View. These loans are generally made on the basis of the borrower's ability to make repayments from his or her employment and the value of the property securing the loan. Despite Bay View's decision to discontinue the origination of single-family mortgage loans in 1996, Bay View's exposure to these lower-yielding, and relatively low risk assets, has actually increased to approximately $1.4 billion, or 31.0% of Bay View's total gross loan and lease portfolio at March 31, 1999, from $551 million, or 22.9%, at December 31, 1997, primarily due to the acquisition of EurekaBank.

Multi-Family Mortgage and Commercial Real Estate Loans

   Multi-family mortgage and commercial real estate loans are generally considered to be riskier than single-family mortgage loans because multi-family mortgage and commercial real estate loans typically have larger balances to a single borrower or group of related borrowers. In addition, the borrower's ability to repay multi-family mortgage and commercial real estate loans typically depends upon the successful operation of the property or business conducted on the property securing the loan as opposed to a desire by the borrower to continue to occupy the residence on the property securing the loan. These loans may therefore be more adversely affected by conditions in the real estate markets or in the economy generally. For example, if the cash flow from the project is reduced due to leases not being obtained or renewed, the borrower's ability to repay the loan may be impaired. Multi-family mortgage and commercial real estate loans totaled $1.3 billion, or 30.5% of Bay View's total gross loan and lease portfolio, at March 31, 1999. These loans represent Bay View's second largest loan concentration and are also primarily secured by properties located in northern California.

Motor Vehicle Loans and Leases

   Because Bay View's primary focus for motor vehicle loans and leases is on the credit quality of the customer rather than the value of the collateral, the collectibility of a motor vehicle loan or lease is more likely than a single-family first mortgage loan to be affected by adverse personal circumstances. Bay View relies on the borrower's continuing financial stability, rather than the value of the vehicle, for the repayment of a motor vehicle loan and for payment of all required amounts under a motor vehicle lease. Because motor vehicles usually rapidly depreciate in value, it is unlikely that a repossessed vehicle will cover repayment of the outstanding loan balance or unpaid amounts under the terms of the lease.

   In one particular niche that Bay View operates, the typical motor vehicle loan customer desires a longer term and/or higher relative loan amount than is offered by many automobile financing sources. Bay View has therefore been able to charge interest rates of 200 to 300 basis points over the rates typically offered by traditional sources of motor vehicle financing such as banks and captive finance companies. The higher interest rate and longer maturity of the loans increases the risk that the borrower will be unable to repay the loan.

     Bay View retains a residual interest in its motor vehicle-related operating leased assets. The estimated fair market value of the motor vehicle at the end of the contract term of the lease, if any, is reflected as an asset on Bay View's balance sheet over the term of the lease. At March 31, 1999, the residual values related to Bay View's motor vehicle-related operating leases totaled $157.1 million. Bay View's profitability depends, to some degree, upon its ability to realize these residual values. Realization of residual values depends on many factors, several of which are outside Bay View's control, including general market conditions at the time of expiration of the lease, whether there has been unusual wear and tear on, or use of, the motor vehicle and the cost of a comparable new motor vehicle. If, upon the expiration of a lease, Bay View sells or refinances the underlying motor vehicle and the amount realized is less than the recorded value of the residual interest in the motor vehicle, Bay View will recognize a loss reflecting the difference. If Bay View fails to realize its aggregate recorded residual values, Bay View's financial condition and profitability could be adversely affected.

   At March 31, 1999, motor vehicles loans totaled $578.4 million, which was approximately 13.2% of Bay View's total gross loan and lease portfolio. Additionally, operating leased assets totaled $261.2 million at March 31, 1999.

Home Equity Loans

   High loan-to-value home equity loans are subject to increased risk of delinquency and default as compared to single-family first mortgage loans. High loan-to-value home equity loans, which totaled $471.3 million as of March 31, 1999, are secured by a lien, generally junior in priority to a senior lien on the borrower's home. High loan-to-value home equity loans may have, when added to existing senior lien balances, a post-funding combined loan-to-value ratio of up to 125% of the value of the home securing the loan. If a borrower defaults on a high loan-to-value home equity loan, Bay View's security interest will be subordinate to all senior lien balances. It is therefore likely that in the case of default, the collateral for the loan will not be sufficient to cover the principal amount of the loan. In addition, the market value of the properties securing these loans may decline, especially in an economic slowdown or recession. Bay View does not intend to increase its exposure to high loan-to-value home equity loans.

   Bay View's home equity loans, including high loan-to-value home equity loans, totaled approximately $611.4 million, or 14.0% of its total gross loan and lease portfolio, as of March 31, 1999. At March 31, 1999, the average loan-to-value ratio of Bay View's high loan-to-value home equity loan portfolio was 114%. Because of this loan-to-value ratio, Bay View relies principally on the creditworthiness of the borrower for repayment of its high loan-to-value home equity loans and receives interest on these loans at a rate which is higher than the interest rate it receives on single-family first mortgage loans.

Commercial Loans and Leases

   Bay View's commercial loans and leases, which are comprised primarily of asset-based loans, factoring and equipment leases, entail higher risk and are typically made on the value of the collateral provided by the borrower to secure the loan or lease. Most often, this collateral is accounts receivable, although at times Bay View also relies upon collateral such as inventory or machinery. There is little additional credit support provided by the borrower for most of these loans and leases and the probability of repayment is based almost solely on the liquidation of the pledged collateral. As a result, in the case of loans and leases secured by accounts receivable, the availability of funds for the repayment of such loans and leases may be substantially dependent on the ability of the borrower to collect amounts due from its customers. The collateral securing other loans and leases may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. In addition, these loans and leases carry much higher rates of interest than those charged by traditional small business lenders, such as commercial banks, to compensate for the greater risk that our borrowers will be unable to repay their loans or leases. The higher interest rates charged on these loans and leases increase the risk that the borrower will be unable to repay the loan or lease. Commercial loans and leases were $106.4 million, or 2.4% of Bay View's total gross loan and lease portfolio, as of March 31, 1999.

Franchise Loans to Small and Medium-Sized Businesses

   Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans. Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business. In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan or make payments on a lease. Bay View purchased from FMAC approximately $330 million of loans to small and medium-sized businesses, primarily franchise operations, during the first quarter of 1999. These loans represented 7.5% of Bay View's total gross loan and lease portfolio at March 31, 1999. Bay View anticipates that ultimately franchise loans may comprise up to 30% of its total consolidated assets.

Unfavorable or worsened economic conditions or natural disasters in northern California could significantly increase the number of borrowers unable to timely repay their loans, and could result in a decline in the value of the properties securing our loans, which could have a material adverse effect on us.

   Bay View's current loan portfolio is concentrated in certain geographic regions, particularly northern California. The number of borrowers unable to repay their loans may be affected by changes in local economic and business conditions. Unfavorable or worsened economic conditions in northern California could significantly increase the number of borrowers unable to timely repay their loans, and could result in a decline in the value of the properties securing those loans, which could have a material adverse effect on Bay View. In addition, the northern California area has been, and may in the future be, subject to earthquakes and Bay View usually does not require its borrowers to maintain earthquake insurance on properties securing mortgage loans. Accordingly, earthquake damage to properties securing mortgage loans or to properties Bay View owns could have a material adverse effect on Bay View.

Changes in interest rates could have a material adverse effect on Bay View's profitability.

   Bay View's ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income it earns on its interest-earning assets, such as loans, and the interest expense it pays on its interest-bearing liabilities, such as deposits. Certain assets and liabilities, however, may react in different degrees to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. Additionally, some of Bay View's assets, such as adjustable rate mortgages, have features, including payment and rate caps, which restrict changes in their interest rates. As a result, Bay View's net interest margin would be adversely impacted by a rise in interest rates where actual rates on adjustable rate loans do not rise as rapidly as the cost of our funds.

   Factors such as inflation, recession, unemployment, money supply, international disorders, instability in domestic and foreign financial markets, and other factors beyond Bay View's control may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on its loans and payments on its mortgage-backed securities resulting in the receipt of proceeds that may be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although Bay View pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates could still have a material adverse effect on Bay View's profitability.

The competition Bay View faces could adversely affect its profitability.

   Bay View faces competition both in originating loans and leases and in attracting deposits. The competition Bay View faces could adversely affect its profitability. Competition in originating multi-family and commercial real estate mortgage loans comes primarily from savings institutions, commercial banks, mortgage bankers and insurance companies. Bay View competes for these mortgage loans based on interest rates, types of products, loan fees charged and the quality of customer service that it provides to borrowers. Competition in attracting deposits comes primarily from savings institutions, commercial banks, brokerage firms, mutual funds, credit unions and various types of investment companies. Bay View also experiences competition for its motor vehicle loan and leasing programs, primarily from large well-capitalized lending institutions and finance companies, as well as from financing provided directly by automobile manufacturers. Competition for factoring clients comes primarily from small local factors or factors specializing in a specific industry segment, such as trucking or personnel agencies. Competition for asset-based loans comes primarily from small locally based commercial finance companies, large national commercial finance companies and commercial banks. Competition for franchise loans comes primarily from commercial banks, thrift institutions, diversified finance companies, asset-based lenders, speciality franchise finance companies and real estate investment trusts, among others. Due to their size, some of Bay View's competitors may achieve economies of scale and, as a result, offer a broader range of products and services and lower pricing than Bay View currently offers.

Changes in the regulatory structure or the statutes or regulations applicable to Bay View could have a material impact on its operations.

   Bay View and its subsidiaries are subject to extensive regulation, supervision and examination by the Federal Reserve Board, the Comptroller of the Currency and the Federal Deposit Insurance Corporation, which insures Bay View Bank's deposits up to applicable limits. Regulatory authorities have extensive discretion in carrying out their supervisory and enforcement responsibilities, and regulations have been implemented which have increased capital requirements, increased insurance premiums and resulted in increased administrative, professional and compensation expenses. Any change in the regulatory structure or the applicable statutes or regulations could have a material impact on Bay View's operations. Additional legislation and regulations may be enacted or adopted in the future which could significantly affect Bay View's powers, authority and operations, and its competitors which, in turn, could have a material adverse effect on its operations.

Any computer problems due to the Year 2000 issue could adversely affect Bay View's business.

   The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. As a result, any of Bay View's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 which, in turn, could result in system failures or miscalculations causing disruptions in the operations of Bay View and its suppliers and customers. Any computer problems due to the Year 2000 issue could adversely affect Bay View's business.

   The potential impact of the Year 2000 issue on the financial services industry could be material, as virtually every aspect of the industry and processing of transactions will be affected. Due to the size of the task facing the financial services industry and the interdependent nature of its transactions, Bay View may be adversely affected by this problem, depending on whether it and the entities with which it does business address the issue successfully. The impact of the Year 2000 issue on Bay View will depend not only on corrective actions that Bay View takes, but also on the way in which the Year 2000 issue is addressed by governmental agencies, businesses and other third parties that provide services or data to Bay View, or receive services or data from Bay View, or whose financial condition or operational capability is important to Bay View.

   Bay View relies upon third-party software vendors and data processing service providers for the majority of its electronic data processing and does not operate any proprietary programs which are critical to Bay View's operations. Thus, the focus of Bay View is to monitor the progress of its primary software and data processing service providers toward resolving the Year 2000 issue.

   Failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect Bay View's results of operations, liquidity and financial condition. Due to the general uncertainty of the Year 2000 readiness of third-party suppliers and customers, Bay View is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on Bay View's results of operations, liquidity and financial condition. Bay View's Year 2000 compliance program will reduce levels of uncertainty about the Year 2000 issue including questions as to the compliance and readiness of its material third-party providers. Bay View believes that, with the implementation of new and/or upgraded business systems and completion of the Year 2000 compliance program, the possibility of significant interruptions of normal operations has been significantly reduced.

                           FORWARD-LOOKING INFORMATION

   Certain statements contained in or incorporated by reference into this document are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All forward- looking statements involve risks and uncertainties. In particular, any statements regarding the benefits of the merger, as well as expectations with respect to future revenues, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Bay View and FMAC, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things:

     o    the demand for Bay View's and FMAC's products;

     o competitive factors in the businesses in which Bay View and FMAC compete;

     o changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations;

     o    adverse changes occurring in the securities markets;

     o inflation and changes in the interest rate environment that reduce margins or the fair value of financial instruments;

     o general economic or business conditions, either nationally or in the combined company's market areas, that are worse than expected;

     o legislative or regulatory changes that adversely affect our combined business;

     o the timing, impact and other uncertainties of future acquisitions by Bay View; or the success or failure in the integration of their operations;

     o the ability to enter new markets successfully and capitalize on growth opportunities;

     o technological changes, including the Year 2000 issue, that are more difficult or expensive than we expect;

     o    increases in defaults by borrowers and other loan delinquencies;

     o    increases in Bay View's provision for losses on loans and leases;

     o increased costs or other difficulties relating to Bay View's pending acquisition of FMAC;

     o the inability to sustain or improve the performance of Bay View's subsidiaries;

     o    the inability to identify suitable future acquisition candidates;

     o    the  inability  to  achieve  the  assumptions  defined  in Bay  View's
          strategic   plans,   including   any   assumptions   related  to  both
          contemplated and consummated acquisitions;

     o the outcome of pending or threatened legal or regulatory disputes and proceedings;

     o    credit and other risks of lending,  leasing and investment activities;
          and

     o    the inability to utilize net operating loss carryforwards.

   For additional information regarding Bay View, FMAC and the combined company, see "Where You Can Find More Information."

                       SELECTED FINANCIAL DATA OF BAY VIEW

   We are providing the following financial information regarding Bay View to aid you in your analysis of the financial aspects of the merger. We derived this information in part from Bay View's audited financial statements for 1994 through 1998. The information at or for the three-month periods ended March 31, 1999 and 1998 is unaudited and was derived from our unaudited consolidated quarterly financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation at such dates and for such periods have been made. The results of operations for the three-month period ended March 31, 1999 are not necessarily indicative of results that may be expected for the full fiscal year. All information is presented in accordance with generally accepted accounting principles. The per common share data has been restated to reflect the issuance of stock dividends. The information is only a summary and you should read it in conjunction with Bay View's historical financial statements and related notes contained in the annual reports and other information that Bay View has filed with the SEC. This historical financial information has also been incorporated into this document by reference. We have listed the documents that we incorporate by reference under the heading "Where You Can Find More Information."


                               At and For the Three
                                   Months Ended
                                    March 31,                       At and For the Year Ended December 31,
                            ---------------------------  -----------------------------------------------------------------------

                                1999           1998         1998         1997         1996         1995         1994
                            -------------  ------------ ------------  ----------   ----------  ------------ -------------
                                                 (In Thousands, Except Per Share Amounts)

Selected Balance Sheet
  Information(1)
Total assets...............    $5,763,551   $5,341,413   $5,596,232   $3,246,476   $3,300,262   $3,004,496   $3,166,529
Mortgage-backed securities.       583,247      882,773      635,389      470,261      577,613      731,378      921,680
Loans and leases, net......     4,392,979    3,934,008    4,191,269    2,373,113    2,474,717    2,062,268    2,054,563
Deposits...................     3,343,286    3,491,957    3,269,637    1,677,135    1,763,967    1,819,840    1,707,376
Borrowings.................     1,921,787    1,416,807    1,833,116    1,355,976    1,245,537      941,465    1,219,958
Capital Securities.........        90,000           --       90,000           --           --           --           --
Stockholders' equity.......       378,083      388,705      377,811      173,627      200,062      207,977      217,315

Selected Results of Operations
   Information(1)(2)
Interest income............   $   100,021 $     99,063   $  406,363  $   242,244  $   241,755  $   216,463  $   197,326
Interest expense...........       (59,238)     (62,129)    (251,762)    (154,908)    (160,773)    (160,547)    (130,401)
                             ------------ ------------   ----------  -----------  -----------  -----------  -----------
Net interest income........        40,783       36,934      154,601       87,336       80,982       55,916       66,925
Provision for losses on loans
  and leases...............        (5,311)        (660)      (9,114)      (1,952)      (1,898)      (4,284)      (2,367)
Gain (loss) on sale of loans and
  securities...............            --          112        1,060          925       (1,453)      (2,510)      (1,081)
Leasing income.............         9,658           --       11,341           --           --           --           --
Other noninterest income...         6,309        4,091       18,671       11,830       10,017        8,652        8,619
General and administrative
 expenses..................       (26,156)     (27,742)    (113,567)     (71,913)     (58,955)     (57,016)     (47,287)
Dividend expense on Capital
 Securities................        (2,235)          --         (244)          --           --           --           --
Leasing expense............        (6,681)          --       (7,682)          --           --           --           --
SAIF recapitalization
 assessment................            --           --           --           --      (11,750)          --           --
Income from real estate owned,
 net.......................           (17)         (37)         181          543        4,806        1,081           95



                               At and For the Three
                                   Months Ended
                                    March 31,                       At and For the Year Ended December 31,
                            ---------------------------  -----------------------------------------------------------------------

                                1999           1998         1998         1997         1996         1995         1994
                            -------------  ------------ ------------  ----------   ----------  ------------ -------------
                                                 (In Thousands, Except Per Share Amounts)




Selected Results of Operations
  Information (1)(2)
Recovery of (provision for)
  losses on real estate....           (17)          24           59          585          103         (749)        (145)
Amortization of intangible
  assets...................        (2,904)      (2,746)     (11,372)      (4,088)      (2,606)      (3,944)      (2,418)
                                ---------   ----------    ---------   ----------  -----------  -----------   ----------
Income (loss) before income tax
  expense/benefit..........        13,429        9,976       43,934       23,266       19,246       (2,854)      22,341
Income tax (expense) benefit       (6,296)      (4,916)     (21,215)      (9,245)      (8,277)         708       (7,828)
Extraordinary items, net of tax       --            --           --           --           --       (2,544)          --
                               ----------   ----------  -----------  ----------- ------------  -----------  -----------
Net income (loss)..........      $  7,133    $   5,060     $ 22,719     $ 14,021    $  10,969   $   (4,690)    $ 14,513
                                 ========    =========     ========     ========    =========   ==========     ========

Earnings (loss) per diluted share:
  Income (loss) before
   extraordinary items.....         $0.37        $0.24        $1.12        $1.06        $0.79      $(0.15)        $1.01
  Net income (loss)........          0.37         0.24         1.12         1.06         0.79       (0.32)         1.01


Selected Other
Information(1)(2)
Net interest margin(3).....         3.16%        2.90%        3.03%        2.86%        2.57%        1.86%        2.34%
Efficiency ratio(4)........         53.70        67.44        63.88        71.85        64.79        88.30        62.60
Return on average assets(5)          0.51         0.38         0.41         0.45         0.34       (0.15)         0.49
Return on average equity(5)          7.51         5.24         5.87         7.32         5.39       (2.11)         6.79
Ratio of total equity to total       6.56         7.28         6.75         5.35         6.06         6.92         6.86
 assets(6).................
Book value per share(7)....      $  20.10     $  19.20     $  19.77     $  14.38    $   14.98      $ 14.65     $  15.16
Dividend payout ratio(8)...        26.89%       40.16%       35.57%       30.53%       38.61%      (93.75)%      29.70%
Nonperforming assets(9)....       $16,502      $19,468      $18,020      $15,766     $ 24,310    $38,811        $50,577
  Ratio to total assets....         0.29%        0.36%        0.32%        0.49%        0.74%          1.29%      1.60%
Troubled debt re-                $    772    $     388    $     777    $     731   $      509    $15,641        $13,948
   structurings(10)........
  Ratio to total assets....         0.01%        0.01%        0.01%        0.02%        0.02%        0.52%        0.44%


---------------------

(1) Includes the acquisitions of Bay View Credit effective June 1, 1996, Bay View Commercial Finance Group effective April 1, 1997, Ultra Funding effective October 1, 1997, and America First Eureka Holdings, Inc. effective January 2, 1998.

(2) You should also review Bay View's non-GAAP performance measures contained in our historical financial information, which is incorporated by reference, for further discussion of net income (loss), net interest margin, return on average assets, and return on average equity.

(3)  Defined as net interest income divided by average interest-earning assets.

(4) Calculated by dividing general and administrative expenses by operating revenues, defined as net interest income, loan fees and charges, the excess of leasing-related rental income over leasing-related depreciation expense, and other noninterest income, excluding securities gains and losses.

(5) Calculated by dividing net income (loss) by average assets and average equity, respectively. In calculating these ratios, net income for the three months ended March 31, 1999 and March 31, 1998 has been annualized.

(6)  Calculated  by dividing  total equity by total  assets.

(7)  Calculated by dividing total equity by total common shares outstanding.

(8)  Calculated by dividing dividends declared by net income (loss).

(9) Defined as nonaccrual loans, real estate owned through foreclosure and other repossessed assets. Nonaccrual loans are defined as loans 90 days or more delinquent as to principal and interest payments (unless both are well secured and in the process of collection) and loans less than 90 days delinquent designated as nonperforming when we determine that the full collection of principal and/or interest is doubtful.

(10) Defined as loans that have been modified (due to borrower financial difficulties) to allow a stated interest rate and/or a monthly payment lower than those prevailing in the market.

                         SELECTED FINANCIAL DATA OF FMAC

   We are providing the following financial information regarding FMAC to aid you in your analysis of the financial aspects of the merger. We derived this information in part from FMAC's audited financial statements for 1994 through 1998. The information at or for the three-month periods ended March 31, 1999 and 1998 is unaudited and was derived from FMAC's unaudited consolidated quarterly financial statements. However, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation at such dates and for such periods have been made. The results of operations for the three-month period ended March 31, 1999 are not necessarily indicative of results that may be expected for the full fiscal year. All information is presented in accordance with generally accepted accounting principles. The information is only a summary and you should read it in conjunction with FMAC's historical financial statements and related notes contained in the annual reports and other information that FMAC has filed with the SEC. This historical financial information has also been incorporated into this document by reference. We have listed the documents that we incorporate by reference under the heading "Where You Can Find More Information."



                                       At March 31,                       At December 31,                       Predecessor
                                 ------------------------  ----------------------------------------------    -----------------

                                    1999         1998         1998       1997(1)      1996(1)     1995(1)          1994(1)
                                 -----------  -----------  -----------  -----------  ---------  ---------     ------------------
                                                   (In Thousands, Except Per Share Amounts)

Selected Balance Sheet
  Information(2)
Cash and cash equivalents.......    $ 54,989     $ 61,126     $ 33,425    $  7,335    $    --     $    --      $   102
Securities available for sale...      16,664        2,335       16,818      22,870     39,349          --        9,541
Loans and leases held for sale..     251,225      478,656      325,727     343,200     98,915     181,254           --
Loans and leases held for
  investment                         154,329           --      162,928          --         --          --           --
Retained interest in loan
  securitizations...............      30,037       19,070       29,952      21,652      6,908          --           --
Servicing rights................      32,545        2,126       29,905       2,213         --          --           --
Goodwill........................      49,670        4,200       37,353       4,315      4,332       4,226           --
Accrued interest receivable.....       2,351        2,103        2,587       2,758        560       1,108          138
Other assets....................      40,315       11,804       37,619      17,889      10,112      2,460          467
                                   ---------    ---------  -----------  ---------- -----------  ---------     --------
       Total assets.............     632,125      581,420      676,314     422,232    160,176     189,048       10,248

Overdraft ......................          --           --           --          --        171         445           --
Payable to Imperial Credit
  Industries, Inc...............          --           --           --          --     17,728          --           --
Borrowings......................     422,669      404,482      483,763     256,220    125,240     181,632       13,548
Deferred income taxes...........      21,221       19,383       18,045      14,160         --          --           --
Other liabilities...............      36,268       11,918       27,801      13,430     (2,580)      3,198        1,543
                                   ---------    ---------  -----------  ---------- ----------   ---------      -------
      Total liabilities.........     480,158      435,783      529,609     283,810    145,719     185,275       15,091

Minority interest in subsidiary.          59           --          (8)          --         --          --           --
Members' equity (deficit).......          --           --           --          --    $14,457    $  3,773     $(4,843)
Total stockholders' equity......    $151,908     $145,637    $ 146,713    $138,422         --          --           --

                                                                                                               Predecessor
                                                                                                         ---------------------------
                                                                                            For the        For the
                                                                                           Six Months        Six      For the Year
                                        For the Three                                        Ended          Months      Ended
                                         Months Ended             For the Year Ended         December       Ended      December
                                            March 31,                 December 31,             31,         June 30,      31,
                                      --------------------   ------------------------------ ------------ ----------- --------------
                                        1999       1998        1998(4)    1997(1)   1996(1)     1995(1)     1995(1)     1994(1)
                                      ----------  --------   ----------  --------  --------  ----------- ----------- -------------
                                                (In Thousands, Except Per Share Amounts)

Selected Results of Operations
   Information(2)
Revenues:
Gain on sale of loans and
  leases(3) .........................   $ 11,210   $ 16,741    $ 40,146    $ 52,117    $ 18,671   $     --    $     --    $  4,052
Net interest income .................      2,649      4,202      17,119       5,156       1,641        239         154          37
Loan servicing income ...............      6,512      1,254      18,507       3,314       1,191        349         326         306
Trading income(3) ...................      1,641         --          --          --          --         --          --          --
Insurance services income ...........      1,127         --          --          --          --         --          --          --
Loss on transfer of loans to held for
   investment .......................         --         --      (8,845)         --          --         --          --          --
Other income (loss) .................        191        (42)        650        (111)         63         --          --          68
                                                               --------    --------    --------   --------    --------    --------
       Total revenues ...............     23,330     22,155      67,577      60,476      21,566        588         480       4,463
                                        --------   --------    --------    --------    --------   --------    --------    --------

Expenses:
Personnel ...........................      8,455      5,165      26,306      13,636       8,270        356         931       1,723
General and administrative ..........      6,283      4,553      27,460      11,119       3,972        891       1,460       3,468
                                                   --------    --------    --------    --------   --------    --------    --------
       Total expenses ...............     14,738      9,718      53,766      24,755      12,242      1,247       2,391       5,191
                                        --------   --------    --------    --------    --------   --------    --------    --------

Income (loss) before income taxes and
   minority interest in subsidiary ..      8,592     12,437      13,811      35,721       9,324       (659)     (1,911)       (728)
Minority interest in subsidiary .....         67         --          (8)         --          --         --          --          --
Income tax expense ..................      3,410      5,223       5,528      15,001          --         --          --          --
                                        --------   --------    --------    --------    --------   --------    --------    --------
       Net income (loss) ............   $  5,115   $  7,214    $  8,291    $ 20,720    $  9,324   $   (659)   $ (1,911)   $   (728)
                                        ========   ========    ========    ========    ========   ========    ========    ========
Basic income per share                     $0.18      $0.25       $0.29       $0.91
                                        ========   ========    ========    ========
 Weighted-average basic shares
  outstanding......................       28,734     28,716      28,716      22,670
                                      ========== ==========    ========    ========

Diluted income per share ..........        $0.18      $0.25       $0.29       $0.91
                                      ========== ==========    ========    ========
Weighted-average diluted shares
  outstanding .....................       28,737     28,805      28,976      22,670
                                      ========== ==========    ========    ========

-----------------------

(1) From July 1, 1995 through November 18, 1997, FMAC qualified to be treated as a limited liability company, which is similar to a partnership, for federal and state income tax purposes. As a result of terminating FMAC's LLC status upon completion of its initial public offering, FMAC was required to record a one-time non-cash charge of $11.0 million against historical earnings for deferred income taxes. This charge occurred in the quarter ended December 31, 1997 and the year ended December 31, 1997. The selected balance sheet information at December 31, 1994 and the selected results of operations for the year ended December 31, 1994 and for the six months ended June 30, 1995 represent FMAC's predecessor entity.

(2)  Includes the acquisition of Bankers Mutual effective April 1, 1998.

(3) Gain on sale for the years ended December 31, 1998, 1997 and 1996 includes $35.3 million, $56.2 million and $11.5 million of cash gains before hedge gains (losses) of ($34.0) million, ($5.1) million and $0.4 million, of which $13.4 million, $6.6 million and $7.8 million, respectively, represented loan fees. The gain on sale of loans for the December 1995 securitization was not recognized until the first quarter of 1996. Gain on sale for the three months ended March 31, 1999 and 1998 includes $11.2 million and $17.5 million of cash gains before hedge losses of $1.1 million for the three months ended March 31, 1998, of which $2.4 million and $2.4 million, respectively, represented loan fees. Prior to December 31, 1998, FMAC deferred its hedge gains and losses and recorded them as an addition or reduction to the gain on sale. Effective January 1, 1999, trading income is recorded directly through operations as FMAC's financial instruments used to hedge its loans and leases are classified as trading.

(4) Includes $34.0 million in hedge losses incurred primarily during the third and fourth quarters of 1998.

      SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


   The following selected unaudited pro forma condensed combined financial information is based on the historical financial information of Bay View and FMAC and has been prepared to illustrate the effect of the merger and an anticipated issuance of $100 million in Subordinated Notes by Bay View Bank. The merger will be accounted for under the purchase method of accounting. The unaudited pro forma condensed combined balance sheet information gives effect to the merger as if it occurred on March 31, 1999. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had occurred on January 1, 1998.

   We expect that we will incur underwriting and other costs in connection with issuing the notes which will be capitalized, and post-combination integration expenses as a result of combining our companies which will be expensed and which are not reflected in the pro forma information. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, is not necessarily indicative of the results of operations which would have occurred had Bay View and FMAC constituted a single entity since January 1, 1998, and does not attempt to predict or suggest future results.

   The information in the following table is based on the historical financial information that is presented in our prior filings with the SEC. We have incorporated this material into this document by reference. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Where You Can Find More Information."



                                                                       At March 31, 1999(1)
                                                                ------------------------------
                                                                    (Dollars in Thousands)

Pro Forma Condensed Combined Balance Sheet:
     Total assets............................................                $6,539,679
     Long-term borrowings(2).................................                   199,453
     Total stockholders' equity..............................                   565,293

                                                                 Three Months        Year Ended
                                                                Ended March 31,      December 31,
                                                                    1999(1)           1998(1)(3)
                                                               -----------------    ---------------
                                                                      (Dollars in Thousands,
                                                                     Except Per Share Amounts)

Pro Forma Condensed Combined Statements of Income:
     Net interest income after provision for losses on loans and
       leases...........................................            $34,658           $146,575
     Net income.........................................              7,644             11,667
     Net income per common share:
          Basic.........................................                  0.27               0.40
          Diluted.......................................                  0.27               0.39


-------------------------

(1) See "Unaudited Pro Forma Condensed Combined Financial Information" for a description of the assumptions and adjustments used in preparing the unaudited pro forma financial information.

(2) Represents Subordinated Notes issued by Bay View in August 1997 and anticipated $100 million issuance of Subordinated Notes by Bay View Bank.

(3) FMAC's historical results for the year ended December 31, 1998 included $34.0 million in hedge losses incurred primarily during the third and fourth quarters of 1998.

                      UNAUDITED COMPARATIVE PER SHARE DATA
                              OF BAY VIEW AND FMAC

   The following table shows information about our net income per common share, cash dividends declared per common share and book value per common share on a historical and pro forma combined basis. The pro forma combined data is based on the historical financial information of Bay View and FMAC and has been prepared to illustrate the effect of the merger and an anticipated $100 million issuance of Subordinated Notes by Bay View Bank. The merger will be accounted for under the purchase method of accounting. In presenting the pro forma combined information, we assumed that our companies had been merged as of January 1, 1998.

   We expect that we will incur underwriting and other costs in connection with issuing the notes which will be capitalized, and post-combination integration expenses as a result of combining our companies which will be expensed and which are not reflected in the pro forma information. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, is not necessarily indicative of the results of operations which would have occurred had Bay View and FMAC constituted a single entity since January 1, 1998, and does not attempt to predict or suggest future results.

   The information in the following table is based on the historical financial information that is presented in our prior filings with the SEC. We have incorporated this material into this document by reference. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Where You Can Find More Information."



                                                                                          Equivalent
                                                                                          Pro Forma
                                               Bay View          FMAC       Pro Forma     Amount of
                                              Historical      Historical   Combined(1)      FMAC(2)
                                             -----------    ------------ -------------   --------------


For the Year Ended December 31, 1998
Net income per common share:
   Basic ..................................   $ 1.13       $ 0.29(3)      $ 0.40           $ 0.21
   Diluted ................................     1.12         0.29(3)        0.39             0.20
Cash dividends declared per common
  share ...................................     0.40           --           0.40(4)          0.21
At and For the Quarter Ended March 31, 1999
 Net income per common share:
   Basic ..................................   $ 0.37       $ 0.18         $ 0.27           $ 0.14
   Diluted ................................     0.37         0.18           0.27             0.14
Cash dividends declared per common
  share ...................................     0.10           --           0.10(4)          0.05
Book value per common share ...............    20.10         5.28          20.07            10.29


---------------------------

(1) See "Unaudited Pro Forma Condensed Combined Financial Information" for a description of the assumptions and adjustments used in preparing the unaudited pro forma financial data.

(2) The equivalent pro forma amount of FMAC is calculated by multiplying the pro forma combined data by the exchange ratio of .5125.

(3) FMAC's historical results for the year ended December 31, 1998 included $34.0 million in hedge losses incurred primarily during the third and fourth quarters of 1998.

(4) The pro forma cash dividends declared per common share is assumed to be the same as Bay View's historical cash dividends declared per share.

                      COMPARATIVE MARKET VALUE INFORMATION

   The following table sets forth the closing prices per share and aggregate market values of Bay View and FMAC common stock and the equivalent prices per share and market values of FMAC common stock based on an exchange ratio of
0.5125 for the information as of March 10, 1999, the last trading day prior to the public announcement of the proposed merger, and ______________, 1999, the most recent date for which prices were available prior to printing this document.



                                                     Bay View               FMAC            FMAC
                                                    Historical           Historical      Equivalent
                                                -----------------    ----------------  ----------------
                                                    (Dollars in Thousands, Except Per Share Amounts)


On March 10, 1999
    Closing price per common share............         $20.625            $8.313           $10.570
    Market value of common shares (1).........        $394,219          $239,072          $304,008
On __________________, 1999
    Closing price per common share............
    Market value of common shares (1).........


---------------------

(1) Market value based on 19,113,637 Bay View common shares and 28,760,557 FMAC common shares outstanding as of March 10, 1999, and ____________ Bay View common shares and __________ FMAC common shares outstanding as of _____________, 1999, excluding, in each case, shares held in treasury.

     On March 10, 1999, the date preceding public announcement of the proposed merger, the high and low sale prices of FMAC's common stock were $8.50 and $8.1875, respectively.

     Bay View common stock is traded on the New York Stock Exchange under the symbol "BVC." Prior to April 1, 1999, Bay View was traded on the Nasdaq National Market under the symbol "BVCC." FMAC common stock is traded on the Nasdaq National Market under the symbol "FMAX."

                            THE SHAREHOLDER MEETINGS

Dates, Times and Places

     Bay View. This document is being furnished to Bay View shareholders in connection with the solicitation by the Bay View Board of Directors of proxies to be used at the Bay View Special Meeting to be held at the main office of Bay View, located at 1840 Gateway Drive, Third Floor, San Mateo, California, at 1:00 p.m., local time, on Tuesday, August 31, 1999.

     FMAC. This document is being furnished to FMAC shareholders in connection with the solicitation by the FMAC Board of Directors of proxies to be used at the FMAC Special Meeting to be held at the main office of FMAC, located at 1888 Century Park East, Third Floor, Los Angeles, California, at 10:00 a.m., local time, on Tuesday, August 31, 1999.

                    MATTERS TO BE CONSIDERED; VOTES REQUIRED

     Bay View. Each Bay View shareholder may vote at the Bay View meeting on a proposal to adopt the merger agreement and approve issuing Bay View common stock in the merger. Bay View shareholders will also vote on a proposal to amend the 1995 Stock Option and Incentive Plan to increase the number of shares reserved thereunder from 2,000,000 to 2,500,000. Each Bay View shareholder will have one vote at the Bay View meeting for each share of Bay View common stock owned by him or her at the close of business on July 15, 1999. To complete the merger, a majority of the outstanding shares of Bay View common stock must vote FOR the merger proposal. The stock option plan proposal will be approved if a majority of the shares of common stock duly voted on the matter is voted in favor of the proposal. The Bay View Board unanimously recommends that Bay View shareholders vote FOR the merger proposal and the stock option plan proposal.

     If any other action is to be taken by a vote of Bay View's shareholders, it will be authorized by the affirmative vote of the holders of a majority of the shares of common stock duly voted on the matter.

     On the record date for the Bay View meeting, Bay View's directors and executive officers and their affiliates owned approximately 1,231,806, or 6.27%, of the outstanding shares of Bay View common stock, including 981,651 shares of Bay View common stock which may be acquired upon the exercise of options which are exercisable within 60 days of such date. On the record date for the Bay View meeting, FMAC's directors and executive officers and their affiliates did own any of the outstanding shares of Bay View common stock. The directors and executive officers of Bay View have indicated that they intend to vote all shares of Bay View common stock owned by them FOR the merger proposal.

     The affirmative vote of a majority of the shares of Bay View common stock duly voted on the matter may authorize the adjournment or postponement of the Bay View meeting. However, no proxy that was voted against any proposal will be voted in favor of adjournment or postponement to solicit further proxies for such proposal.

     FMAC. Each FMAC shareholder may vote at the FMAC meeting on a proposal to adopt the merger agreement. Each FMAC shareholder will have one vote at the FMAC meeting for each share of FMAC common stock owned by him or her at the close of business on July 19, 1999. To complete the merger, a majority of the outstanding shares of FMAC common stock must vote FOR the merger proposal. The FMAC Board unanimously recommends that FMAC shareholders vote FOR the merger proposal.

     If any other action is to be taken by a vote of FMAC's shareholders, it will be authorized by a majority of the votes cast by the holders of the shares present in person or represented by proxy at the FMAC meeting and entitled to vote on the action.

     On the record date for the FMAC meeting, FMAC's directors and executive officers and their affiliates owned 6,169,938, or 21.5%, of the outstanding shares of FMAC common stock, including 191,000 shares of FMAC common stock which may be acquired upon the exercise of options which are exercisable within 60 days of such date. Bay View does not believe that on the record date for the FMAC meeting, Bay View's directors and executive officers and their affiliates owned any of the outstanding shares of FMAC common stock. The directors and executive officers of FMAC have indicated that they intend to vote all shares of FMAC common stock owned by them FOR the merger proposal.

     In connection with the execution of the merger agreement, FMAX Holdings, LLC, the owner of 10,823,492, or 36.11%, of the outstanding shares of FMAC common stock, entered into a voting agreement with Bay View. Under the voting agreement, FMAX Holdings has agreed not to sell any of its FMAC shares prior to completion of the merger or termination of the merger agreement, and to vote all of its shares for the merger proposal. Bay View and FMAX Holdings have also entered into an election and registration agreement under which FMAX Holdings has agreed to elect to receive cash for all of its shares of FMAC common stock in the merger and Bay View has agreed to register for resale under the Securities Act of 1933 the shares of Bay View common stock FMAX Holdings receives in the merger.

     The affirmative vote of a majority of the votes present in person or represented by proxy at the FMAC meeting may authorize the adjournment or postponement of the FMAC meeting. However, no proxy that was voted against any proposal will be voted in favor of adjournment or postponement to solicit further proxies for such proposal.

                                VOTING OF PROXIES

   All shares of Bay View common stock and FMAC common stock represented by properly executed proxies received at or prior to the applicable meeting, and not revoked, will be voted at that meeting in accordance with the instructions indicated in those proxies.

   Properly executed proxies which do not contain voting instructions will be voted FOR the merger and FOR the stock option plan proposal in the case of Bay View shareholders.

   Brokers who hold shares of Bay View common stock or FMAC common stock for customers in "street" name may vote the shares for Bay View shareholders on the stock option plan proposal but are not authorized to vote on the merger proposal without specific voting instructions. For purposes of determining whether the merger proposal has received the vote of shareholders required for approval, each "broker nonvote" and each abstention is functionally equivalent to a vote "against" the merger proposal. For purposes of determining whether the Bay View stock option plan proposal has received the vote of shareholders required for approval, each "broker nonvote" will have no effect on the matter and each abstention is functionally equivalent to a vote "against" the stock option plan proposal. If any other matters are properly presented at a meeting for consideration, including consideration of a motion to adjourn or postpone that meeting to another time and/or place for the purpose of soliciting additional proxies, the persons named in the relevant form of proxy enclosed herewith and acting thereunder intend to vote on such matters in accordance with their best judgment; provided, however, that no proxy voted against any proposal will be voted in favor of adjournment or postponement to solicit further proxies for such proposal. Neither Bay View nor FMAC knows of any other matters to be brought before the meetings other than those referred to in this document.

Revocability of Proxies

   If your shares are held in your name and not through a broker or other nominee, then you can change your vote at any time before your proxy is voted at the applicable meeting. You can do this in three ways: First, you can send a written statement that you would like to revoke your proxy. Second, you can send a new proxy card. If you are an FMAC shareholder, then you should send your revocation or new proxy card to Raedelle Walker, Corporate Secretary, at Franchise Mortgage Acceptance Company, 1888 Century Park East, Third Floor, Los Angeles, California 90067. If you are a Bay View shareholder, then you should send your revocation or new proxy card to Robert J. Flax, Secretary, at Bay View Capital Corporation, 1840 Gateway Drive, San Mateo, California 94404.
Third, you can attend the applicable meeting and vote in person.

Record Dates; Voting Rights; Quorums

   Bay View. Only holders of record of Bay View common stock at the close of business on July 15, 1999 are entitled to receive notice of and to vote at the Bay View meeting. As of the record date for the Bay View meeting, 18,677,637 shares of Bay View common stock were outstanding. At least 9,338,819 shares of Bay View common stock must be represented in person or by proxy at the Bay View meeting in order for a quorum to be present. "Broker nonvotes" and abstentions are counted for purposes of determining a quorum.

     FMAC. Only holders of record of FMAC common stock at the close of business on July 19, 1999 are entitled to receive notice of and to vote at the FMAC meeting. As of the record date for the FMAC meeting, 29,971,052 shares of FMAC common stock were outstanding. At least 14,985,527 shares of FMAC common stock must be represented in person or by proxy at the FMAC meeting in order for a quorum to be present. "Broker nonvotes" and abstentions are counted for purposes of determining a quorum.

Solicitation of Proxies

   Each company will bear the cost of soliciting proxies from its shareholders, provided that the companies will share equally the cost of printing this document. Arrangements will be made with brokerage firms, nominees,

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



fiduciaries, and other custodians for the forwarding of solicitation materials to the beneficial owners of shares held of record by such persons, and each company will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

   Proxies may be solicited on behalf of each company by mail or personally, or by telephone, telegraph, datagram or other forms of communication, by directors, officers and regular employees of such company and its subsidiaries, none of whom shall receive any additional compensation for such services, but will be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

     ChaseMellon Shareholder Services will assist in the solicitation of proxies by Bay View for a fee of approximately $8,500, plus reasonable out-of-pocket expenses. FMAC has not retained a third-party to assist in the solicitation of proxies.

   Neither Bay View shareholders nor FMAC shareholders should send stock certificates with their proxy cards.

                                   THE MERGER

   The following discussion describes the proposed merger. Because this discussion is a summary, it may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the other documents we have referred you to. See "Where You Can Find More Information."

   A copy of the merger agreement without any exhibits or schedules is attached as Appendix A to this document and is incorporated by reference. We encourage you to read the merger agreement completely and carefully as it is the legal document that governs the merger.

General

   Our Boards have unanimously approved the merger. When the merger is completed:

     o    the separate corporate existence of FMAC will terminate;

     o Bay View, as the surviving corporation, will succeed to all of FMAC's assets and liabilities; o the combined company will be a Delaware corporation called Bay View Capital Corporation; o the certificate of incorporation and bylaws of Bay View then in effect will be the charter documents of the combined company;

     o shareholders of FMAC who receive Bay View common stock in the merger will become shareholders of Bay View;

     o Bay View's shareholders would own approximately 67% of the combined company and FMAC's shareholders the remainder; and

     o    Bay View will  increase its board by one member and will appoint Wayne
          L. Knyal to fill the vacancy.

   We hope to complete this transaction in the third quarter of 1999. Following the merger, Bay View plans to contribute all or substantially all of the assets and liabilities of FMAC to a subsidiary, which will carry on the business of FMAC.

Merger Consideration

   Cash/Stock Election. FMAC shareholders will receive, for each share of FMAC common stock, either $10.25 in cash or .5125 shares of Bay View common stock, and the associated rights under the Bay View Stockholder Protection Rights Agreement, plus cash instead of any fractional share. The cash paid for any fractional share will be in an amount equal to such fraction multiplied by the closing price of Bay View common stock on the last trading day prior to the completion of the merger.

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   Example:  If you own 100 shares of FMAC common  stock,  then after the merger you will be entitled to receive either $1,025 or 51.25 shares of Bay View common stock, or some combination of the cash and stock, for your 100 shares. If you own 100 shares of Bay View common stock prior to the merger, you will continue to hold those shares after the merger.

   On _______________, 1999 the closing price of Bay View common stock was $_____, making the value of .5125 shares of Bay View common stock equal to $______. The closing price of FMAC common stock on that date was $_____. Because these stock prices fluctuate, you will not know when you vote what the shares will be worth when issued in the merger, and the market value of the shares at the time of the merger could be higher or lower than the current market value. You should obtain current stock price quotations for Bay View common stock and FMAC common stock. These quotations are available from your stock broker, in major newspapers and on the Internet.

   Each share of Bay View common stock outstanding immediately prior to the completion of the merger will remain outstanding and unchanged as a result of the merger.

   In addition to the merger consideration that Bay View will pay to the FMAC shareholders, as a result of the merger Bay View will succeed to the obligations under the "earn-out" agreement entered into between FMAC and Bankers Mutual in connection with FMAC's 1998 acquisition of Bankers Mutual. Under this agreement, Bay View is obligated to pay the former Bankers Mutual shareholders up to an aggregate of $30 million through April 1, 2002 if the Bankers Mutual division of FMAC meets certain performance targets. $7.5 million of the contingent cash payments has previously been paid to the former Bankers Mutual shareholders.

   Procedure for Election of Cash and/or Bay View Common Stock. FMAC shareholders will be given the opportunity to elect whether they want $10.25 in cash or .5125 shares of Bay View common stock for each share of FMAC common stock they own. Bay View has selected ChaseMellon Shareholder Services to act as the exchange agent to effect the elections. Approximately 25 days prior to the anticipated merger completion date, the exchange agent will mail to each FMAC shareholder of record as of five days prior to such mailing date an election form and other transmittal materials to be used by the shareholder to elect to receive cash or stock or a combination of both for his or her FMAC shares. For an election form to be effective, it must be properly completed and executed by the FMAC shareholder and returned, along with the FMAC stock certificates as to which the election is being made, to the exchange agent by the election deadline, which is anticipated to be the 20th day after the election form and other material is mailed. Bay View and FMAC currently anticipate that the merger completion date will be September 1, 1999. Based on such anticipated merger completion date, the exchange agent would mail election forms and other transmittal materials on approximately August 7, 1999 to each FMAC shareholder who is a shareholder of record as of August 2, 1999. FMAC will also attempt to cause an election form to be sent to persons who become FMAC shareholders after August 2, 1999. In addition, based on such anticipated merger completion date, the election deadline would be 5:00 p.m., Eastern Time, on August 27, 1999.

   Any election form may be revoked or changed by the person submitting it at or prior to the election deadline. The exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive. Neither Bay View nor the exchange agent will be under any obligation to notify any person of any defect in an election form.

   The actual merger consideration that will be paid to each FMAC shareholder upon completion of the merger may differ from the form of merger consideration elected by such shareholder. Because under the merger agreement the aggregate number of shares of FMAC common shares to be exchanged for shares of Bay View common stock will be equal to 60% of the total number of FMAC common shares issued and outstanding as of the effective time, the extent to which elections by FMAC shareholders will be accommodated will depend upon the respective numbers of FMAC shares designated to receive cash and Bay View common stock. If one type of consideration is oversubscribed, the exchange agent will follow the allocation procedures set forth in the merger agreement and described below. Further, under the merger agreement, no former FMAC shareholder, other than

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



any former FMAC shareholder who had expressly been approved by the appropriate banking regulatory authorities to own more than 9.99% of the Bay View common stock, or for whom no additional approval would be necessary, may beneficially own, control or have the power to vote or dispose of more than 9.99% of the shares of Bay View common stock issued and outstanding after the merger, which could result in the allocation of Bay View common stock to FMAC shareholders electing cash consideration.

   Allocation. Bay View will cause the exchange agent to allocate Bay View common stock and cash among the holders of FMAC common stock within ten business days after the election deadline, unless the merger completion date has not yet occurred, in which case the allocation will occur as soon thereafter as practicable. The exchange agent will effect the allocation in accordance with the election forms, but subject to the following:

   If stock consideration is oversubscribed, each shareholder's stock elections will be reduced pro rata and converted into cash elections until the aggregate stock elections equal 60% of FMAC shares outstanding. If cash consideration is oversubscribed, each shareholder's cash elections will be reduced pro rata and converted into stock elections until the total of aggregate cash elections and dissenting shares equals 40% of FMAC shares outstanding at the effective time.

   If, after the above adjustments, any former FMAC shareholder would own more than 9.99% of the outstanding shares of common stock of the combined company after the merger, other than any former FMAC shareholder who had expressly been approved by the appropriate banking regulatory authorities to own more than 9.99% of the Bay View common stock, or for whom no additional approval would be necessary, that shareholder's stock elections will be reduced to 9.99% of the combined company shares and that shareholder's cash elections will be correspondingly increased. All other shareholders will then have their cash elections converted pro rata to stock elections until the total of the aggregate cash elections and dissenting shares again equals 40% of FMAC common shares outstanding at the effective time.

   Procedures for Exchanging Certificates. ChaseMellon Shareholder Services, as the exchange agent, will mail, together with the election form, a transmittal form to each FMAC shareholder of record as of five days prior to such mailing date advising him or her of the procedure for surrendering to the exchange agent outstanding certificates formerly representing FMAC common stock in exchange for new certificates representing Bay View common stock and/or cash. The exchange agent will also send a transmittal form as soon as reasonably practicable after the completion of the merger to FMAC shareholders who did not tender their FMAC certificates with the election form.
Upon surrender, each certificate representing FMAC common stock will be canceled.

   FMAC common stock certificates should not be returned with the enclosed proxy and should not be forwarded to the exchange agent unless and until you receive the transmittal form.

   No interest will be paid on any cash exchanged for FMAC certificates. Until the certificates are surrendered for shares of Bay View common stock, no dividend or distribution payable to holders of record of Bay View common stock will be paid to any holder of FMAC certificates. However, when those certificates are surrendered for shares of Bay View common stock, any unpaid dividends or distributions will be paid, without interest. After the merger is completed, there will be no transfers on the records of FMAC of its common stock. If a certificate formerly representing shares of FMAC common stock is presented to Bay View or FMAC, it will be forwarded to the exchange agent for cancellation and exchanged for Bay View common stock and/or cash.

   Neither FMAC, Bay View nor the exchange agent or any other person will be liable to any former holder of shares of FMAC common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.


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



Treatment of Stock Options

     Bay View Stock Options. The merger will not cause any changes to the price or terms of outstanding Bay View stock options.

   FMAC Stock Options. When the merger is completed, each FMAC stock option then outstanding will be converted automatically into an option to purchase shares of Bay View common stock. However, the number of shares subject to, and the exercise price of, each of those FMAC stock options will be adjusted as follows:

   o the number of shares of Bay View common stock subject to the new option will be equal to the product of the number of shares of FMAC common stock subject to the original FMAC stock option and .5125, provided that any fractional shares of Bay View common stock resulting from such multiplication will be rounded to the nearest whole share; and

   o the exercise price per share of Bay View common stock under the new option will be equal to the exercise price per share of FMAC common stock under the original FMAC stock option divided by .5125, provided that the exercise price will be rounded to the nearest whole cent.

   With respect to any FMAC stock option that is an incentive stock option under
Section 422 of the United States' tax code of 1986, this adjustment will be effected in a manner consistent with Section 424(a) of the tax code. The duration and other terms of the new option will be the same as the original FMAC stock option except that all references to FMAC will be deemed to be references to Bay View. The FMAC stock options will become fully vested upon FMAC shareholder approval of the merger.

Background of the Merger

   In September 1998, Wayne L. Knyal, President and Chief Executive Officer of FMAC, engaged the services of Credit Suisse First Boston Corporation, or CSFB, for the purpose of assisting FMAC in identifying and evaluating available strategic alternatives. After conducting a review of FMAC, CSFB proposed the sale of FMAC or other possible transactions to a large number of strategic and financial buyers. Approximately 25 prospects were contacted and eight meetings between representatives of FMAC and potential buyers were arranged after those potential buyers signed confidentiality agreements indicating a desire to receive detailed information on FMAC and its assets and liabilities.

   After those preliminary meetings, in November and December 1998, three potential suitors were invited to conduct further due diligence reviews of FMAC, and, from November 30 through December 23, 1998, detailed due diligence meetings took place involving those potential suitors of FMAC. In addition, in December 1998, FMAC received four preliminary indications of interest concerning proposed transactions, including: (i) a potential equity investment in FMAC by a third party; (ii) a potential acquisition by a third party of FMAC stock held by ICII, its largest shareholder, and (iii) two separate indications expressing interest in acquiring a portion, but not all, of FMAC's business. On January 19, 1999, the FMAC Board met and discussed the indications of interest regarding FMAC that had been received to date.

   In January 1999 Bay View and one additional potential strategic acquiror expressed interest in pursuing a transaction with FMAC. FMAC invited those additional suitors to conduct preliminary due diligence investigations of FMAC. On January 28, 1999, Bay View and FMAC entered into a confidentiality agreement and Bay View immediately commenced its review of FMAC and separately commenced negotiations for the purchases of loans from FMAC.

   Messrs. Knyal and Edward H. Sondker, President and Chief Executive Officer of Bay View, held numerous discussions and negotiations during February 1999, exploring a possible merger of FMAC with and into Bay View. On February 18, 1999, FMAC's senior management received an oral indication from representatives of Bay View of a proposed acquisition price per share of $10.50 based upon FMAC's commitment that FMAC would deal

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



exclusively with Bay View. On February 22, 1999, Bay View and FMAC entered into a letter agreement regarding exclusivity, pursuant to which FMAC agreed to grant Bay View exclusivity for a period of 30 days until March 23, 1999. During the period from February 22 to March 10, representatives of FMAC and Bay View began negotiating the terms of a merger agreement and discussed the tax and accounting treatment of the proposed merger; certain regulatory matters; the treatment of employee stock options, awards and benefit plans; and employment agreements with certain key employees of FMAC.

   Each of Bay View and FMAC conducted a review of the other party's credit portfolios and operations, as well as more general financial and legal due diligence during the period from January 28 to March 10, 1999. During this period the FMAC Board directed FMAC's management, legal counsel and financial advisors to continue to pursue the proposed transaction with Bay View and FMAC requested additional information from Bay View inasmuch as a substantial portion of the proposed merger consideration would consist of Bay View common stock.

   In addition, on February 26, 1999, Bay View purchased from FMAC a 99% participation in 60 existing franchise development loans with a total principal balance of approximately $60 million and with maturities from six to 18 months. FMAC agreed to provide a 10% credit loss protection with respect to this pool of loans. And on March 1, 1999, Bay View and FMAC entered into a flow purchase agreement under which Bay View purchases permanent restaurant and energy franchise loans, with original maturities from ten to 20 years, at 103.5% of par. Through March 31, 1999, Bay View has purchased loans with a total principal balance of $270 million under this agreement.

   On March 8, 1999, FMAC's senior management, representatives of CSFB, FMAC's legal counsel and FMAC's accountants discussed with the FMAC Board of Directors at a special meeting of the FMAC Board an overview of the business of Bay View, the terms and conditions of the proposed loan purchases from FMAC by Bay View, the terms of the proposed merger, the rationale for the merger and strategic alternatives to consider other than the proposed merger with Bay View, and certain legal matters and tax considerations relating to the proposed transaction. FMAC's Board reviewed in detail the terms and conditions of the proposed merger and the conditions to closing, and discussed the fiduciary duties of the FMAC Board and other relevant aspects of applicable law. After considering the presentations at the meeting and subject to receipt of CSFB's written opinion, the FMAC Board determined that the merger, upon the terms and conditions set forth in the merger agreement, is fair to and in the best interests of FMAC and its shareholders and unanimously approved the merger and the merger agreement.

   On March 8, 1999, Bay View's senior management, representatives of Lehman Brothers and Bay View's legal counsel discussed with the Bay View Board of Directors at a special meeting of the Bay View Board an overview of the business of FMAC, the terms of the proposed merger, the rationale for the merger and certain legal matters and tax considerations relating to the proposed transaction. Bay View's Board reviewed in detail the terms and conditions of the proposed merger. After considering the presentations at the meeting, the Bay View Board determined that the merger, upon the terms and conditions set forth in the merger agreement, is fair to and in the best interests of Bay View and its shareholders and unanimously approved the merger and the merger agreement.

   From March 8, 1999 until March 11, 1999, the parties negotiated the final terms of the merger agreement. In connection with that negotiation, on March 10, 1999, the final amount and structure of the proposed consideration was agreed upon. See "--Merger Consideration."

   On March 11, 1999, Lehman Brothers delivered its written opinion that, as of that date, based upon and subject to the various considerations set forth in the Lehman Brothers opinion, from a financial point of view, the consideration to be paid by Bay View in the merger is fair to Bay View. On March 10, 1999, CSFB delivered its written opinion that, as of that date, based upon and subject to the various considerations set forth in the CSFB opinion, the merger consideration to be received by the shareholders of FMAC was fair to FMAC shareholders from a financial point of view. See "--Opinion of Bay View Financial Advisor" for a description of the analysis performed by Lehman Brothers in connection with rendering its fairness opinion and "--Opinion of FMAC Financial Advisor" for a description of the analysis performed by CSFB in connection with rendering its fairness opinion. Copies of such fairness opinions are attached hereto as Appendix B and Appendix C, respectively.


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   Following resolution of the remaining legal issues and receipt of an executed voting agreement signed by FMAX Holdings, LLC (see "--Interests of Directors and Officers in the Merger that are Different from Your Interests"), each of FMAC and Bay View executed the definitive merger agreement on March 11, 1999, and issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

   Bay View. Since 1995, Bay View has been building a more diversified financial services company. Bay View has successfully completed the acquisitions of Bay View Credit (f/k/a California Thrift & Loan), an automobile lender, Bay View Commercial Finance Group (f/k/a Concord Growth Corporation), a commercial finance company, Ultra Funding, an automobile lender, and America First Eureka Holdings, Inc., the thrift operations of which were merged into Bay View Bank. Bay View had considered adding to its commercial finance capability, and was receptive when presented with the opportunity to initiate formal discussions with FMAC.

   In negotiating the terms of the merger and in considering its recommendation for the approval of the merger agreement and the issuance of common stock, the Bay View Board considered a number of factors including, without limitation, the following:

     o the effectiveness of the merger in furthering Bay View's basic strategy of building a diversified financial services company.

     o the financial condition, businesses and prospects of Bay View and FMAC; in this regard the Bay View Board considered the detailed financial analyses, pro forma and other information with respect to Bay View and FMAC discussed by its financial advisor, its own knowledge of Bay View, FMAC and their respective businesses, and the results of Bay View's due diligence investigation of FMAC's business.

     o the financial presentation of its financial advisor on March 8, 1999 and the written opinion delivered on March 11, 1999, that the consideration to be paid by Bay View in the merger was fair, from a financial point of view, to Bay View.

     o the exchange ratio and recent trading prices for Bay View common stock and FMAC common stock.

     o (A) the terms and structure of the merger, and (B) the management, management philosophies, and strategic focus and operations of each entity; in this regard the Bay View Board determined that each entity is currently well managed and possesses management philosophies and a strategic focus compatible with that of the other; that each entity will contribute complementary business strengths resulting in a well-diversified combined company; and that Bay View's directors, executives officers and shareholders will have the ability to influence and participate in the management of the combined company in a meaningful way.

     o    the current  and  prospective  economic  and  competitive  environment
          facing  each  entity  and  other  financial   institutions,   and  the
          likelihood of the merger being approved by regulatory authorities.

     o that the merger presents a unique opportunity to expand Bay View's existing operations and that the merger, by creating a combined company that will be larger and stronger than Bay View alone, will enhance acquisition and other opportunities for growth and diversification and will improve the competitive position of the combined company in a consolidating industry.

     o the anticipated financial impact of the merger on the combined company's future financial performance and on Bay View shareholders, including that the merger is expected to be $0.15 accretive to Bay View's earnings per diluted share during the first 12 months following the closing of the merger and $1.13 accretive to Bay View's earnings per diluted share for the second 12 months following the closing of the merger. Although the merger is dilutive to Bay View's pro forma tangible book value per share, defined as Bay View's pro forma stockholders' equity less pro forma intangible assets divided by the pro forma number of

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



          Bay View's common shares outstanding following the merger, Bay View anticipates that tangible stockholders' equity will increase following the merger as the combined company generates earnings and as intangible assets are amortized. The Bay View Board noted that the combined company's ability to achieve such results would depend on various factors, a number of which would be beyond its control, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and that there could be no assurance in this regard. The estimated earnings per diluted share accretion is dependent on Bay View's ability to execute securitizations and generate gains estimated at 2.7% of the securitized amounts. Actual gains greater than or less than 2.7% would impact the estimated earnings per diluted share accordingly. Further, to the extent that Bay View's strategic plans include additional future acquisitions, including acquisitions of depository institutions, Bay View may elect to hold a greater level of FMAC's loan production in its portfolio, thereby reducing the levels of planned securitizations. While lower securitization levels would reduce securitization gains, the higher levels of loans held-for-investment should generate additional net interest income prospectively.

     o the opportunity to replace low yield asset run-off with higher yielding assets.

     o the ability of Bay View to fund FMAC loans at a lower rate than that on FMAC's current funding.

     o that as a subsidiary of Bay View, FMAC could potentially be less dependent on securitizations.

     o the prior experience of Bay View in effecting successful acquisitions, including Bay View's 1998 acquisition of America First and its subsidiary EurekaBank.

     o the expectation that the merger will be tax-free for federal income tax purposes to Bay View and its shareholders and that the merger will be accounted for under the purchase method of accounting.

     o    the  effects  of  the  merger  on  Bay  View's  other  constituencies,
          including  its  senior   management   and  other   employees  and  the
          communities and shareholders served by Bay View.

     o the percentage ownership of Bay View common stock that would be held by the current shareholders of Bay View, as a group, after the merger.

     o    the likelihood of obtaining regulatory approvals.

     o the terms of the merger agreement and the other documents executed in connection with the merger.

   In determining to approve the merger, the Bay View Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. At a meeting held on March 8, 1999, and after deliberating with respect to the merger and considering, among other things, the matters discussed above, the Bay View Board unanimously, with eight directors present and no directors absent, approved and adopted the merger agreement as being in the best interests of Bay View and its shareholders. The Bay View Board is unanimous in its recommendation that holders of Bay View common stock vote FOR the merger. There can be no assurance that the actual results of the merger will be favorable to Bay View or its shareholders. See "Risk Factors."

   FMAC. In negotiating the terms of the merger and in considering its recommendation for the approval of the merger agreement, the FMAC Board considered a number of factors including, without limitation, the following:

     o the terms and conditions of the proposed merger, including the premium to be paid (approximately 23% based on the closing price of FMAC's shares  on the  day  prior  to  announcement  of the  merger  and  the estimated blended value of the merger consideration to FMAC shareholders).

     o the expectation that the transaction would provide tax deferral to FMAC shareholders who receive Bay View common stock in the merger.

     o information regarding historical market prices and other information with respect to the FMAC common stock and the Bay View common stock.

     o the fact that the merger would allow holders of FMAC common stock, if they so elect, and subject to the allocation procedures contained in the merger agreement, to retain an equity interest in the combined entity and the prospects of positive long-term performance of Bay View common stock.

     o    information  concerning  the  business,   assets,  capital  structure,
          financial  performance  and  condition  and  prospects of FMAC and Bay
          View.

     o the benefit of associating with the Bay View name and the ability the merger affords FMAC to utilize the resources of the combined company to provide banking services to FMAC customers.

     o the financial presentation of FMAC's financial advisor, CSFB, on March 8, 1999 and the written opinion dated March 10, 1999 of CSFB to the effect that, as of March 10, 1999 and based upon and subject to certain matters stated in such opinion, the merger consideration was fair, from a financial point of view, to FMAC shareholders.

     o    the  increase  in  market   capitalization   and  liquidity  for  FMAC
          shareholders afforded by a combination with Bay View.

     o the risks involved in FMAC continuing to be reliant upon warehouse lines of credit as its primary source of funding and the sales of loans through securitizations for a substantial portion of its net income.

     o the desire of FMAC to gain greater market strength and market recognition with its customer base by combining with a larger company.

     o the exchange ratio and recent trading prices for FMAC common stock and Bay View common stock.

     o the impact of the merger on employees and customers served by FMAC following the merger.

     o    the likelihood of obtaining required regulatory approvals.

     o FMAC's Board's assessment of FMAC's strategic alternatives to the merger, including remaining an independent company and merging or consolidating with a party or parties other than Bay View. o the terms of the merger agreement and the other documents executed in connection with the merger.

   In determining to approve the merger, the FMAC Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. At a meeting held on March 8, 1999, and after deliberating with respect to the merger and considering, among other things, the matters discussed above, the FMAC Board unanimously, with eight directors present and no directors absent, approved and adopted the merger as being in the best interests of FMAC and its shareholders. The FMAC Board is unanimous in its recommendation that holders of FMAC common stock vote FOR the merger. There can be no assurance that the actual results of the merger will be favorable to FMAC or its shareholders. See "Risk Factors."

Exchange of Financial Forecasts

   In the course of the discussions described in "Background of the Merger," FMAC provided certain internal forecasts regarding anticipated future operations to CSFB.

   The internal financial forecasts regarding FMAC prepared by FMAC's management reflected the following forecasted information:


    Fiscal Year       Total Revenues       Pretax Income         Net Income          Diluted EPS
-----------------  --------------------  ------------------  ------------------  ------------------
                      (Dollars In Thousands, Except Per Share Amounts)

       1999              $136,387             $78,511             $47,107              $1.57


   FMAC's forecasts were prepared for internal budgeting and planning purposes only and not with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. While presented with numerical specificity, the forecasts are based upon a variety of assumptions relating to the business of FMAC and are inherently subject to significant uncertainties and contingencies that are beyond the control of the management of FMAC, including the impact of general economic and business conditions, the competitive environment in which FMAC operates and other factors. See "Forward-Looking Information." Accordingly, actual results may differ materially from those forecasted. Although the Board of FMAC was provided with these internal financial forecasts, the forecasts were only one of many items considered by the Board.

   The inclusion of the forecasts herein should not be regarded as a representation by FMAC or any other person that such forecasts are or will prove to be correct. As a matter of course, FMAC does not make public projections or forecasts of its anticipated financial position or results of operations. Except to the extent required under applicable securities laws, FMAC does not intend to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the date of preparation of such forecasts.

   Bay View did not provide any internal forecasts to Lehman Brothers in the course of the discussions described in "--Background of the Merger."

Opinion of Bay View Financial Advisor

   In connection with serving as the financial advisor to Bay View, Lehman Brothers delivered an oral opinion to the Bay View Board on March 8, 1999 to the effect as of such date, and based upon preliminary terms, and subject to the final form of the merger agreement, from a financial point of view, the consideration to be paid by Bay View in the merger is fair to Bay View. Lehman Brothers subsequently confirmed its oral opinion by delivery of its written opinion dated March 11, 1999 to the effect that as of such date, and based upon assumptions made, matters considered, and limitations as set forth therein, from a financial point of view, the consideration to be paid by Bay View in the merger is fair to Bay View.

   The full text of the Lehman opinion is attached as Appendix B to this document and is incorporated herein by reference. Shareholders may read the Lehman Brothers opinion for a discussion of assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers in rendering its opinion. The summary of the Lehman Brothers opinion set forth in this document is qualified in its entirety by reference to the full text of the Lehman Brothers opinion.

   No limitations were imposed by Bay View on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. The form and amount of the consideration to be received by FMAC's shareholders in the transaction was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Bay View or FMAC, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be paid in the transaction on the basis of the financial and comparative analyses described below. The Lehman Brothers opinion is for the use and benefit of the Bay View Board and was rendered to the Bay View Board in connection with its consideration of the merger. The Lehman Brothers opinion is not intended to be and does not constitute a recommendation to any Bay View shareholder as to how such shareholder should vote with respect to the transaction. Lehman Brothers was not requested to opine as to, and its opinion does not address, Bay View's underlying business decision to proceed with or effect the transaction.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the merger agreement and the specific terms of the transaction, (2) such publicly available information concerning Bay View and FMAC that it believed to be relevant to its analysis, including, without limitation, Bay View's and FMAC's reports on Form 10-K for the year ended December 31, 1997, (3) financial and operating information with respect to the businesses, operations and prospects of Bay View and FMAC furnished to it by Bay View and FMAC, respectively, including with respect to FMAC's remaining obligation relating to earn-out payments of up to $30 million to the former shareholders of Bankers Mutual pursuant to the terms of an asset purchase agreement between FMAC, Bankers Mutual and such former shareholders dated as of March 9, 1998, (4) a trading history of the common stock of Bay View from January 1, 1998 to March 5, 1999 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (5) a trading history of the common stock of FMAC from January 1, 1998 to March 5, 1999 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (6) a comparison of the historical financial results and present financial condition of Bay View with those of other companies that Lehman Brothers deemed relevant,
(7) a comparison of the historical financial results and present financial conditions of FMAC with those of other companies that Lehman Brothers deemed relevant, (8) published estimates of third party research analysts regarding the future financial performance of Bay View and financial projections of FMAC prepared by the management of Bay View, (9) a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant, and (10) the potential pro forma financial impact of the proposed transaction on Bay View. In addition, Lehman Brothers has had discussions with the managements of Bay View and FMAC concerning their respective businesses, operations, assets, liabilities, financial conditions, and prospects and has undertaken such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

   In arriving at its opinion, Lehman Brothers has assumed and relied upon the accuracy and completeness of the financial and other information provided to it without assuming any responsibility for independent verification of such information and has further relied upon the assurances of the managements of Bay View and FMAC that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of FMAC prepared by the management of Bay View, upon advice of Bay View, Lehman Brothers has assumed that such FMAC projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Bay View as to the future financial performance of FMAC and that FMAC will perform substantially in accordance with such projections. Lehman Brothers was not provided with, and did not have access to, financial projections of Bay View prepared by the management of Bay View. Accordingly, upon advice of Bay View, Lehman Brothers has assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Bay View and that Bay View will perform substantially in accordance with such estimates.

   In arriving at its opinion, Lehman Brothers has not conducted a physical inspection of the properties and facilities of Bay View or FMAC and has not made or obtained any evaluations or appraisals of the assets of Bay View or FMAC. In addition, Lehman Brothers is not an expert in the evaluation of loan portfolios or allowance for loan and real estate owned losses and, upon advice of Bay View, it has assumed that the allowances for loan and real estate owned losses provided to it by Bay View and FMAC and used in the Lehman Brothers opinion are in the aggregate adequate to cover all such losses. The Lehman Brothers opinion necessarily is based upon market, economic, regulatory and other conditions as they exist on, and can be evaluated as of, the date of its written letter.

   In connection with the preparation and delivery of its opinion to the Bay View Board, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bay View and FMAC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by Lehman Brothers, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

   Purchase Price Ratio Analysis. Based on price per Bay View share of $20.00, as indicated to Lehman Brothers by the management of Bay View, and a fixed exchange ratio of 0.5125, the implied value to be received by holders of FMAC common stock was $10.25 per share as of March 11, 1999. Based on this transaction value per share, Lehman Brothers calculated the price-to-market, price-to-book, and price-to-earnings multiples in the transaction. The transaction value per share yielded a premium of 25.2% over the closing price of FMAC common stock of $8.19 as of the close of business on March 5, 1999. This analysis also yielded a price-to-book value multiple of 2.01x, a price-to-1998 normalized earnings (whereby FMAC's net income for the first nine months of 1998 was annualized) multiple of 12.1x, a price-to-estimated 1999 earnings multiple of 9.3x, and a price-to-estimated 2000 earnings multiple of 6.8x based on Institutional Broker Estimate System, or IBES, median estimates as of March 5, 1999 of FMAC's 1999 and 2000 earnings. IBES is a data services that monitors and publishes a compilation of earnings estimates produced by selected research analysts regarding companies of interest to institutional investors.

   Selected Comparable Companies Analysis. Using publicly available information, Lehman Brothers compared the financial performance and stock market valuation of FMAC with the following selected finance institutions deemed relevant by Lehman
Brothers: Finova Group Inc., Heller Financial Inc., Newcourt Credit, Imperial Credit Industries Inc., Resource America Inc., Allied Capital, Captec Net Lease Realty, Franchise Finance Corporation and AMRESCO. Indications of such financial performance and stock market valuation, adjusted to reflect an acquisition premium of 20%, included the ratio of stock price to latest 12 month reported earnings, or LTM, (10.8x for FMAC's normalized LTM earnings and a mean and median of 16.1x and 15.1x, respectively, for the comparable companies); the ratio of stock price to estimated 1999 earnings based on IBES estimates (8.4x for FMAC and a mean and median of 11.9x and 12.5x, respectively, for the comparable companies); the ratio of stock price to estimated 2000 earnings based on IBES estimates (6.1x for FMAC and a mean and median of 10.1x and 10.3x, respectively, for the comparable companies); and the ratio of stock price to book value (1.80x for FMAC and a mean and median of 1.68x and 1.47x, respectively, for the comparable companies).


                                                      Median Comparable
               Ratio                    FMAC             Companies
---------------------------      ----------------   --------------------
Price/LTM Earnings                      10.8x            15.1x
Price/1999P Earnings                    8.4x             12.5x
Price/2000P Earnings                    6.1x             10.3x
Price/Book Value                        1.8x             1.47x

   However, because of the inherent differences in the businesses, operations, financial conditions and prospects of FMAC and the companies included in the comparable companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable companies analysis, and accordingly also made qualitative judgments concerning difference between the characteristics of the comparable companies and FMAC that would affect the trading values of FMAC and such companies.

   Selected Comparable Transactions Analysis. Using publicly available information and IBES earnings estimates, Lehman Brothers reviewed certain terms and financial characteristics, including the historical price-to- earnings and price-to-book value ratio of 21 acquisition transactions which Lehman Brothers deemed comparable to the transaction. The comparable transactions considered by Lehman Brothers in its analysis consisted of the following transactions, identified by acquiror/acquiree: Associates First Capital/Fleetwood Credit, First Union/USL Capital Rail Services, GRS Holding/AT&T Capital, Associates First Capital/USL Capital Fleet Services, BankAmerica Leasing & Capital/USL Capital Equipment Leasing, Mellon Bank/ USL Capital Business Equipment Finance, HFS/PHH Corp., TCF Financial/Winthrop Resources, AMRESCO/Commercial Lending Corp., Atlas Copco/Prime Services Inc., General Electric Capital Corp./Trans Leasing International, General Electric Capital Corp./Woodchester Investments, Newcourt Credit Group Inc./AT&T Capital Corp., Fidelity National Financial Inc./Granite Financial Inc., Transamerica Commercial Finance/Cantrex Group, Firstar Corp./Cargill Leasing Corp, GE Capital/Met Life Capital, GE Capital/Colonial Pacific, American Express/Rockford Industries, Fleet Financial/Sanwa Business Credit and FINOVA Group/Sirrom Capital. The values for these transactions for the price-to-LTM earnings ratio and price-to-book value ratio, on a median basis were 17.0x and 2.65x, respectively, and the range of values for these parameters were from 7.8x to 42.5x and 0.7x to 9.8x, respectively, compared to 12.1x and 2.01x, respectively, for FMAC based upon the merger consideration and the closing price of FMAC's stock on March 5, 1999.

   Lehman Brothers also reviewed certain terms and financial characteristics, including historical price-to-earnings and price-to-book value ratios of three additional acquisition transactions of targets that securitized their assets which Lehman Brothers deemed comparable to the transaction. The comparable securitization transactions considered by Lehman Brothers in its analysis consisted of the following transactions, identified by acquiror/acquiree: Green Point Financial/BankAmerica Housing Service, Conseco Inc./Green Tree Financial Corp., and First Union Corp./The Money Store. The values for these transactions for the price-to-LTM earnings ratio and price-to-book value ratio, on a median basis were 16.2x and 4.24x, respectively, and the range of values for these parameters were from 9.0x to 24.2x and 3.23x to 5.25x, respectively, compared to 12.1x and 2.01x, respectively, for FMAC based upon the merger consideration and the closing price of FMAC's stock on March 5, 1999.


                Comparable Transactions Comparable Securitization
        Ratio        The Transaction       (median)        Transactions (median)
-------------------  ------------------  -------------    ----------------------

Price/LTM Earnings          12.1x           17.0x                  16.2x
Price/Book Value            2.01x           2.65x                  4.24x

   However, because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of FMAC and the businesses, operations and prospects of the acquired companies included in the comparable transactions and the comparable securitization transactions, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable transactions analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of those transactions and the proposed merger that would affect the acquisition values of FMAC and such acquired companies.

   Discounted Cash Flow Analysis. Lehman Brothers discounted estimated cash flows of FMAC through the end of 2002 and an estimated terminal value of FMAC common stock, assuming net income based on Bay View management estimates, assuming a dividend rate sufficient to maintain a ratio of book value less goodwill and securitization residuals-to-book assets less goodwill and securitization residuals of 9.00%, assuming a securitization gain of 4.9% for ongoing securitizations, and using a range of discount rates of 14% to 16%. Lehman Brothers derived an estimate of a range of terminal values by applying multiples ranging from 7x to 9x to estimated year 2002 net income. This analysis, and its underlying assumptions, yielded a range of values for FMAC common stock of approximately $11.50 to $16.50.


                                                Discount Rate
                            ----------------------------------------------------
     Terminal Multiple            14.0%             15.0%             16.0%
                            --------------     -------------     --------------
           7.0x                  $12.50            $12.00            $11.50
           8.0x                  $14.50            $14.00            $13.50
           9.0x                  $16.50            $16.00            $15.50

   Pro Forma Merger Analysis. Lehman Brothers analyzed the impact of the transaction on Bay View's estimated earnings per share based on IBES estimates for the 1999 and 2000 earnings of Bay View and based on estimates for the 1999 and 2000 earnings of FMAC as per Bay View management estimates. In connection with this analysis, management projections for cost savings and operating synergies from the transaction were incorporated in Lehman Brothers' analysis. Based on such estimates, assumed growth rates, and projections of cost savings and operating synergies, Lehman Brothers concluded that the transaction would result in accretion of 6.2% and 10.7% to Bay View's earnings per share and cash earnings per share, respectively, in 1999 and accretion of 53.5% and 53.2% to Bay View's earnings per share and cash earnings per share, respectively, in 2000.

   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Bay View Board selected Lehman Brothers because of its expertise, reputation and familiarity with Bay View in particular and the banking and commercial finance industry in general and because its investment banking professionals have substantial experience in transactions similar to this merger.

   As compensation for its services as financial advisor in connection with the transaction, Bay View has agreed to pay Lehman Brothers a fee of $600,000 in connection with the delivery of its opinion and, additionally, Bay View has agreed to pay Lehman Brothers a fee upon consummation of the transaction, of $2,750,000, against which the opinion fee would be credited. In addition, Bay View has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with the transaction and to indemnify Lehman Brothers for certain liabilities that may arise out of its engagement by Bay View and the rendering of its opinion.

   Lehman Brothers is acting as financial advisor to Bay View in connection with the transaction. Lehman Brothers has also performed various investment banking services for Bay View and FMAC in the past and has received customary fees for such services. In the ordinary course of its business, Lehman Brothers may actively trade in the securities of Bay View and FMAC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Opinion of FMAC Financial Advisor

   FMAC retained CSFB to act as its exclusive financial advisor in connection with the merger. CSFB was selected by FMAC's Board of Directors to act as FMAC's financial advisor based on CSFB's qualifications, expertise and reputation, as well as CSFB's investment banking relationship and familiarity with FMAC.

   In connection with CSFB's engagement, FMAC requested that CSFB evaluate the fairness to the shareholders of FMAC from a financial point of view of the consideration to be received by the shareholders of FMAC pursuant to the terms of the merger agreement. On March 8, 1999, the Board of Directors of FMAC met to review the proposed transaction with Bay View and the preliminary terms of the merger agreement. During this meeting, CSFB rendered its oral opinion that, based upon the preliminary terms, and subject to the final form of merger agreement, CSFB believed it would be in a position to render a fairness opinion. CSFB subsequently confirmed in writing on March 10, 1999, that, as of that date, based upon and subject to the various considerations set forth in the CSFB opinion, the proposed consideration to be received by the shareholders of FMAC pursuant to the merger agreement was fair to FMAC shareholders from a financial point of view.

   The full text of the CSFB opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the scope of the review undertaken by CSFB in rendering the CSFB opinion, is attached as Appendix C to this document and incorporated herein by reference. FMAC shareholders are urged to, and should, read the CSFB opinion carefully and in its entirety. The CSFB opinion addresses only the fairness of the proposed consideration to the FMAC shareholders, from a financial point of view, as of the date of the CSFB opinion, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the FMAC special meeting. The summary of the CSFB opinion set forth in this document is qualified in its entirety by reference to the full text of the CSFB opinion.

   In preparing the CSFB opinion, CSFB performed a variety of financial and comparative analyses, including those described below. The following summary of CSFB's analyses is not a complete description of the analyses underlying the CSFB opinion or the presentation made by CSFB to the FMAC Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, it is inherently difficult to partially analyze or summarily describe the fairness opinion. In arriving at its opinion, CSFB did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments about the significance and relevance of each analysis and factor. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

   In performing its analyses, CSFB made numerous assumptions with respect to FMAC, Bay View, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of FMAC or Bay View. No company, transaction or business used in those analyses as a comparison is identical to FMAC, Bay View or the proposed merger, nor is an evaluation of the results of the analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. Any estimates contained in the analyses performed by CSFB do not necessarily indicate actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to necessarily reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates described above are inherently subject to substantial uncertainty. In addition, the CSFB opinion and CSFB's presentation to the FMAC Board were among several factors taken into consideration by the FMAC Board in making its determination to approve the merger. Consequently, the CSFB analyses described below should not be viewed as, and were not, determinative of the opinion of the FMAC Board or FMAC management with respect to the proposed consideration or the proposed merger.

   In arriving at its opinion, CSFB reviewed certain publicly available business and financial information relating to FMAC and Bay View, as well as a draft of the merger agreement. CSFB also reviewed certain other information, including financial forecasts, provided to it by FMAC and Bay View, and met with FMAC's and Bay View's managements to discuss the business and prospects of each of FMAC and Bay View.

   CSFB also considered certain financial and stock market data of FMAC and Bay View, and compared that data with similar data for other publicly held companies in businesses similar to FMAC and Bay View and considered the financial terms of certain other business combinations and other transactions which have recently been effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

   In connection with its review, CSFB did not assume any responsibility for independent verification of any of the foregoing information and relied on it being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed such forecasts were prepared on bases reflecting the best currently available estimates and judgments of the managements of each of FMAC and Bay View as to the future financial performance of FMAC and Bay View and the cost savings and other potential synergies, including the amount, timing and achievability thereof, anticipated to result from the merger. In addition, CSFB was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of FMAC or Bay View, nor was it furnished with any such evaluations or appraisals. The CSFB opinion is necessarily based on financial, economic, market and other conditions as they existed and could be evaluated on March 10, 1999. CSFB did not express any opinion as to the actual value of the Bay View common stock when issued to FMAC's shareholders pursuant to the merger or the prices at which such Bay View common stock will trade subsequent to the merger. In connection with its engagement, CSFB approached third parties to solicit indications of interest in a possible acquisition of FMAC and held preliminary discussions with certain of these parties prior to March 10, 1999.

   The following is a summary of the analyses performed by CSFB in connection with the preparation of the CSFB opinion. The summary of the analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the text of each summary. Consideration of the tables alone without the full narrative description of the analyses, including the underlying assumptions, would create a misleading or incomplete view of the process underlying, and conclusions represented by, the CSFB opinion.

   Valuation Analysis. CSFB analyzed the premium represented by the proposed consideration compared to values for FMAC on a stand-alone basis using two valuation methodologies, a comparable company analysis and a discounted cash flow analysis (without giving effect to the potential net cost savings realizable from the merger). CSFB also analyzed the proposed consideration compared to acquisition values for FMAC using three valuation methodologies, a comparable companies analysis including 25% acquisition premium, a discounted cash flow analysis (giving effect to the potential net cost savings realizable from the merger) and an analysis of prices of recent mergers and acquisitions involving comparable specialty finance companies. These methodologies are discussed below.

   Comparable Companies Analysis. Using publicly available information, CSFB compared selected financial, operating and stock market data as of March 5, 1999 for FMAC to corresponding data of comparable companies. The comparable companies selected reflect a similar commercial mortgage focus and a reliance on securitization in the public markets as a funding source. The comparable companies were:


WMF Group, Ltd.                             AMRESCO, Inc.
CB Richard Ellis Services Inc.              Ocwen Financial Corp.

   Based on the estimated financial data from publicly available research analyst reports for the comparable companies on estimates of equity research analysts, CSFB compared the enterprise values of the selected companies as multiples of actual 1998 fiscal year earnings per share, estimated 1999 fiscal year earnings per share and estimated 2000 fiscal year earnings per share, book value, and tangible book value. The following table shows the low, average and high estimated multiples of the selected companies.

                                 Comparable Companies Analysis

                                            Comparables
                            ---------------------------------------------------
Valuation Metric               Low          Average            High
-----------------------     ---------------------------------------------------

1998A EPS .........            5.0x           7.4x             10.3x
1999E EPS .........            5.3x           6.8x              9.2x
2000E EPS .........            3.7x           5.5x              7.5x
Book Value ........            0.7x           1.2x              1.8x
Tangible Book Value            1.1x           1.7x              2.8x

   CSFB then applied the multiples set forth in the table above to estimates of 1999 and 2000 FMAC earnings per share. CSFB arrived at a valuation range of $5.50 to $9.00 per share based on the comparable companies analysis. These estimates were based upon FMAC's financial forecast for 1999 as described in "--Exchange of Financial Forecasts" on page __, adjusted by FMAC's management after consultation with CSFB to reflect expected gain on sale from securitization in 1999 lower than that in the initial financial forecast.

   Discounted Cash Flow Analysis. CSFB prepared a discounted cash flow analysis using estimates of the future after tax cash flows (dividendable net income) of FMAC from January 1, 1999 through December 31, 2003 based upon FMAC management's financial forecast for 1999, as adjusted. These cash flows were then discounted to a present value using discount rates ranging from 14% to 16% chosen to reflect different required rates of return of holders or prospective buyers of FMAC common stock. CSFB also estimated the terminal values for FMAC common stock at 5 to 8 times FMAC's 2003 estimated net income. The terminal multiples were chosen based on past and current trading multiples of comparable companies. This discounted cash flow analysis indicated a reference range of $6.00 to $10.25 per share for FMAC common stock. CSFB included this analysis because it is a widely used valuation methodology, but noted that the results of the methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

   Stand Alone Valuation Summary. Using the comparable companies analysis and the discounted cash flow analysis, CSFB determined a reference range for the implied stand alone value of FMAC to be between $6.00 and $9.00 per share. The following table summarizes the stand alone valuation of FMAC.

                            Stand Alone Valuation Summary

Methodology                  Low                High
------------------------   ----------       --------------


Comparable Companies         $5.50             $  9.00
Discounted Cash Flow         $6.00              $10.25
Reference Range              $6.00             $  9.00

   Comparable Company Analysis with 25% Control Premium. CSFB performed a comparable companies analysis using the same data and companies as the stand alone comparable companies analysis, but included a 25% control premium in determining the multiple ranges for the selected companies. The following table shows the low, average and high estimated multiples of the selected companies.

                          Comparable Company Analysis with 25% Control Premium
                                            Peer Multiple
                          -----------------------------------------------------

Valuation Metric              Low           Average          High
-------------------      -------------    ----------        -------
1998A EPS .........           6.3x            9.3x           12.8x
1999E EPS .........           6.6x            8.5x           11.6x
2000E EPS .........           4.6x            6.9x            9.4x
Book Value ........           0.9x            1.5x            2.3x
Tangible Book Value           1.4x            2.1x            3.5x

   CSFB determined a valuation range of $6.75 to $11.50 per share based on the comparable companies analysis with a 25% control premium.

   Discounted Cash Flow Valuation. CSFB conducted a discounted cash flow valuation of the potential synergies achievable by Bay View in merging with FMAC's existing operations which FMAC estimated to be cost savings equal to 10% of overhead expenses, phased in 50% in 1999 and 100% in 2000. These cash flows were then discounted to a present value using discount rates ranging from 14% to 16% chosen to reflect different required rates of return of holders or prospective buyers of FMAC common stock. CSFB also estimated the terminal values for FMAC common stock at 5 to 8 times FMAC's 2003 estimated net income. The multiples were chosen based on past and current multiples of comparable merger and acquisition transactions and current trading multiples of comparable companies. CSFB arrived at a valuation range for the estimated synergies of $1.50 to $2.50 per FMAC share.

   Comparable  Acquisitions  Analysis.  CSFB  analyzed the  purchase  prices and
implied  transaction   multiples  paid  in  the  following  selected  comparable
acquisitions in the consumer finance and specialty finance sector:


            Acquiror                           Target                         Announced
------------------------------     -----------------------------        ------------------------

The FINOVA Group Inc.                   Sirrom Capital Corp.                January 7, 1999
Fleet Financial Group, Inc.             Sanwa Business Credit Corp.         November 19, 1998
General Electric Capital Corp.          MetLife Capital                     August 17, 1998
Associates First Capital Corp.          SPS Transaction Services, Inc.      April 18, 1998
Fidelity National Financial, Inc.       Granite Financial, Inc.             November 17, 1997
Newcourt Credit Group, Inc.             AT&T Capital Corp.                  November 5, 1997
Transamerica Corp.                      Whirlpool Financial Corp.           September 18, 1997
TCF Financial Corp.                     Winthrop Resources Corp.            February 14, 1997



   Because of the unique nature of FMAC's business, including FMAC's significant earnings volatility, CSFB did not believe that comparing the merger to the comparable acquisitions provided an accurate basis for judgment. However, the FINOVA/Sirrom transaction was somewhat comparable. The implied value of FMAC using the FINOVA/Sirrom transaction multiples as a metric for comparison is $5.00 to $12.00 per share.

   Change of Control Valuation Summary. As shown in the table below, the valuation analyses yield an implied change of control valuation for FMAC of between $8.00 to $12.00 per share. Given the uniqueness of FMAC relative to other finance companies that have been sold, CSFB placed greater emphasis on the DCF value and comparable companies valuations.

                              Change of Control Valuation Summary


       Methodology                                      Low - High
----------------------------------------------   ------------------------------
Proposed Consideration                                       $10.25
DCF with Change of Control                               $7.50 - $12.75
Comparable Companies with 25% Market Premium             $6.75 - $11.50
Comparable Acquisitions                                  $5.00 - $12.00
Reference Range                                          $8.00 - $12.00

   Pro Forma Capital Ratios. CSFB analyzed the pro forma capital ratios of Bay View upon consummating the FMAC transaction due to the importance of such ratios from a regulatory and capitalization perspective. Bay View's Tier 1 (core) capital ratio pro forma is expected to be 5.21%, above the "well-capitalized" regulatory target of 5.00%.

   Pro Forma Valuation Analysis. Using publicly available information, CSFB compared selected financial, operating and stock market data as of March 5, 1999 for Bay View to corresponding data of comparable companies.
The comparable companies were:


Downey Financial Corp.                   Washington Federal, Inc.

First Federal Capital Corp.              Washington Mutual, Inc.

PFF Bancorp, Inc.                        Golden West Financial Corp.

Interwest Bancorp, Inc.

   CSFB compared the enterprise values of the selected companies as multiples of actual 1998 fiscal year, estimated 1999 fiscal year and estimated 2000 fiscal year cash and GAAP earnings per share, book value, and tangible book value. Cash earnings are defined as revenues less expenses excluding non-cash expenses such as depreciation and amortization. CSFB also estimated the Bay View multiples on a pro forma basis, taking the merger into account. The following table shows the multiples calculated in the pro forma valuation analysis.


                                               Pro Forma Valuation Analysis
                                        Bay View          Bay View Pro Forma        Peers
                                  ----------------    -----------------------   ----------------


Market Price to:
1998A EPS                                 14.3x                  14.3x              12.3x
1999E EPS                                 13.3x                  13.0x              11.6x
1999E Cash EPS                            9.6x                   9.1x               11.4x
2000E EPS                                 11.7x                  10.4x              10.6x
2000E Cash EPS                            8.8x                   7.6x               10.5x
Book Value                                1.1x                   1.0x               1.7x
Tangible Book Value                       1.7x                   2.7x               2.0x



   In addition, CSFB calculated the market value and market float (the amount of common stock not owned by directors and management or their affiliates) as of March 5, 1999, of FMAC, Bay View and Bay View pro forma, taking into account the merger. This analysis indicated that the merger would improve the liquidity of stock held by FMAC shareholders due to significantly increased market capitalization and market float.

   In an engagement letter dated March 1, 1999, between CSFB and FMAC, FMAC agreed to pay CSFB, upon the consummation of the merger, a transaction fee equal to 1.0% of the aggregate consideration in connection with the sale of FMAC. FMAC will also reimburse CSFB for all out-of-pocket expenses resulting from or arising out of its engagement, including the fees and expenses of CSFB's legal counsel. For purposes of CSFB's engagement, aggregate consideration is defined as the total fair market value at closing of all consideration paid or payable, or otherwise to be distributed directly or indirectly, to FMAC or FMAC's shareholders in connection with the sale of FMAC. All consideration includes cash, securities, property, and any other form of consideration. Assuming the closing share price of Bay View on the closing date of the merger were to be $20.00 (the Bay View closing stock price on March 5, 1999), the fee payable to CSFB would be approximately $3.1 million. In addition, FMAC also agreed to indemnify CSFB, its affiliates, the respective directors, officers, partners, agents and employees of CSFB and its affiliates, and each person, if any, controlling CSFB or any of its affiliates, against certain liabilities, including liabilities under the federal securities laws.

   An affiliate of CSFB currently provides a $300 million secured credit facility to FMAC. CSFB is also currently providing merger and acquisition services to Bay View on a separate matter. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of both FMAC and Bay View for its and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Appraisal Rights

   Pursuant to Section 262 of the Delaware General Corporation Law, FMAC shareholders may dissent from the merger and elect to have the fair value of their shares judicially determined and paid in cash, but only if the shareholder complies with the provisions of Section 262. If more than 7% of FMAC shares dissent, Bay View is not obligated to complete the merger. Dissenters' rights of appraisal are not available to Bay View shareholders.

   The following is a brief summary of the statutory procedures to be followed by FMAC shareholders in order to perfect appraisal rights under Delaware law. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, a copy of which is attached as Appendix D to this document.

   To dissent from the merger and demand appraisal, a shareholder must satisfy the following conditions:

     o deliver a written demand for appraisal to FMAC before the vote on the merger;

     o not vote in favor of the merger agreement (the return of a signed proxy which does not specify a vote against the merger agreement or a direction to abstain, will constitute a waiver of such shareholder's right of appraisal); and

     o continuously hold the FMAC shares from the date of the making of the demand through the effective time of the merger.

   If a shareholder fails to comply with any of these conditions and the merger becomes effective, he or she will be entitled to receive the consideration provided in the merger agreement. Failure to vote on the merger proposal will not constitute a waiver of your appraisal rights. Voting against the merger will not satisfy the requirement of a written demand for appraisal.

   All written demands for appraisal should be addressed to: Franchise Mortgage Acceptance Company, 1888 Century Park East, Third Floor, Los Angeles, California 90067, Attention: Raedelle Walker, Secretary, before the vote concerning the merger agreement at the FMAC special meeting, and should be executed by, or on behalf of, the holder of record. If FMAC common stock is owned of record in a fiduciary capacity, as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If FMAC common stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one or two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds FMAC common stock as a nominee for others may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of FMAC common stock in the name of such record owner.

   Within ten days after the merger, Bay View must give written notice that the merger has become effective to each shareholder of FMAC common stock who filed a written demand for appraisal and who did not vote in favor of the merger agreement. Any shareholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from Bay View the appraisal of his or her FMAC shares. Within 120 days after the merger, either Bay View, or any FMAC shareholder who has complied with Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the FMAC shares held by all shareholders entitled to appraisal. Bay View does not presently intend to file such a petition. Inasmuch as Bay View has no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify such shareholder's previous written demand for appraisal.

   If a petition for appraisal is duly filed by a shareholder and a copy is delivered to Bay View, Bay View will then be obligated within 20 days of receipt of such copy to provide the Court of Chancery with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares and with whom agreement as to the value of such shares has not been reached. After notice to such shareholders, the Court of Chancery is empowered to conduct a hearing to determine those shareholders who have complied with Section 262 and who have become entitled to appraisal rights.

   The Court of Chancery will then appraise the FMAC shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined, the Court will direct the payment by Bay View of such value, with interest thereon, simple or compound, if the Court so determines, to the shareholders entitled to receive the same.

   Shareholders who are considering seeking an appraisal should bear in mind that the fair value of their FMAC shares determined under Section 262 could be more than, the same as or less than the consideration they are to receive pursuant to the merger agreement if they do not seek appraisal of their shares.

   Costs of the appraisal proceeding may be assessed against the shareholder by the court as the court deems equitable in the circumstances.

   Failure to comply strictly with these procedures will cause the shareholder to lose his or her appraisal rights. Consequently, any shareholder who desires to exercise his or her appraisal rights is urged to consult a legal advisor before attempting to exercise such rights.

Structure of the Merger

   Subject to the terms and conditions of the merger agreement, and pursuant to the Delaware General Corporation Law, when the merger becomes effective FMAC will merge with and into Bay View, and its separate corporate existence will cease to exist. After the merger, Bay View's shareholders would own approximately 67% and FMAC's shareholders 33% of the combined company.

   The merger will become effective at the time and date as specified in a certificate of merger to be filed with the Delaware Secretary of State. The closing will occur on a date specified by Bay View, but no later than 30 days after the satisfaction or waiver of all the conditions precedent to the merger as set forth in the merger agreement. We anticipate that the merger will be completed during the quarter ending September 30, 1999. However, completion of the merger could be delayed if there is a delay in obtaining the requisite regulatory approvals or for other reasons. There can be no assurances as to if or when such approvals will be obtained or that the merger will occur. If the merger is not completed by January 15, 2000, the merger agreement may be terminated by either Bay View or FMAC, unless the party that wants to terminate the merger agreement is in material breach of any representation, warranty, covenant or agreement contained in the merger agreement and/or related documents. See "--What Needs to be Done to Complete the Merger" and "-- Regulatory Approvals Required."

Representations and Warranties

   The merger agreement contains a number of reciprocal representations and warranties of Bay View and FMAC as to, among other things, due incorporation and good standing, corporate authority to enter into the contemplated transactions, required consents and filings with governmental entities, absence of conflicts with organizational documents and material agreements, capitalization, reports filed with the SEC, financial statements, undisclosed liabilities, litigation, material changes or events, compliance with laws, tax matters, intellectual property, information supplied for use in this document, and the required shareholder approvals.

   When the merger is completed, all representations and warranties of Bay View and FMAC will expire and terminate.

Conduct of Business

   FMAC. FMAC has agreed that prior to the completion of the merger, FMAC and its subsidiaries will conduct its business only in the usual, regular and ordinary course of business, as heretofore conducted; and FMAC will use its commercially reasonable efforts with respect to it and its subsidiaries to maintain properties and assets in their present state of repair, to keep in force all insurance policies, to preserve their business organizations, to keep available the services of officers and key employees, to preserve relationships with customers, investors and others with which they have business dealings and to preserve all rights under directors' and officers' insurance policies. In particular, FMAC has agreed that neither it nor any of its subsidiaries, without the prior written consent of Bay View, will, subject in certain cases to specified exceptions:

     o other than subsidiaries, declare or pay any dividend or other distribution on any of its capital stock;

     o issue any capital stock except pursuant to outstanding options or restricted stock awards, or pursuant to options and bonus stock previously disclosed to Bay View;

     o    redeem or repurchase any capital stock;

     o    reorganize or recapitalize;

     o amend its certificate of incorporation, bylaws or other organizational document;

     o enter into or modify any employment, severance, change of control or benefit agreements;

     o except for borrowings in the ordinary course that do not have any prepayment penalty, borrow funds or guarantee obligations;

     o make any loan, other than loans on retail concepts on which FMAC currently loans that do not exceed $10 million and that would not increase the credit outstanding to any one borrower to more than $15 million;

     o refinance or restructure any loan, except in the ordinary course of business consistent with past practice and prudent lending practices;

     o make any material changes in its underwriting or credit scoring policies;

     o except in the ordinary course of business consistent with past practice and prudent business practices, acquire any investment security, other than securities backed by the full faith and credit of the United States not in the excess of $10 million and other readily marketable securities in excess of $1 million;

     o enter into or modify any agreement or commitment, other than agreements or commitments related to loans or securities, involving an expenditure above $250,000, except as required or desirable for the conduct of business in the ordinary course;

     o except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance;

     o cancel any material indebtedness owing to it or any claims it possesses or waive any rights of material value;

     o sell or dispose of property other than foreclosed property or loans sold in the secondary market;

     o foreclose on or take control of any real property without a phase one environmental report;

     o    knowingly cause a material breach of any agreement or commitment;

     o engage in any activity or transaction outside the ordinary course of business;

     o enter into or modify any futures, swap or other hedging instruments, except in the ordinary course of business consistent with past practices and prudent business practices;

     o knowingly take any action that would materially impede or delay the completion of the merger or the receipt of any regulatory approval or prevent the merger from qualifying as a reorganization under Section 368 of the tax code;

     o    make any material changes in its pricing policies; or

     o engage in any transaction or knowingly take any action that would render untrue in any material respect any representation or warranty of FMAC in the merger agreement.

   Notwithstanding the foregoing, FMAC is permitted to sell its leasing division upon the written consent of Bay View, which consent shall not be unreasonably withheld or delayed. A substantial portion of the leasing division was sold to Federated Capital Corporation effective as of April 30, 1999. It is anticipated that all of the assets and liabilities of the leasing division will be sold prior to the completion of the merger.

   In addition, FMAC has agreed not to encourage or facilitate any transaction which would interfere with the merger. However, certain exceptions are permitted to allow the FMAC Board of Directors to fulfill its fiduciary duties to FMAC's shareholders.

   Bay View. Bay View has agreed that prior to the completion of the merger, Bay View and its subsidiaries will not, without the prior written consent to FMAC:

     o other than subsidiaries, declare or pay any dividend or other distribution on any of its capital stock, except for regular quarterly dividends; or

     o knowingly take any action that would materially impede or delay the completion of the merger or the receipt of any regulatory approval or prevent the merger from qualifying as a reorganization under Section 368 of the tax code.

   Additional FMAC Reserves, Accruals, Charges, and Expenses. FMAC will, on a basis mutually satisfactory to FMAC and Bay View, establish and take all such reserves, accruals and charges and recognize, for financial accounting purposes, such expenses and charges, provided that all conditions to our obligations to complete the merger have been satisfied or waived and that such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws and regulations and the requirements of governmental entities.

Additional Agreements

     Impermissible Activities. FMAC has agreed to use its reasonable best efforts to sell, transfer or otherwise dispose of, on terms satisfactory to Bay View, any of its businesses or activities that would be impermissible for Bay View Bank to engage in for regulatory purposes. The impermissible activities include limited liability company equity investments in certain restaurant franchises. There can be no assurance that such transfer or disposition can be made upon terms favorable to FMAC and Bay View. FMAC shall also sell, transfer or otherwise dispose of prior to the Effective Time, on terms satisfactory to Bay View, any and all of its interests in FMAC Golf Finance Group LLC and FMAC Star Fund, LLP, or, together, the Joint Ventures. Bay View is not obligated to complete the merger unless FMAC disposes of the Joint Ventures prior to the effective time of the merger, unless otherwise agreed.

     FMAC Insurance Agency Business. Bay View has received the approval of the Federal Reserve Board to continue FMAC's insurance agency activities after the merger, provided its activities and the location of its corporate headquarters are conformed to the banking laws within two years. The parties have agreed to cooperate with respect to all matters to assure that Bay View will be permitted for regulatory purposes to continue to operate FMAC's insurance agency business, including the possible relocation of the corporate headquarters of the insurance agency business. For the three months ended March 31, 1999, insurance brokerage fee income related to FMAC's insurance agency business was $1.1 million.

     Fannie Mae DUS Program. The Bankers Mutual division of FMAC participates in the Fannie Mae Delegated Underwriting and Servicing Program. Pursuant to this program, Bankers Mutual originates mortgage loans and sells them to Fannie Mae. However, under certain circumstances involving a default on a loan sold, Bankers Mutual, or Bay View after the merger, would be required to cover certain amounts of any loss on such loan. In addition, because of the obligation to cover certain losses, under federal banking regulations Bay View, after the merger, would be required to hold capital against such sold loans as if Bay View owned 100% of the loans. FMAC has agreed in the merger agreement to take such actions as Bay View may request regarding limiting Bay View's liability under the DUS program after the merger. Such actions may include (i) negotiating with Fannie Mae a favorable amendment to the terms of the DUS program or (ii) selling FMAC's servicing rights in the loans sold to Fannie Mae and the attendant potential liability. FMAC, however, is not required to take any such actions until Bay View agrees to waive any right to terminate the merger agreement. There can be no assurance that Bay View and FMAC will take the action necessary to limit Bay View's potential liability under the DUS program or limit the additional capital requirements that Bay View would be subject to. Even if Bay View's potential DUS program liability is not limited, Bay View would be obligated to complete the merger.

   Stock Listing. Bay View has agreed to list the shares of Bay View common stock to be issued in the merger on the New York Stock Exchange. It is a condition to the completion of the merger that such shares of Bay View common stock be authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

   Employee Benefit Plans. The FMAC employee plans will not be terminated by reason of the merger but will continue thereafter as plans of the combined company until such time as the former FMAC employees are integrated into Bay View employee plans. The combined company is obligated to take all necessary steps as soon as possible following the completion of the merger to integrate the former FMAC employees into the Bay View employee plans, with full credit for prior service with FMAC or any of the FMAC subsidiaries for purposes of vesting and eligibility for participation, but not benefit accruals under any Employee Plan, and co-payments and deductibles, and waiver of all waiting periods and pre-existing condition exclusions or penalties.

Waiver

  At any time prior to the completion of the merger, by action taken or authorized by our Boards, each of us may, to the extent legally allowed, waive compliance by the other party with any term, provision or condition of the merger agreement.

Amendment

   The merger agreement may be amended, whether before or after any shareholder approval, by action taken or authorized by our Boards. However, once the merger agreement is approved by the shareholders of either of us, no such amendment may change the form or value of the consideration to be delivered to the holders of FMAC common stock without the approval of the Bay View and FMAC shareholders.

Confidentiality

   All information disclosed by one of us to the other, except for information that is otherwise public, must be kept confidential and cannot be used by the other except as contemplated by the merger agreement.

What Needs to be Done to Complete the Merger

   To complete the merger, each of the following conditions must be satisfied, unless and to the extent such conditions are waived:

     o    The FMAC and Bay View shareholders have approved the merger agreement.

     o No federal or state court preliminary or permanent injunction or other order preventing the completion of the merger is in effect.

     o All required regulatory approvals and consents to the merger have been received, and all applicable waiting periods have expired.

     o The registration statement relating to the Bay View common stock to be issued in the merger has been declared effective under the Securities Act and is not subject to any stop orders, and no proceeding for a stop order is threatened or pending.

     o Tax opinions have been obtained by Bay View from Silver, Freedman & Taff, L.L.P. and by FMAC from Dewey Ballantine LLP to the effect that the merger will constitute a "reorganization" under Section 368(a) of the tax code and each of Bay View and FMAC will be a party to such reorganization.

     o The Bay View common stock to be issued to FMAC shareholders has been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

   Bay View's obligation to complete the merger is subject to the following additional conditions which Bay View may choose to waive:

     o FMAC's representations and warranties are true in all material respects in all documents provided to Bay View as of the date of the merger agreement and, except to the extent such representations and warranties speak as of an earlier date, the effective time.

     o FMAC has performed in all material respects its obligations under the merger agreement.

     o No governmental authority or court has taken action which would prohibit ownership or operation of all or a portion of FMAC or compel Bay View to dispose of all or a portion of FMAC or render any party unable to consummate the merger.

     o FMAC has not suffered a material adverse effect as defined in the merger agreement.

     o No regulatory authority has imposed any unduly burdensome condition that would substantially deprive Bay View of the economic benefits of the merger, as determined in the reasonable judgment of Bay View.

     o Bay View has received a certificate from FMAC's president and chief executive officer to the effect that certain conditions to the merger have been satisfied.

     o    Bay  View  has  received  certain   customary   agreements  from  FMAC
          affiliates regarding the resale of Bay View common stock received in the merger.

     o FMAC shares asserting dissenters' rights do not exceed 7% of the outstanding shares of FMAC common stock.

     o FMAC's consolidated shareholders' equity determined in accordance with GAAP is not less than $150,000,000, subject to increase by the after-tax amount of costs, fees and expenses of the merger and any reserves, accruals or charges taken by FMAC at the request of Bay View.

     o    FMAC has sold the Joint Ventures.

     o    FMAC has obtained consents under certain material contracts.

     o    FMAC is year 2000 compliant for regulatory purposes.

   FMAC's obligation to complete the merger is subject to the following additional conditions which FMAC may choose to waive:

     o Bay View's representations and warranties are true in all material respects in all documents provided to FMAC as of the date of the merger agreement and, except to the extent such representations and warranties speak as of an earlier date, the effective time.

     o Bay View has performed in all material respects its obligations under the merger agreement.

     o Bay View has not suffered a material adverse effect as defined in the merger agreement.

     o FMAC has received a certificate from Bay View's president and chief executive officer to the effect that certain conditions to the merger have been satisfied.

   There can be no assurance that the requisite regulatory approvals will be obtained to complete the merger. Also, there can be no assurance that all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Either Bay View or FMAC may terminate the merger agreement if the merger is not completed by January 15, 2000. However, the party seeking to do so must not be in material breach of the merger agreement.

Termination of the Merger Agreement; Expenses

   We can mutually agree at any time to terminate the merger agreement without completing the merger, even if the shareholders of both our companies have approved it. Also, either of us can terminate the merger agreement if:

     o a governmental authority denies approval of the merger and the denial has become final and unappealable;

     o    the shareholders of either company fail to approve the merger;

     o the other party materially breaches the agreement and does not cure the breach within 30 days after written notice; or

     o the merger has not been consummated by January 15, 2000 and the terminating party is not then in material breach of the merger agreement.

   Bay View can terminate the merger agreement if FMAC receives an acquisition proposal which it does not reject within ten business days.

   FMAC can terminate the merger agreement (i) if FMAC receives an acquisition proposal on terms and conditions which the FMAC Board of Directors determines, after receiving the advice of its outside counsel, that to proceed with the merger will violate the fiduciary duties of the Board, or (ii) if during a valuation period prior to the anticipated closing date Bay View's average stock price is less than $17.50 and Bay View's stock price has performed at least 12.5 percentage points worse than a peer group index; provided Bay View may void such termination by increasing the exchange ratio to a specified minimum.

   The merger agreement provides that each of us will pay our own expenses in connection with the merger. However, we will divide equally the payment of the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger.

Break-up Fee and Expense Reimbursement

   Under certain circumstances, the party that terminates the merger agreement will be obligated to pay a break-up fee of $8,000,000, in cash on demand in immediately available funds. In this event, the fee would be the other party's sole and exclusive remedy.

   FMAC is to pay Bay View a break-up fee if:

     o FMAC terminates the merger agreement because it has received an acquisition proposal and its Board of Directors determines that to proceed with the merger would violate its fiduciary duties;

     o Bay View terminates the merger agreement because FMAC has received an acquisition proposal which it does not reject within ten days; or

     o the merger agreement is terminated for any reason other than by FMAC due to a material breach by Bay View and one of the following occurs:

          -    FMAC's Special Meeting does not take place by December 31, 1999;

          - FMAC's shareholders fail to approve the merger and the FMAC Board has not favorably recommended the merger; or

          - FMAC's shareholders fail to approve the merger after receiving another acquisition proposal.

   Bay View is to pay FMAC a break-up fee if:

     o the merger agreement is terminated for any reason other than by Bay View due to a material breach by FMAC and one of the following occurs:

          - Bay View's Special Meeting does not take place by December 31, 1999; or

          - Bay View's shareholders fail to approve the merger and the Bay View Board has not favorably recommended the merger.

   Under certain circumstances, if the merger agreement is terminated, either of us may be obligated to pay the other's third-party expenses related to the merger agreement up to a maximum of $500,000. No party may receive this reimbursement if it is in material breach of the merger agreement or if it is entitled to a break-up fee, as described above. Either FMAC or Bay View shall be entitled to reimbursement if its shareholders approve the merger while the other party's shareholders do not. In addition, FMAC shall be entitled to reimbursement if a governmental authority denies approval for the merger and the denial is final and nonappealable, provided that such denial is not the result in whole or in part of FMAC's failure to be year 2000 compliant for regulatory purposes.

Regulatory Approvals Required

   Under the merger agreement, the obligation of Bay View to consummate the merger is subject to the following regulatory conditions:

     o The parties shall have received all applicable regulatory approvals and consents to consummate the merger and all required waiting periods shall have expired.

     o No regulatory authority shall impose any unduly burdensome condition such that it would substantially deprive Bay View of the contemplated economic benefits of the merger, as determined in the reasonable judgment of Bay View.

   Federal Reserve Board. Bay View must receive the prior approval of the Federal Reserve Board under the Bank Holding Company Act to acquire and engage in the activities and investments of FMAC. The Bank Holding Company Act generally limits the activities of bank holding companies to those of banking or managing or controlling banks and to so-called nonbanking activities that are "so closely related to banking as to be a proper incident thereto."

   FMAC's loan and lease origination, sales and servicing activities are nonbanking activities which have been approved as permissible for bank holding companies. FMAC's present insurance agency activities and certain equity investments are not permissible nonbanking activities. Bay View has received the approval of the Federal Reserve Board to acquire these impermissible activities and investments in the merger under a commitment to conform them to permissible nonbanking activities or to divest them within two years.

   The Federal Reserve Board considers the following factors, among other things, in acting on a proposal by a bank holding company to acquire a company engaged in nonbanking activities:

     o The effect of the proposal on competition among entities engaged in the proposed activities in the relevant markets.

     o The public benefits that can reasonably be expected to result from the proposal.

     o The effect of the proposal on the capital adequacy of the bank holding company and each bank involved.

     o Management, internal controls, risk management systems, Year 2000 readiness or other supervisory concerns.

   Bay View filed a notice to acquire FMAC with the Federal Reserve Bank of San Francisco. Within 30 calendar days after receipt of the application, the Federal Reserve Bank shall approve the notice or refer the notice to the Federal Reserve Board for decision. The Federal Reserve Board has approved Bay View's notice and there is no further Federal Reserve Board regulatory waiting period before the merger may be consummated.

   Comptroller of the Currency. Pursuant to the National Bank Act and the regulations of the Comptroller of the Currency, Bay View Bank must receive approvals or file notices as follows:

     o Approval of the noncash contribution by Bay View to Bay View Bank's capital surplus of substantially all of the assets and liabilities to be acquired from FMAC in the merger.

     o Approval of a special cash dividend from Bay View Bank to Bay View to facilitate the consummation of the merger.

     o File notice within ten days after the merger regarding the acquisition and operation of FMAC's loan and lease origination, sales and servicing business in an operating subsidiary.

     o Approval to engage in the insurance agency activities of FMAC Insurance Services, Inc. provided its operations conform to the restrictions on insurance agency activities by national banks.

   FMAC's loan and lease origination, sales and servicing activities are all designated in the regulations of the Comptroller of the Currency as activities eligible for the post-merger notice procedure and which may be performed in an operating subsidiary of a national bank. Bay View Bank also meets the Comptroller of the Currency requirements as an eligible bank for processing and approval of applications, including being well-capitalized and having adequate supervisory and compliance ratings, including its rating under the Community Reinvestment Act in meeting the credit needs of the communities it serves.

   Bay View Bank has submitted all necessary applications to the Western District Office of the Comptroller of the Currency and has received all necessary approvals. The merger can be consummated without any further regulatory waiting period.

Interests of Directors and Officers in the Merger that are Different from Your Interests

   In considering the recommendation of the FMAC Board with respect to the merger, holders of shares of FMAC common stock should be aware that certain executive officers and directors of FMAC have certain interests in the merger that are in addition to the interests of the holders of FMAC common stock generally. The FMAC Board has considered these interests, among other matters, in approving the merger.

   Indemnification; Insurance. Pursuant to the merger agreement, Bay View has agreed that from and after the effective time of the merger, it will indemnify and hold harmless the past and present employees, directors and officers of FMAC and its subsidiaries for all acts or omissions occurring at or prior to the effective time to the same extent such persons are indemnified and held harmless under (i) Delaware law and (ii) FMAC's Certificate of Incorporation and Bylaws.

   Bay View will provide for a period of six years from the effective time, directors' and officers' liability insurance to provide for coverages for acts or omissions of the type and in the amount currently covered by FMAC's existing directors' and officers' liability insurance for acts or omissions occurring prior to the effective time, to the extent such insurance may be purchased or kept in full force without a material increase in premium cost of the premium currently paid by Bay View for its directors' and officers' liability insurance. If such insurance is not available without a material increase in such premium, Bay View will provide, to the extent available at a cost not in excess of 200% of the current annual premium cost, single premium tail coverage, with policy limits equal to FMAC's existing annual coverage limits.

   Directors. The merger agreement provides that, as of the effective time, the current intention of Bay View is that the Board of Directors and Credit Committee of the Bay View Bank subsidiary anticipated to conduct the business of FMAC on a post-merger basis will include persons who are currently officers and directors of FMAC.

   The Board of Directors of Bay View have agreed to take all necessary corporate action so that at the effective time, the class of directors of Bay View with terms expiring in the year 2000 shall include Wayne L. Knyal. Subject to its fiduciary duties, the Board of Directors of Bay View will nominate Mr. Knyal with respect to the Annual Meeting of Shareholders of Bay View scheduled to be held in May 2000 as a director to serve in the class of directors of Bay View with terms expiring in the year 2002.

   Stock Awards; Certain Payments. Pursuant to restricted stock award agreements and the FMAC 1997 Stock Option, Deferred Stock and Restricted Stock Plan, or FMAC Stock Plan, restricted stock awards granted to certain officers of FMAC will fully vest upon FMAC shareholder approval of the merger. The shares of stock subject to such awards will be available to such officers for sale prior to the merger or for exchange in the merger. Pursuant to agreements with certain of such officers, FMAC has agreed to make tax gross up payments to such officers relating to tax liability arising under Section 280G of the tax code.

   Each stock option granted under the FMAC Stock Plan shall fully vest upon FMAC shareholder approval of the merger. To the extent such options are exercised prior to the effective time of the merger, the shares purchased upon exercise may be sold or exchanged in connection with the merger. Each stock option granted under the FMAC Stock Plan that remains outstanding immediately prior to the effective time shall, at the effective time, be converted automatically into a right to purchase shares of Bay View common stock based upon a formula set forth in the merger agreement. See also "-Treatment of Stock Options." All holders of options to purchase FMAC common stock with an exercise price above $10.25 (i.e., out-of-the money options) have been offered the opportunity to cancel such options in exchange for an amount of cash per share subject to option, to be paid by Bay View promptly after the merger, as follows:
$1.85, with respect to options with an exercise price of $18.00; $2.18, with respect to options with an exercise price of $16.32; and $3.79, with respect to options with an exercise price of $11.00.

   The following table sets forth the number of FMAC stock options and restricted stock awards held by each director and executive officer of FMAC as of the record date for the FMAC meeting.



                                                                                              No. of
                                                                             No. of         Restricted
          Name                            Title                              Options       Stock Awards
-------------------------     ------------------------------------         -----------    ----------------

Wayne L. "Buz" Knyal          President, Chief Executive Officer and
                                Director                                        --              --
Kevin T. Burke                Executive Vice President, Capital Markets     50,000             150,000
Peter A. Mozer                Executive Vice President and Chief Credit
                                Officer                                     25,000             100,000
Raedelle Walker               Executive Vice President and Chief
                                Financial Officer                           10,000              55,000
H. Wayne Snavely              Chairman of the Board, Director               40,000
Ronald V. Davis               Director                                      40,000
Perry A. Lerner               Director                                      40,000
Richard S. Loughlin           Director                                      40,000
John E. Martin                Director                                      40,000
Michael L. Matkins            Director                                      40,000
Brad S. Plantiko              Director                                      10,000


   Employment Agreements. All of the officers of FMAC, along with key members of the sales force, are expected to be retained by Bay View following the consummation of the merger to ensure continuity in FMAC's operations. Pursuant to the merger agreement, certain officers of FMAC, including Mr. Knyal, have entered into employment agreements with FMAC, which agreements will be effective at the effective time of the merger. Such agreements will be effective through December 31, 2002 and will automatically renew for successive one-year periods, subject to notice of non-renewal from either party. Each officer will be paid a base salary, subject to possible increases based upon annual review by the Board of Directors. Additionally, each officer may earn an annual performance bonus of up to 100% of his base salary, with such bonus guaranteed in 1999 if the officer is employed by the Bay View subsidiary on December 31, 1999. The officers will also participate in a long-term incentive bonus plan. In connection with the agreements, each officer will be granted stock options to purchase Bay View common stock and will be paid severance upon the occurrence of specified termination events. Pursuant to such severance arrangements, if an officer is terminated without cause, he will receive a lump sum payment equal to (i) 150% of his then-current annual base salary, plus (ii) his annual bonus percentage then in effect, as determined by the company at the beginning of each year in consultation with the officer, multiplied by his then-current annual base salary. If an officer's employment terminates due to disability (as defined in the agreements), he will receive an amount equal to 90 days of his then-current annual base salary. If an officer quits or is terminated for cause he will receive no severance. If the successor entity to FMAC is subject to a change of control and the officer is terminated by the company without cause or terminates his employment for "good reason" (as defined in the agreements), in lieu of any other severance payments, the officer will receive a lump sum payment equal to
(i) 200% of his then-current annual base salary plus (ii) his annual bonus percentage then in effect multiplied by his then-current annual base salary. In addition, the officer shall receive any unpaid annual bonus amount for any completed calendar year. FMAC has also agreed to make tax gross up payments to such officers relating to tax liability arising under Section 280G of the tax code. In addition, Mr. Knyal's employment agreement provides that FMAC shall continue to perform all of its obligations under the split dollar agreement dated June 16, 1998. If a change of control (as defined in the employment agreement) occurs during the term of the agreement or any extension thereof, and while Mr. Knyal is employed by FMAC, then, at Mr. Knyal's option exercisable within 120 days after the change of control, FMAC is required to assign its rights under the split dollar agreement to such person or entity as Mr. Knyal may designate and FMAC shall assign the collateral assignment of the insurance policy referred to in the split dollar agreement to such person or entity as Mr. Knyal may designate. FMAC entered into an agreement on June 16, 1998 with a trust established for the benefit of Mr. Knyal and his spouse. The trust is the owner of a life insurance policy and pursuant to the agreement a portion of the premiums are paid by FMAC.

   The directors, officers and principal shareholders of FMAC and their associates may have had in the past, and expect to have in the future, transactions in the ordinary course of business with Bay View and its subsidiaries and affiliates. The directors, officers and principal shareholders of Bay View and their associates may have had in the past, and expect to have in the future, transactions in the ordinary course of business with FMAC and its subsidiaries and affiliates. Such transactions were, and are expected to be, on substantially the same terms as those prevailing at the time for comparable transactions with others.

Management Following the Merger

   Upon the completion of the merger, Bay View will increase its board by one member and will appoint Wayne L. Knyal to fill the vacancy. Mr. Knyal's term as a member of the Bay View Board will expire in the year 2000. The Bay View Board is obligated by the merger agreement, subject to its fiduciary duties, to nominate Mr. Knyal at the Bay View annual meeting to be held in the year 2000 to serve as a director in the class of directors with terms expiring in the year 2002.

   It is the intention of Bay View to operate FMAC's business through a wholly owned subsidiary of Bay View Bank, which is a wholly owned direct subsidiary of Bay View, with a Board of Directors and credit committee that would include persons who are currently officers or directors of FMAC.

Certain Legal Proceedings

   The predecessor entity to Franchise Mortgage LLC, and Mr. Knyal, among others, were named as defendants in De Wald, et al. vs. Knyal, et al. filed on November 15, 1996 in Los Angeles County Superior Court. The complaint sought an accounting, monetary and punitive damages for alleged breach of contract, breach of fiduciary duty, breach of implied covenant of good faith and fair dealing and fraud arising from an alleged business relationship. On March 25, 1999, the Superior Court entered an order in connection with the action, a portion of which was stayed on March 29, 1999. The stayed portion included, among other things, an order to dissolve Franchise Mortgage Acceptance Co., L.P., or FMACLP, a partnership of which FLRT, Inc. is the general partner and which was formed in 1991 to originate and securitize franchise loans, and an order requiring an accounting by FLRT, Inc. and Mr. Knyal to the limited partners of FMACLP. The unstayed portion of the order includes a finding, among other things, that Mr. Knyal and FLRT, Inc. breached the FMACLP partnership agreement and that the limited partners of FMACLP have a right to a portion of the shares of FMAC owned by FLRT, Inc. or Mr. Knyal, and of the proceeds realized from any sale of FLRT, Inc.'s or Mr. Knyal's FMAC shares after November 1997. The order also states that Mr. Knyal and FLRT, Inc. may not dispose of or encumber any shares of FMAC held by either of them, and that Mr. Knyal may not dispose of or encumber any shares of FLRT, Inc. held by him.

   On April 6, 1999, a verdict was rendered in the  Superior  Court  whereby Mr.
Knyal and FLRT, Inc. were ordered to pay approximately $24.3 million in compensatory damages and $8 million in punitive damages for breach of fiduciary duty and fraud. Counsel to the predecessor entity and Mr. Knyal believe that the verdict is without basis, that reversible error occurred during the course of the trial and in connection with the rendering of the verdict and such counsel and Mr. Knyal intend to vigorously appeal the verdict. Although FMAC is not a party to the action, Imperial Credit Industries, Inc., Mr. Knyal and FLRT, Inc. have agreed to indemnify FMAC against any and all liability that FMAC and its shareholders, other than Imperial Credit, Mr. Knyal and FLRT, Inc., may incur as a result of this lawsuit.

Accounting Treatment

   The merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of FMAC will be recorded on the books of Bay View at their respective fair values at the time of completion of the merger, with the excess, if any, allocated to goodwill.

Resale of Bay View Common Stock; Restrictions on Transfer

   The Bay View common stock issued to FMAC shareholders in the merger will be freely transferable under the Securities Act, except for shares issued to FMAC shareholders who may be deemed to be affiliates of Bay View for purposes of Rule 144 under the Securities Act or affiliates of FMAC for purposes of Rule 145 under the Securities

Act. Persons who may be deemed to be affiliates generally include executive officers, directors and 10% shareholders, who control, are controlled by, or are under common control with Bay View or FMAC at the time of the special meetings, or the combined company at or after the completion of the merger.

   This document does not cover any resales of Bay View common stock to be received by FMAC shareholders upon completion of the merger, and no person is authorized to make use of this joint proxy statement/prospectus in connection with any such resale.

   Bay View has agreed to register for resale under the Securities Act of 1933 the shares of Bay View common stock to be received by FMAX Holdings, LLC, the largest FMAC shareholder, and an affiliate of FMAC, upon completion of the merger.

Material United States Federal Income Tax Consequences

   The following discussion summarizes the material United States federal income tax consequences of the merger to United States persons who hold shares of FMAC common stock as capital assets within the meaning of the tax code, and participate in the merger transaction. It does not purport to be a complete analysis or description of all potential federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not discuss the tax consequences that might be relevant to FMAC shareholders subject to special treatment under United States federal income tax law such as:

     o    dealers or brokers in securities;

     o    tax-exempt entities;

     o    financial institutions;

     o    insurance companies;

     o    foreign persons;

     o persons that hold FMAC common stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction; and

     o holders who acquired shares of FMAC common stock through the exercise or cancellation of employee stock options or as compensation through other means.

   Further, this discussion does not address any non-income tax considerations or describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction. This discussion is based on the United States' tax code and regulations promulgated thereunder, applicable administrative rulings and judicial precedent currently in effect, and on certain factual assumptions. There can be no assurance that there will not be changes in the legal authorities on which this discussion is based (which changes could be retroactive), or that there will not be a change in the facts or the validity of the factual assumptions underlying this discussion, that could alter or modify the statements and conclusions below and could affect the tax consequences of the merger.

   Neither Bay View nor FMAC plans to obtain any rulings from the IRS concerning tax issues with respect to the merger. However, consummation of the merger is conditioned upon, among other things, each of FMAC and Bay View receiving an opinion of its tax counsel on the date of the merger. Dewey Ballantine LLP is acting as tax counsel to FMAC; Silver, Freedman & Taff, L.L.P. is acting as tax counsel to Bay View. Neither company currently intends to waive receipt of an opinion from its tax counsel as a condition to consummation of the merger. However, if either company should make a determination to waive this condition and will not receive an opinion from its tax counsel on the date of the merger, the company will circulate a revised disclosure statement and resolicit proxies to approve the merger. The opinions of tax counsel will be dated as of the date of the merger and will be based on the U.S. federal income tax laws in effect as of that date. The opinions will state that, on the basis of the facts, certain representations to be made by FMAC and Bay View, among others, and assumptions set forth in the opinions:

     o the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the tax code; and

     o Bay View and FMAC will each be a party to the reorganization within the meaning of Section 368(b) of the tax code.

   An opinion of tax counsel represents counsel's legal judgment, but has no binding effect or official status of any kind. The IRS may assert contrary positions. Moreover, contrary positions may be adopted by a court, if the positions are litigated.

   In order for FMAC and Bay View to receive the opinions of their tax counsel, the FMAC shareholders must receive in the merger a significant continuing ownership interest in Bay View in the form of Bay View common stock. Based on the current value of the Bay View common stock as of the date of the mailing of this document, the portion of the merger consideration consisting of Bay View common stock (in relation to the portion consisting of cash) should qualify as a significant continuing ownership interest within the meaning of existing legal precedents. However, in order for FMAC and Bay View to receive the opinions of tax counsel described above, the portion of the merger consideration consisting of Bay View common stock must qualify as a significant continuing ownership interest based on the value of the Bay View common stock as of the date of the merger.

   Subject to the foregoing, assuming the opinions of Dewey Ballantine LLP and Silver, Freedman & Taff, L.L.P. are rendered to FMAC and Bay View, respectively, the material United States federal income tax consequences of the merger to FMAC shareholders are expected to be as follows:

     o FMAC Shareholders Receiving Only Bay View Stock. If you receive only Bay View common stock in the merger, you will not recognize gain or loss on the conversion of your shares of FMAC common stock into shares of Bay View common stock pursuant to the terms of the merger, except to the extent that you receive cash in lieu of fractional shares. If you receive cash in lieu of a fractional share of Bay View common stock, you will recognize gain or loss equal to the difference between the cash you receive and the part of basis of the FMAC common stock allocated to the fractional share interest. Any such gain or loss will generally be a capital gain or loss.

          Your tax basis in the Bay View common stock you receive will be the same as the tax basis of the shares of FMAC common stock you surrender in the merger, less any proportionate part of your basis allocable to any fractional share interest in Bay View common stock for which you receive cash. Your holding period for the Bay View common stock you receive will include the holding period of the FMAC common stock you surrender in the merger.

     o FMAC Shareholders Receiving Both Bay View Stock and Cash. You may receive both Bay View common stock and cash in exchange for your FMAC common stock if you elect to receive cash for only part of your FMAC common stock and receive Bay View common stock for the remainder, or if you elect to receive solely cash or solely Bay View common stock and the amount of cash or Bay View common stock is subject to proration. If you fall into this category:

     o    You will recognize gain, if any, in an amount equal to the lesser of

               - the excess of the consideration you receive, including both the fair market value of the Bay View common stock and cash, over the basis of the FMAC common stock you surrender in the merger, or

               -  the amount of cash you receive.

     o    You will not recognize any loss.

     o Your basis in the Bay View common stock you receive will be equal to the basis of the FMAC common stock you surrender in the merger, decreased by the amount of cash you receive, and increased by the amount of gain, if any, you recognize, including any amount of gain treated as a dividend as described below.

     o Your holding period for the Bay View common stock you receive will include the holding period of the FMAC common stock you surrender in the merger.

     If you own both FMAC common stock and Bay View common stock or own blocks of FMAC common stock with different tax bases, you are urged to consult your own tax advisors with respect to the application of the foregoing rules to your particular situation.

     If you recognize any gain by virtue of the rules described above, you will need to know whether the character of that gain is capital or ordinary. Any gain you recognize will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend to you under Section 302 of the tax code, as described below. Capital gain may be subject to preferential tax rates in the case of individuals. Your capital gain will constitute long-term capital gain if you held the FMAC common stock for more than one year prior to the date of the merger.

     Any gain that you recognize  should avoid being treated as a dividend under
Section 302 of the tax code provided:

     o the percentage of the outstanding Bay View stock you owned both actually and under the constructive ownership rules of Section 318 of the tax code, measured after giving effect to the merger, is less than 80% of the percentage of the outstanding Bay View stock that would have been owned actually and constructively by you after the merger if Bay View had issued solely common stock in the merger and none of the merger consideration had been paid in cash, or

     o your relative stock interest in Bay View is minimal, you exercise no control over the affairs of Bay View, and the percentage of the outstanding Bay View stock you owned both actually and under the constructive ownership rules of Section 318 of the tax code, measured after giving effect to the merger, is less (by even a small margin) than the percentage of the outstanding Bay View stock that would have been owned actually and constructively by you after the merger if Bay View had issued solely common stock in the merger and none of the merger consideration had been paid in cash.

          The constructive ownership rules of Section 318 of the tax code, mentioned above, treat you as owning (i) stock owned by certain family members, (ii) stock owned by certain entities in which you have an interest, and (iii) stock that could be acquired by you by the exercise of an option or conversion right. Similarly, an entity may be deemed to own stock that is actually owned by persons who have an interest in the entity, such as stockholders, partners or beneficiaries.

          If your receipt of cash has the effect of the distribution of a dividend under the foregoing rules, recognized gain will be treated as a dividend taxable at ordinary income rates only to the extent of your ratable share of undistributed earnings and profits immediately prior to the merger.

     o FMAC Shareholders Receiving Only Cash. If you receive solely cash in exchange for your FMAC common stock, you will be treated as receiving a distribution in redemption of your stock. If you fall into this category, the cash you receive will generally be treated as a distribution in full payment in exchange for your FMAC common stock, and you will recognize gain or loss equal to the difference between the amount of cash you receive and the basis in the FMAC common stock you surrender. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if such stock was held for more than one year prior to the date of the merger. However, if you are not treated as completely terminating your interest because of the  application  of the  constructive  ownership  rules of
          Section 318 of the tax code (described above), under certain circumstances the full amount of cash you receive may be treated as a dividend taxable at ordinary income rates to the extent of undistributed earnings and profits immediately prior to the merger, under Section 302 of the tax code (see discussion above).

   Reporting Requirements and Backup Withholding. Each shareholder receiving Bay View common stock as a result of the merger will be required to retain records and file with the shareholder's federal income tax return a statement containing facts relating to the merger.

   Backup withholding at a 31% rate may apply with respect to payments received in the merger unless the recipient (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide its correct taxpayer identification number may have to pay penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder's federal income tax liability provided that any required information is furnished to the IRS.

   Because the foregoing discussion does not address foreign, state, or local taxation and does not deal with all aspects of federal taxation, and the tax consequences will not be the same for all shareholders, you should consult your own tax advisor as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of foreign, state, local and other tax laws and the possible effect of any proposed changes in the tax law.

Dividends after the Merger

   Although the payment of dividends by Bay View in the future will depend on business conditions, Bay View's financial condition and earnings and other factors, Bay View expects to declare regularly scheduled dividends consistent with the practices of Bay View prior to the merger. The merger agreement does not permit FMAC to declare or pay any dividend or other distribution and restricts Bay View from declaring or paying any dividend or other distribution in respect of its capital stock, other than its regularly scheduled dividend in amounts as it should determine from time to time, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the completion of the merger.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following Unaudited Pro Forma Condensed Combined Financial Information is based on the historical financial statements of Bay View and FMAC and has been prepared to illustrate the effect of the merger and an anticipated issuance of $100 million in Subordinated Notes by Bay View Bank.

   The Unaudited Pro Forma Condensed Combined Balance Sheet is as of March 31, 1999. The Unaudited Pro Forma Condensed Combined Statements of Income for the year ended December 31, 1998 and for the three-month period ended March 31, 1999 assume that both the merger and the issuance of the Subordinated Notes occurred as of January 1, 1998.

   The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the historical financial statements and accompanying disclosures contained in Bay View's first quarter 1999 Form 10- Q/A and 1998 Form 10-K/A and FMAC's first quarter 1999 Form 10-Q and 1998 Form 10-K/A, which are incorporated into the document by reference.

   The merger will be accounted for under the purchase method of accounting. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is generated to the extent that the merger consideration, including certain acquisition and closing costs, exceeds the fair value of net assets acquired. Based on the information currently available, the merger is expected to initially generate approximately $206 million in goodwill, excluding the $22.5 million remaining potential obligation under the "earn-out" agreement entered into between FMAC and Bankers Mutual in connection with FMAC's 1998 acquisition of Bankers Mutual. It is estimated that this goodwill will be amortized on a straight-line basis over 15 years. The actual goodwill arising from the merger will be based on the merger consideration, including certain acquisition and closing costs, and fair values of assets and liabilities on the date the merger is consummated. No assurance can be given that the actual goodwill amount arising from the merger or the goodwill amortization period will not be more or less than the amount or period currently contemplated in the Unaudited Pro Forma Condensed Combined Financial Information.

   We expect that we will incur underwriting and other costs in connection with issuing the Subordinated Notes which will be capitalized, and post-combination integration expenses as a result of combining our companies which will be expensed and which are not reflected in the Unaudited Pro Forma Condensed Combined Financial Information. Additionally, the Unaudited Pro Forma Condensed Combined Financial Information is based on a number of assumptions, estimates and uncertainties including, but not limited to, estimates of the fair values of assets acquired and liabilities assumed, the number of FMAC common shares outstanding immediately prior to the merger consummation and estimated acquisition and closing costs.

   The Unaudited Pro Forma Condensed Combined Financial Information assumes the issuance of approximately 9.4 million of Bay View's common shares to effect the merger. However, the actual number of shares issued may be more or less than this amount depending upon, among other things, the actual number of FMAC shares outstanding immediately prior to the merger consummation.

   As a result of these assumptions, estimates and uncertainties, the accompanying Unaudited Pro Forma Condensed Combined Financial Information does not purport to describe the actual financial condition or results of operations that would have been achieved had the merger and the issuance of Subordinated Notes in fact occurred on the dates indicated, nor does it purport to predict Bay View's future financial condition or results of operations.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1999



                                                                      Pro Forma Adjustments                  Pro Forma
                                           Bay View        FMAC         Debit      Credit      Total          Bay View
                                        --------------    --------   ---------   ----------  ---------      ----------------------
                                                                  (Dollars in Thousands)

ASSETS:
Cash and cash equivalents.......          $147,918        $ 54,989     $100,000   $134,033    $(34,033)(1)       $ 168,874
Securities available-for-sale:
  Investment securities.........             4,932          16,664      925,000                925,000 (2)         946,596
  Mortgage-backed securities....            12,783              --                                  --              12,783
Securities held-to-maturity:
  Investment securities.........                --              --                                  --                  --
  Mortgage-backed securities....           570,464              --                                  --             570,464
Loans and leases held-for-sale..                --         251,225                                  --             251,225
Loans and leases held-for-investment,
  net of allowance for losses.........   4,392,979         154,329                 925,000     925,000)(2)       3,622,308
Investment in operating leased assets,
  in operating leased assets, net          261,237              --                                  --             261,237
Investment in stock of the FHLB of San
  Francisco.....................            87,245             --                                   --              87,245
Investment in stock of the Federal
  Reserve Bank..................            12,154              --                                  --              12,154
Real estate owned, net..........             2,070              --                                  --               2,070
Premises and equipment, net.....            23,797           6,968                                  --              30,765
Intangible assets...............           131,517          49,670      205,706     49,670     156,036 (3)         337,223
Other assets....................           116,455          98,280       22,000                 22,000 (4)         236,735
                                        ----------        --------                            --------           ---------
  Total Assets..................        $5,763,551        $632,125                           $ 144,003          $6,539,679
                                        ==========        ========                           =========          ==========

LIABILITIES AND STOCKHOLDERS'
EQUITY:
Liabilities
Deposits........................        $3,343,286              --                                  --          $3,343,286
Advances from the FHLB of San
  Francisco                              1,744,900              --                                  --           1,744,900
Securities sold under agreements to
  repurchase....................            23,047              --                                  --              23,047
Subordinated Notes, net.........            99,453              --                 100,000     100,000 (5)         199,453
Senior Debentures...............            50,000              --                                  --              50,000
Other borrowings................             4,387         422,669                                  --             427,056
Other liabilities...............            30,395          57,489                   8,701       8,701 (6)          96,585
                                        ----------      ----------                            --------          ----------
  Total Liabilities.............         5,295,468         480,158                             108,701           5,884,327
Capital Securities..............            90,000              --                                  --              90,000
Minority interest in subsidiary.                --              59                                  --                  59
Stockholders' equity............           378,083         151,908      151,908    187,210      35,302 (7)         565,293
                                         ---------       ---------                            --------          ----------
  Total Liabilities and Stockholders'
    Equity .....................        $5,763,551        $632,125                            $144,003          $6,539,679
                                        ==========        ========                            ========          ==========

See accompanying notes to unaudited pro forma condensed combined financial information.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1998



                                                                Pro Forma Adjustments Pro Forma
                                       Bay View          FMAC        Debit     Credit           Total          Bay View
                                   ------------------   ----------   ---------   ---------   ---------------  -------------
                                                            (In Thousands, Except Per Share Amounts)



Interest income...................          $406,363       $55,439    $3,887                $  (3,887)(8)        $457,915
Interest expense..................           251,762        38,320     9,500                    9,500 (9)         299,582
                                           ---------      --------                         ----------           ---------
Net interest income...............           154,601        17,119                            (13,387)            158,333
Provision for losses on loans and
  leases .........................             9,114         2,644                                --               11,758
                                         -----------     ---------                        -----------           ---------
Net interest income after provision for      145,487        14,475                            (13,387)            146,575
losses............................
Noninterest income................            31,072        50,458                                 --              81,530
Noninterest expense:
  General and administrative expenses        113,567        48,900                                 --             162,467
  Other noninterest expense.......             7,686            --                                 --               7,686
  Amortization of intangible assets           11,372         2,222    13,714     $2,222        11,492(10)          25,086
                                          ----------     ---------                          ---------           ---------
    Total noninterest expense.....           132,625        51,122                             11,492             195,239
                                           ---------      --------                          ---------            --------
Income before income tax expense and
minority interest in subsidiary...            43,934        13,811                            (24,879)             32,866
Minority interest in subsidiary...                --            (8)                                --                    (8)
Income tax expense................            21,215         5,528                5,536        (5,536)(11)         21,207
                                          ----------     ---------                         ----------           ---------
    Net income....................         $  22,719      $  8,291                           $(19,343)(12)       $ 11,667
                                           =========      ========                           ========            ========
Basic earnings per share .........             $1.13         $0.29                                    (12)          $0.40
                                               =====         =====                                                  =====
Diluted earnings per share........             $1.12         $0.29                                    (12)          $0.39
                                               =====         =====                                                  =====

Weighted-average basic shares
  outstanding.....................            20,035        28,716                                                 29,395
                                           ==========      ========                                              =========

Weighted-average diluted shares
  outstanding.....................            20,335        28,976                                                 29,695
                                          ==========      ========                                              =========


See accompanying notes to unaudited pro forma condensed combined financial information.

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                        THREE MONTHS ENDED MARCH 31, 1999


                                                                Pro Forma Adjustments Pro Forma
                                        Bay View        FMAC        Debit     Credit      Total               Bay View
                                     ---------------   --------   ---------   --------   -------------   -----------------------
                                                 (In Thousands, Except Per Share Amounts)


Interest income.....................       $100,021      $ 8,986      $  826               $   (826)(8)      $108,181
Interest expense....................         59,238        6,337       2,375                  2,375 (9)        67,950
                                         ----------     --------                          ---------         ---------
Net interest income.................         40,783        2,649                             (3,201)           40,231
Provision for losses on loans and
  leases ..................                   5,311          262                                --              5,573
                                        -----------    ---------                          ---------         ---------
Net interest income after provision
  for losseS ...................35,472        2,387                             (3,201)                        34,658
Noninterest income..................         15,967       20,681                                 --            36,648
Noninterest expense:
  General and administrative expenses        26,156       13,774                                 --            39,930
  Other noninterest expense.........          8,950           --                                 --             8,950
  Amortization of intangible assets.          2,904          702       3,428      $702        2,726 (10)        6,332
                                        -----------    ---------                           --------          --------
    Total noninterest expense.......         38,010       14,476                              2,726            55,212
                                         ----------      -------                           --------         ---------
Income before income tax expense and
minority interest in
  subsidiary........................         13,429        8,592                             (5,927)           16,094
Minority interest in subsidiary.....             --           67                                 --                67
Income tax expense..................          6,296        3,410                 1,323       (1,323)(11)        8,383
                                        -----------     --------                           --------          --------
    Net income......................     $    7,133      $ 5,115                             (4,604)(12)     $  7,644
                                         ==========      =======                           =========         ========

Basic earnings per share ...........    $      0.37        $0.18                                    (12)        $0.27
                                        ===========        =====                                                =====
Diluted earnings per share..........    $      0.37        $0.18                                    (12)        $0.27
                                        ===========        =====                                                =====

Weighted-average basic shares
   outstanding.......................        19,162       28,734                                               28,522
                                         ==========      =======                                            =========
Weighted-average diluted shares
   outstanding.......................        19,335       28,737                                               28,695
                                         ==========      =======                                            =========



See accompanying notes to unaudited pro forma condensed combined financial information.

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL INFORMATION

1. Pro forma adjustments reflect the $100 million in cash proceeds to be generated from the anticipated issuance of Subordinated Notes by Bay View Bank and the cash portion of the merger consideration of approximately $134 million. The $134 million adjustment also includes payments for certain acquisition and other closing costs.

2. Pro forma adjustment reflects the securitization and/or sale of a portion of Bay View Bank's loan portfolio in connection with the restructuring of Bay View Bank's balance sheet resulting from the FMAC acquisition as contemplated in Bay View's applications and notices filed with its regulatory agencies. This securitization and/or sale should reduce the level of risk-weighted assets and generate additional excess regulatory capital at Bay View Bank that can be upstreamed to Bay View (See also Note
     5). The $925 million in proceeds is anticipated to be invested in investment grade agency securities.

3. Pro forma adjustment reflects the excess of the merger consideration, including certain acquisition and closing costs, over the estimated fair value of net assets acquired (i.e., goodwill), which is initially estimated at approximately $206 million, excluding the $22.5 million remaining potential obligation under the "earn-out" agreement entered into between FMAC and Bankers Mutual in connection with FMAC's 1998 acquisition of Bankers Mutual, net of FMAC's pre-acquisition goodwill eliminated as of March 31, 1999.

4. Pro forma adjustment reflects the $22 million estimated fair value of non-mortgage servicing assets relating to FMAC's $2.2 billion franchise loan servicing portfolio, excluding FMAC loans purchased by Bay View Bank.

5. Pro forma adjustments reflect the issuance of $100 million in Subordinated Notes by Bay View Bank. It is anticipated that the proceeds from the Subordinated Notes issuance, along with currently available excess capital at Bay View Bank, will be upstreamed to Bay View in the form of a special cash dividend to fund both a portion of the FMAC acquisition price and for general corporate purposes. After the acquisition, Bay View will contribute substantially all of the assets and liabilities of FMAC to Bay View Bank.

6. Pro forma adjustment reflects the deferred taxes relating to the purchase accounting adjustments.

7.   Pro forma  adjustment  reflects the  estimated  issuance of Bay View common
     stock  to  the   shareholders  of  FMAC,  net  of  FMAC's   pre-acquisition
     stockholders' equity eliminated as of March 31, 1999.

8. Pro forma adjustment reflects the reduction in interest income from the securitization and/or sale of a portion of Bay View Bank's loan portfolio, partially offset by the interest income generated from the anticipated reinvestment of the $925 million in proceeds in investment grade agency securities.

9. Pro forma adjustment reflects the interest and other costs associated with the anticipated issuance of $100 million in Subordinated Notes by Bay View Bank (all-in cost of approximately 9.5%).

10. Pro forma adjustment reflects the amortization associated with the $206 million in goodwill estimated to be generated from the merger, excluding the $22.5 million remaining potential obligation under the "earn-out" agreement entered into between FMAC and Bankers Mutual in connection with FMAC's 1998 acquisition of Bankers Mutual, net of the amortization associated with FMAC's pre-acquisition goodwill written off as of March 31, 1999. The goodwill is assumed to be amortized on a straight-line basis over 15 years.

11. Pro forma adjustment reflects the income tax benefit associated with the pro forma adjustments.

12. The pro forma net income and earnings per share amounts reflected herein do not purport to be indicative of the actual results that would have been achieved had the merger and the issuance of Subordinated Notes in fact occurred on the dates indicated, nor do they purport to be indicative of future results of operations. We expect that we will incur post-combination integration costs as a result of combining our companies which are not reflected in the pro forma information. FMAC's historical results for the year ended December 31, 1998 included $34.0 million in hedge losses incurred primarily during the third and fourth quarters of 1998.

                        COMPARISON OF SHAREHOLDER RIGHTS

General

   The rights of FMAC shareholders are governed by FMAC's Certificate of Incorporation, its Bylaws and the laws of the State of Delaware. After the merger, the rights of FMAC shareholders who become Bay View shareholders will be governed by Bay View's Certificate of Incorporation, its Bylaws and the laws of the State of Delaware. The following is a summary of the material differences between the current rights of FMAC shareholders and those of Bay View shareholders.

   The following summary of shareholder rights is not complete. For a full description of the rights of FMAC and Bay View shareholders, you must refer to Delaware law, and the certificates of incorporation and bylaws of each company. The certificates of incorporation and bylaws of each company have been filed with the SEC and will be sent to FMAC and Bay View shareholders on request. See "Where to Find More Information."

Capital Stock

   Bay View's authorized capital stock consists of 60,000,000 shares of common stock and 7,000,000 shares of preferred stock.

   FMAC's authorized capital stock consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Shareholder Meetings

   Delaware law permits special meetings of shareholders to be called by the Board of Directors and such other persons, including shareholders, as the certificate of incorporation or bylaws may provide. Delaware law does not require that shareholders be given the right to call special meetings.

   The Bay View Certificate and Bylaws provide that special meetings of Bay View may be called at any time by the chairman of the board, the president, or a majority of the directors then in office. The FMAC Bylaws provide that special meetings may be called only by a majority of the entire Board of Directors.

Advance Notice Requirements at Shareholder Meetings

   Bay View's Bylaws require advance notice of the nomination by a shareholder of a person for election as a director or the introduction by shareholders of business at annual meetings of shareholders. For a nomination or proposal not included in the proxy statement to be properly brought before an annual or special meeting by shareholders, the secretary of Bay View must have received written notice thereof not less than 60 days nor more than 90 days prior to the annual meeting. The notice must contain (i) in the case of a proposal, a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business, and in the case of a nomination, as to each person whom such shareholder proposes to nominate, all information relating to such person that is required to be disclosed under the federal securities laws, (ii) the name and address of the shareholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Bay View stock owned beneficially and of record, and (iv) any direct or indirect material interest of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made in such business.

   The FMAC Bylaws contain similar provisions, but require that the shareholder's notice be received not less than 90 days before the anniversary of the previous year's annual meeting. If a special meeting includes an election of directors, nominations must be received less than ten business days after the notice of meeting is mailed.

Security Holder Action by Written Consent

   Delaware law provides that unless otherwise provided by the certificate of incorporation, any action that may be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of shareholders consent in writing. The certificates of both Bay View and FMAC provide that shareholders may not take action by written consent.

Cumulative Voting for Election of Directors

   Under Delaware law, shareholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The certificates of Bay View and FMAC do not grant such rights.

Board of Directors

   The Bay View Board of Directors consists of three classes of directors comprised as nearly as practicable of one-third of the Board and one class of directors is elected at each annual meeting of shareholders to serve a three-year term. The Bay View Bylaws currently provide for an eight-member Board of Directors. Vacancies on the Board of Directors are filled by a majority vote of the directors then in office. The Bay View Certificate provides that directors may be removed only for cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors.

   The FMAC Board consists of eight directors who are elected to annual terms. Vacancies on the Board of Directors are filled by a majority vote of the directors then in office. The FMAC Bylaws provide that directors of FMAC may be removed whether or not for cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors.

Business Combinations with Certain Persons

   Section 203 of the Delaware General Corporation Law provides generally that any person who acquires 15% or more of a corporation's voting stock, thereby becoming an interested shareholder, may not engage in a wide range of business combinations with the corporation for a period of three years following the date the person became an interested shareholder, unless (i) the Board of Directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon completion of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the Board of Directors and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

   These restrictions on interested shareholders do not apply under certain circumstances, including, but not limited to, the following (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law, or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by such section.

   The Bay View Certificate contains a provision opting out of such section. The FMAC Certificate does not contain such a provision.

Director Liability and Indemnification

   Both companies' certificates provide that directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of dividends, or the repurchase or redemption of stock, in willful or negligent violation of Delaware law, or (iv) for any transaction from which the director derived an improper personal benefit. Both companies generally provide for indemnification of officers and directors to the fullest extent permitted by Delaware law.

Amendment of Certificate and Bylaws

   Under the Bay View Certificate, an amendment, addition, alteration, change or repeal of any provision of the Bay View Certificate must be first proposed by the Board of Directors of Bay View, and thereafter approved by the shareholders by a majority of the total votes eligible to be cast at a legal meeting. Delaware law supplies substantially the same requirements for amendment of the FMAC certificate.

   The Bay View Bylaws provide that the Bylaws may be altered, amended, repealed, or adopted by the shareholders, by a majority of the votes cast by shareholders of Bay View at any legal meeting, or by the Bay View Board of Directors, by a majority vote of the entire Board of Directors. The FMAC Certificate provides that the FMAC Bylaws may be amended by either the Board of Directors or the shareholders.

Rights Agreement

   Each share of Bay View common stock is accompanied by a conditional right to buy an additional share of Bay View common stock for $27.50, subject to adjustment. The rights were issued under a Shareholder Protection Rights Agreement, dated as of July 31, 1990, between Bay View and Manufacturers Hanover Trust Company of California, as Rights Agent. If a person (as defined in the Rights Agreement) acquires 10% or more of the outstanding shares of Bay View common stock, subject to certain exceptions, the rights of all other shareholders will become exercisable. The existence of these rights may discourage potential acquirors of Bay View. See "Where You Can Find More Information."

   FMAC has not issued any similar rights.

                       APPROVAL OF AMENDMENT TO BAY VIEW'S
                      1995 STOCK OPTION AND INCENTIVE PLAN

   In 1995, the Board of Directors of Bay View adopted the 1995 Stock Option and Incentive Plan, which was approved by Bay View's shareholders at the 1995 annual meeting of shareholders. The Stock Option Plan provides for the grant of a variety of long-term incentive awards to officers and employees as a means of enhancing and encouraging the recruitment and retention of those individuals on whom the continued success of Bay View most depends. In addition, the Stock Option Plan gives Bay View the flexibility to award stock options to the employees of acquired companies to more closely align their interests with the shareholders of Bay View.

    As of July 15, 1999, of the 2,000,000 shares of Bay View common stock reserved for issuance under the Stock Option Plan, only 166,849 shares remained. Without approval of the proposed amendment to reserve additional shares for issuance, Bay View might soon be unable to award any options under the plan. Importantly, without the amendment it might not be possible to award an appropriate number of stock options to FMAC employees who become Bay View employees in the merger. In addition, Bay View's ability to continue to acquire companies, which the Board of Directors of Bay View believes may be in the best interests of Bay View's shareholders, may be severely impaired if Bay View were unable to award stock options under the plan to employees of such companies.

The Board of Directors therefore recommends that the shareholders approve an amendment to the Stock Option Plan in order to increase by 500,000 the number of shares available for issuance under the Stock Option Plan to meet anticipated requirements for future grants for both present employees and employees of companies acquired by Bay View.

   Even if approved, the amendment to the Stock Option Plan will not be implemented if the merger is not completed.

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
                 APPROVAL OF THE PROPOSED AMENDMENT TO THE STOCK OPTION PLAN


Principal Features of the Stock Option Plan

     Eligibility and Participation. Employees of Bay View or its affiliates are eligible to participate in the Stock Option Plan.

   Awards. The Stock Option Plan provides for the granting of stock options, stock appreciation rights, or SARs, limited SARs and restricted stock awards.

   Shares Available; Non-Transferability of Options. Pursuant to the Stock Option Plan, 2,000,000 shares of Bay View common stock are currently reserved for issuance. If the amendment to increase the number of shares reserved for issuance under the Stock Option Plan is approved by shareholders, 2,500,000 shares of Bay View's common stock will be reserved for issuance. Shares may be either authorized but unissued shares or reacquired shares held by Bay View in its treasury. Any shares subject to an award which expires or is terminated unexercised will again be available for issuance under the Stock Option Plan. Generally, no award or any right or interest therein is assignable or transferable except under certain limited exceptions set forth in the plan.

     Administration. The Stock Option Plan is administered by the Stock Option Committee of the Board of Directors of Bay View.

   Stock Options. The term of stock options will not exceed ten years from the date of grant. The Committee may grant either "Incentive Stock Options" as defined under Section 422 of the tax code or stock options not intended to qualify as such. In general, stock options will not be exercisable after the expiration of their terms. Subject to certain limited exceptions, the exercise price for the purchase of shares subject to a stock option at the date of grant may not be less than 100% of the market value of the shares covered by the option on that date. The exercise price must be paid in full in cash or with shares of Bay View common stock, or a combination of both.

   Concurrently with the grant of any stock option, the Stock Option Committee may, in its discretion, authorize the grant of reload options. Reload options are intended to align officers' and employees' financial interests with the shareholders' interests by promoting stock retention. They become effective only when an optionee uses "mature" shares (i.e., shares held by the optionee for at least 12 months) to exercise an underlying option, and permit the optionee to purchase additional shares in an amount not to exceed the amount of mature shares used in connection with the exercise of the underlying option. No reload option, however, may become effective after the optionee has ceased to maintain "continuous service" with Bay View (as defined in the Stock Option Plan). Reload options may be authorized with respect to options that are themselves granted as reload options. The exercise price of a reload option is the market value per share on the date the reload option becomes effective. Reload options become fully exercisable six months from their effective date, and have a term equal to the remaining term of the underlying option.

   Stock Appreciation Rights. The committee may grant SARs at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options, as described above. Upon the exercise of a SAR, the participant will receive the amount due in cash or shares, or a combination of both, as determined by the Stock Option Committee. SARs may be related to stock options (i.e., tandem SARs), in which case the exercise of one will reduce to that extent the number of shares represented by the other.

   Limited Stock Appreciation Rights. Limited SARs will be exercisable only for a limited period in the event of a tender or exchange offer for shares of Bay View common stock, other than by Bay View, where 25% or more of the outstanding shares are acquired in that offer or any other offer which expires within 60 days of that offer. The amount paid on exercise of a limited SAR will be the excess of (i) the market value of the shares on the date of exercise or (ii) the highest price paid pursuant to the offer, over the exercise price. Payment upon exercise of a limited SAR will be in cash. Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other.

   Restricted Stock. The Stock Option Committee may grant restricted stock, subject to forfeiture if the participant fails to fulfill the conditions imposed with respect to the restricted stock. The holder of restricted stock shall have all of the rights of a shareholder, including the right to receive dividends and the right to vote the shares. The participant may not, however, sell, assign, transfer, pledge or otherwise encumber any of the restricted stock during the restricted period.

   Effect of Merger and Other Adjustments. Shares as to which awards may be granted under the Stock Option Plan, and shares then subject to awards, will be adjusted by the Stock Option Committee in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of Bay View.

   In the case of any merger, consolidation or combination of Bay View with or into another entity, whereby either Bay View is not the continuing entity or its outstanding shares are converted into or exchanged for securities, cash or property, or any combination thereof, any participant to whom a stock option, SAR or limited SAR has been granted will have the right upon exercise of the option, SAR or limited SAR to an amount equal to the excess of fair market value on the date of exercise of the consideration receivable in the merger, consolidation or combination with respect to the shares covered or represented by the stock option, SAR or limited SAR over the exercise price of the option multiplied by the number of shares with respect to which the option, SAR or limited SAR has been exercised. In addition, any stock option holder will have the right in the case of such merger, consolidation or combination to purchase upon exercise of the option the amount of shares of stock of the continuing company as adjusted for the merger.

   Amendment and Termination. The Board of Directors of Bay View may at any time amend, suspend or terminate the Stock Option Plan or any portion thereof but may not, without the prior approval of the shareholders, make any amendment which shall (i) materially increase the benefits accruing to participants under the plan; (ii) materially increase the number of securities which may be issued under the plan; or (iii) materially modify the requirements as to eligibility for participation in the plan, provided, however, that no such amendment, suspension or termination shall impair the rights of any participant, without his or her consent, in any award theretofore made pursuant to the Stock Option Plan. Unless previously terminated, the Stock Option Plan shall continue in effect for a term of ten years, after which no further awards may be granted under the Stock Option Plan.

Federal Income Tax Consequences

   Under present federal income tax laws, awards under the Stock Option Plan will have the following consequences:

(1) The grant of an award will neither, by itself, result in the recognition of taxable income to the participant nor entitle Bay View to a deduction at the time of such grant.

(2) In order to qualify as an "Incentive Stock Option," a stock option awarded under the Stock Option Plan must meet the conditions contained in Section 422 of the tax code. The exercise of an Incentive Stock Option generally will not, by itself, result in the recognition of taxable income to the participant nor entitle Bay View to a deduction at the time of such exercise. However, the difference between the exercise price and the fair market value of the option shares on the date of exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax. The favorable Incentive Stock Option tax treatment will be lost upon the sale of the shares acquired upon the exercise of the option, however, if such shares have not been held for one year after the date of exercise and two years after the date of grant of the option. Provided these applicable holding periods are satisfied, the participant will recognize long-term capital gain or loss upon resale of the shares acquired upon such exercise.

(3) The exercise of a stock option which is not an Incentive Stock Option will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the stock option.

(4) The exercise of a SAR will result in the recognition of ordinary income by the participant on the date of exercise in the amount of cash, and/or the fair market value on that date of the shares, acquired pursuant to the exercise.

(5) Holders of restricted stock will recognize ordinary income on the date that the shares of restricted stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. In certain circumstances, a holder may elect to recognize ordinary income and determine such fair market value on the date of the grant of the restricted stock. Holders of restricted stock will also recognize ordinary income equal to their dividend or dividend equivalent payments when such payments are received.

(6) Bay View will be allowed a deduction at the time, and in the amount of, any ordinary income recognized by the participant under the various circumstances described above provided that Bay View meets its federal withholding tax obligations.

Awards Under the Stock Option Plan

   The following table presents information with respect to the dollar value and the number of awards outstanding as of July 15, 1999 under the Stock Option Plan. The exercise price for all of the outstanding awards is the market value of the Bay View common stock on the date of grant.



                                                                                     Number
                                                                 Value of              of
        Participant                                              Options(1)          Options
-----------------------------------------------------------      ------------       ----------


Edward H. Sondker.........................................        $1,607,500            360,000
David A. Heaberlin........................................           653,125            210,000
Michael A. Iachelli(2)....................................               ---                ---
Matthew L. Carpenter......................................             5,938             42,500
Ronald L. Reed............................................            22,188             42,500
All current executive officers as a group.................         2,893,381            937,500
All current directors who are not executive officers,
  as a group .............................................               ---                ---
All employees, including all current officers who are not
 executive officers, as a group...........................           766,264            781,200


(1) The difference between the aggregate option exercise price and the fair market value of the underlying shares at July 15, 1999.

(2)  Mr. Iachelli resigned from Bay View effective April 7, 1999.

   Additional awards under the 1995 Stock Option Plan may be granted to eligible participants in the future at the discretion of the Stock Option Committee.

Executive Compensation

   The following table sets forth information concerning the compensation for services in all capacities to Bay View for the years ended December 31, 1998, 1997 and 1996 of the Chief Executive Officer of Bay View and the four other most highly compensated executive officers of Bay View during fiscal 1998.

                                      SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------
                                                                      Long Term Compensation
                                                                  ---------------------------------
                                          Annual Compensation           Awards              Payouts
                                         ---------------------    ----------------------   ---------
         Name and                                                 Restricted     Shares      LTIP
         Principal                                                   Stock      Underlying   Payouts      All Other
         Position                Year       Salary    Bonus         Award(s)    Options(1)    ($)        Compensation
---------------------------   ----------- ---------- ----------    --------    ----------- --------     -------------


 Edward H. Sondker             1998        $375,000    $100,000       ---         50,000        ---         $19,907(2)
 President and Chief           1997         300,000     150,000       ---         30,000   $702,881          18,339(2)
  Executive Officer            1996         287,502     143,750       ---         80,000        ---          48,977(2)

--------------------------- -----------   ---------  ----------      -----       -------     ------        ---------
 David A. Heaberlin            1998        $287,500     $75,000       ---         30,000        ---         $15,970(3)
 Executive Vice President and
  Chief Financial Officer      1997         230,833     117,500       ---         30,000    $372,862         13,277(3)
                               1996         205,002      82,001       ---         80,000         ---          2,719(3)
-------------------------- -----------   ---------   ---------    -------      --------    --------       ----------
 Michael A. Iachelli(4)        1998        $196,000    $118,125       ---          5,000         ---        $13,492(5)
 President, Bay View Credit    1997         208,922      48,000       ---         10,000         ---          7,704(5)
                               1996          99,396     147,883       ---         40,000         ---          8,761(5)
---------------------------                            -----------    --------   ---------     ------      --------
 Matthew L. Carpenter(6)       1998        $153,750     $82,688       ---          7,500         ---        $15,257(7)
 President and Chief           1997         118,750      30,000       ---         30,000        ---          10,532(7)
  ExecutiveOfficer, Bay View   1996             ---         ---       ---            ---        ---             ---
  Commercial Finance Group
 --------------------------  -------        -------   ---------     ------      --------     ------       ---------

 Ronald L. Reed(8)             1998        $190,000     $38,000       ---         12,500        ---        $  2,027(9)
 Executive Vice President,     1997          36,782      25,000       ---         20,000        ---            ---
  Director of MIS and          1996             ---         ---       ---            ---        ---            ---
  Loan Servicing
=========================== ===========    ========     =======    =========    ========      ======      ========


(1) Options granted prior to June 2, 1997 have been adjusted for the two-for-one stock split in the form of a 100% stock dividend paid on such date.

(2) 1998: matching contribution to Mr. Sondker's account in Bay View Bank's 401(k) Plan, $5,550; life insurance premium, $120; split dollar life insurance premium, $1,941; executive physical, $2,576; allocation to Mr. Sondker's account in Bay View's Employee Stock Ownership Plan, or ESOP, $9,720; 1997: matching contribution to Mr. Sondker's account in Bay View Bank's 401(k) Plan, $4,800; life insurance premium, $4,260; split dollar life insurance premium, $3,440; allocation to Mr. Sondker's account in Bay View's ESOP, $5,839; 1996: matching contribution to Mr. Sondker's account in Bay View Bank's 401(k) Plan, $4,500; life insurance premium, $4,033; executive physical, $880; closing costs related to the sale and purchase of Mr. Sondker's homes, $17,689; reimbursement for miscellaneous moving expenses, $21,875.

(3) 1998: matching contribution to Mr. Heaberlin's account in Bay View Bank's 401(k) Plan, $4,800; life insurance premium, $73; split dollar life insurance premium, $1,377; allocation to Mr. Heaberlin's account in Bay View's ESOP, $9,720; 1997: matching contribution to Mr. Heaberlin's account in Bay View Bank's 401(k) Plan, $4,800; life insurance premium, $73; split dollar life insurance premium, $2,565; allocation to Mr. Heaberlin's account in Bay View's ESOP, $5,839; 1996: matching contribution to Mr. Heaberlin's account in Bay View Bank's 401(k) Plan, $1,050; life insurance premium, $73; executive physical, $1,596.

(4) Mr. Iachelli joined Bay View on June 14, 1996 in connection with Bay View's acquisition of Bay View Credit (f/k/a California Thrift and Loan). Mr. Iachelli resigned from Bay View effective April 7, 1999.

(5) 1998: matching contribution to Mr. Iachelli's account in Bay View Bank's 401(k) Plan, $9,325; life insurance premium, $720; allocation to Mr. Iachelli's account in Bay View Credit's ESOP, $3,447; 1997: matching contribution to Mr. Iachelli's account in Bay View Bank's 401(k) Plan, $4,956; life insurance premium, $240; allocation to Mr. Iachelli's account in Bay View Credit's ESOP, $2,508; 1996: matching contribution to Mr. Iachelli's account in Bay View Bank's 401(k) Plan, $4,750; life insurance premium, $720; allocation to Mr. Iachelli's account in the Bay View Credit's ESOP, $3,291.

(6) Mr. Carpenter joined Bay View on March 17, 1997 in connection with Bay View's acquisition of Bay View Commercial Finance Group (f/k/a Concord Growth Corporation).

(7) 1998: matching contribution to Mr. Carpenter's account in Bay View Bank's 401(k) Plan, $9,225; life insurance premium, $32; automobile allowance, $6,000; 1997: matching contribution to Mr. Carpenter's account in Bay View Bank's 401(k) Plan, $4,500; life insurance premium, $32; automobile allowance, $6,000.

(8)  Mr. Reed joined Bay View on October 23, 1997.

(9) 1998: matching contribution to Mr. Reed's account in Bay View Bank's 401(k) Plan, $763; executive physical, $1,264.


   The following table sets forth certain information concerning grants of stock options pursuant to the 1995 Stock Option Plan to the named officers in 1998. No SARs were granted in 1998.


                                OPTION GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------
                                        Individual Grants
                        --------------------------------------------------------
                        Number of      % of Total                                   Potential Realizable
                          Shares         Options                                     Value at Assumed
                        Underlying      Granted to     Per Share                    Annual Rates of Stock
                         Options      Employees in     Exercise     Expiration      Price Appreciation for
                         Granted      in Fiscal Year     Price         Date              Option Term
                       ----------    ---------------   ----------- -------------   ------------------------
                                                                                    5%            10%
                                                                                   ------      --------


Edward H. Sondker         30,000(1)     5.22%           $31.6875         1/22/08     $597,843    $1,515,051
                          20,000(2)     3.48             27.6875         7/30/08      348,250       882,535
------------------------------------------------------------------------------------------------------------
David A. Heaberlin        20,000(1)     3.48             31.6875         1/22/08      398,562     1,010,034
                          10,000(3)     1.74             31.5625         6/25/08      198,495       503,025
------------------------------------------------------------------------------------------------------------
Michael A. Iachelli        5,000(3)     0.87             31.5625         6/25/08       99,247       251,512
------------------------------------------------------------------------------------------------------------
Matthew L. Carpenter       7,500(3)     1.30             31.5625         6/25/08      148,871       377,269
-------------------------------------------------------------------------------------------------------------
Ronald L. Reed             7,500(3)     1.30             31.5625         6/25/08      148,871       377,269
                           5,000(4)     0.87             17.9375        10/22/08       56,404       142,939
==============================================================================================================

(1) The vesting schedule of the option is as follows: 30% on January 22, 1999, 30% on January 22, 2000 and 40% on January 22, 2001.

(2) The vesting schedule of the option is as follows: 30% on July 30, 1999, 30% on July 30, 2000 and 40% on July 30, 2001.

(3) The vesting schedule of the option is as follows: 30% on June 25, 1999, 30% on June 25, 2000 and 40% on June 25, 2001. As a result of his resignation effective April 7, 1999, Mr. Iachelli's option was forfeited to Bay View.

(4) The vesting schedule of the option is as follows: 30% on October 22, 1999, 30% on October 22, 2000 and 40% on October 22, 2001.

   The following table sets forth certain information concerning option exercises during the last fiscal year and the number and value of unexercised stock options at December 31, 1998 held by the named officers. None of the named officers held any SARs at December 31, 1998 or exercised any SARs during 1998.



      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AT
                                DECEMBER 31, 1998


                                                     Number of Shares                Value of
                                                        Underlying                 Unexercised
                                                       Unexercised                 In-the-Money
                                                        Options at                  Options at
                                                          FY-End                  FY-End ($) (1)
----------------------    ------------ ---------------------------------------------------------------------
         Name                Shares
                            Acquired         Value
                          on Exercise     Realized   Exercisable      Unexercisable    Exercisable   Unexercisable
----------------------    ------------   ---------- -------------   ---------------   ------------- -----------------

  Edward H. Sondker            ---            ---       217,000        103,000          $1,771,000        $  194,000
  David A. Heaberlin           ---            ---        97,000         83,000             626,000           194,000
  Michael A. Iachelli       12,000       $228,000        15,000         28,000              56,250            75,000
  Matthew L. Carpenter         ---            ---        18,001         19,499                 ---               ---
  Ronald L. Reed               ---            ---         6,001         26,499                 ---            18,750
==========================================================================================================================



(1) The difference between the aggregate option exercise price and the fair market value of the underlying shares at December 31, 1998.

   The following table sets forth information concerning phantom stock units and stock options which will be awarded under Bay View's 1998-2000 Performance Stock Plan and Supplemental Phantom Stock Unit Plan if certain performance criteria are met by Bay View. For additional information regarding these potential awards, see the footnotes below and "Compensation Committee Report on Executive Compensation."



               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
                                                 Performance or Other
                          Number of Shares,  s       Period Until
         Name            Units or Other Right    Maturation or Payout
----------------------   -------------------    ---------------------
  Edward H. Sondker           84,000(1)             1998 - 2000
                              84,000(2)             1998 - 2000
  David A. Heaberlin          60,000(3)             1998 - 2000
                              60,000(4)             1998 - 2000
  Michael A. Iachelli         15,000(5)             1998 - 2000
                              15,000(6)             1998 - 2000
  Matthew L. Carpenter        15,000(7)             1998 - 2000
                              15,000(8)             1998 - 2000
  Ronald L. Reed              15,000(9)             1998 - 2000
                             15,000(10)             1998 - 2000
======================   ===================    ====================

(1) Represents up to 84,000 phantom stock units and stock options to purchase up to 84,000 shares of Bay View common stock which will be awarded to Mr. Sondker under the Performance Stock Plan if Bay View meets certain performance criteria.

(2) Represents up to 84,000 phantom stock units which will be awarded to Mr. Sondker under the Supplemental Plan if Bay View meets certain performance criteria.

(3) Represents up to 60,000 phantom stock units and stock options to purchase up to 60,000 shares of Bay View common stock which will be awarded to Mr. Heaberlin under the Performance Stock Plan if Bay View meets certain performance criteria. (4)Represents up to 60,000 phantom stock units which will be awarded to Mr. Heaberlin under the Supplemental Plan if Bay View meets certain performance criteria. (5)Represents up to 15,000 phantom stock units and stock options to purchase up to 15,000 shares of Bay View common stock which Mr. Iachelli was eligible to receive under the Performance Stock Plan prior to his resignation if Bay View met certain performance criteria. Upon his resignation, Mr. Iachelli ceased to be eligible for these awards. (6)Represents up to 15,000 phantom stock units which Mr. Iachelli was eligible to receive under the Supplemental Plan prior to his resignation if Bay View met certain performance criteria. Upon his resignation, Mr. Iachelli ceased to be eligible for these awards.
     (7)Represents up to 15,000 phantom stock units and stock options to purchase up to 15,000 shares of Bay View common stock which will be awarded to Mr. Carpenter under the Performance Stock Plan if Bay View meets certain performance criteria. (8)Represents up to 15,000 phantom stock units which will be awarded to Mr. Carpenter under the Supplemental Plan if Bay View meets certain performance criteria. (9)Represents up to 15,000 phantom stock units and stock options to purchase up to 15,000 shares of Bay View common stock which will be awarded to Mr. Reed under the Performance Stock Plan if Bay View meets certain performance criteria. (10) Represents up to 15,000 phantom stock units which will be awarded to Mr. Reed under the Supplemental Plan if Bay View meets certain performance criteria.

Director Compensation

   Fees. Prior to April 1, 1999, directors' fees were paid to non-employee directors, including the Chairman of the Board, as follows: a retainer of $1,800 per month; a fee of $1,000 per Board meeting attended, or $500 in the case of telephonic meetings attended; a fee of $750 per committee meeting attended, or $500 in the case of telephonic meetings attended; and an additional fee of $333 per month for the Chairman of the Audit Committee and $200 per month for the Chairman of each other committee. In 1998, the Chairman of the Board was also paid a Chairman's retainer of $5,000 per month. Only one fee for attendance at Board meetings of Bay View Bank and Bay View was paid when meetings of the Bay View Bank and Bay View Boards were held on the same day.

   Effective April 1, 1999, the directors' fees for non-employee directors, including the Chairman of the Board, were changed as follows: a monthly retainer of $2,000 if the person is a director of either Bay View or Bay View Bank, but not both, and a monthly retainer of $2,500 if the person is a director of both Bay View and Bay View Bank; a fee of $1,500 per Board meeting attended, or $1,000 in the case of telephonic meetings attended; and a fee of $1,000 per committee meeting attended, or $500 in the case of telephonic meetings attended, plus $400 per committee meeting for the Chairman of the Audit Committee and $250 per committee meeting for the Chairman of each other committee. No fee is paid for attendance at any committee meeting held on the same day as a Board meeting, except that committee Chairman fees are paid regardless of whether the committee meeting is held on the same day as a Board meeting. The Chairman of the Board will continue to be paid a Chairman's retainer of $5,000 per month. As was the case prior to April 1, 1999, only one fee for attendance at Board meetings of Bay View Bank and Bay View is paid when meetings of the Bay View Bank and Bay View Boards are held on the same day.

   Stock Option Awards. On January 30, 1998, options to purchase 10,000 shares of Bay View common stock at an exercise price of $29.91 per share were granted to each of Directors Collins, Foster, McKean and Roger K. Easley. (Mr. Easley did not continue as a director of Bay View following the Annual Meeting of Shareholders held May 27, 1999, but continued to serve as a director of Bay View Bank.) The options became exercisable in full on July 30, 1998 and will expire on January 30, 2008.

   On February 26, 1998, options to purchase 7,000 shares of common stock at an exercise price of $32.56 per share were granted to each of Directors Krauss and McLin. The options became exercisable in full on August 26, 1998 and will expire on February 26, 2008.

   Information   regarding  stock  options  granted  to  Director  Sondker,  the
President and Chief Executive Officer of Bay View, is contained elsewhere in this document in the table captioned "Option Grants in Last Fiscal Year."

     Stock in Lieu of Cash Compensation Plan. In 1996, Bay View and Bay View Bank adopted the Stock in Lieu of Cash Compensation Plan for Non-Employee Directors. The Stock in Lieu of Cash Plan provides for the deferral of director fees earned by non-employee directors of Bay View Bank in the form of stock units, which are credited to accounts maintained for the non-employee directors. At least 20% of the fees paid to non-employee directors must be converted into stock units, and non-employee directors may elect to have up to 100% of their fees converted. The number of stock units per fee deferral is determined by dividing the amount of fees deferred by the fair market value per share of Bay View common stock on the deferral date.

   Each non-employee director has credited to his or her stock unit account an additional number of stock units to reflect cash dividends paid with respect to Bay View common stock. The number of stock units is determined by multiplying the amount of the dividend per share by the number of stock units held in the non-employee director's stock unit account on the dividend record date. Each stock unit account will be settled as soon as practicable following the non-employee director's termination of service as a director, for any reason, by delivering to the non-employee director, or his or her beneficiary, the number of shares of Bay View common stock equal to the number of whole stock units then credited to the non-employee director's stock unit account. The non-employee director may elect to have such shares delivered in substantially equal annual installments over a period not to exceed ten years; in the absence of such an election, all of such shares will be delivered on the settlement date.

   Amended Outside Directors' Retirement Plan. Bay View Bank maintains the Amended Outside Directors' Retirement Plan for non-employee directors who retire from Bay View Bank's Board of Directors with at least three years of service on the Board and who were elected to Bay View Bank's Board of Directors prior to 1996. Only Directors Easley, McKean, Collins and Foster and former directors Richard J. Quinlan and Robert L. Witt are eligible participants in the Retirement Plan. Pursuant to the Retirement Plan, the present value of the vested accrued benefits as of May 23, 1996 of each participant were contributed by Bay View Bank in cash to a grantor trust administered by a third-party trustee. The cash was then invested by the trustee in shares of Bay View common stock purchased on the open market, which have been allocated to accounts maintained by the trustee for the Retirement Plan participants.

   The Retirement Plan provides that, in general, upon the termination of a participant's service as a director of Bay View Bank, and Bay View, if the participant also serves as a director of Bay View, prior to a change in control of Bay View or Bay View Bank, the shares of Bay View common stock allocated to the participant's account will be distributed in ten installments, with the first installment being made within 30 days after termination of service and each subsequent installment being made annually thereafter. A participant may elect, within 15 days after termination of service, to instead have the shares of stock allocated to his or her account sold by the trustee and receive the proceeds in cash, paid in ten installments, with the first installment being paid within 30 days after termination of service and each subsequent installment being paid annually thereafter. The cash proceeds not immediately distributed would be invested in permissible investments with the participant entitled to any earnings on such investments up to a specified amount. If a participant's service is terminated in connection with or after a change in control, the participant will automatically receive the cash installment form of payment, unless the Board of Directors of Bay View Bank determines prior to the change in control to require the trustee to make a single, lump-sum cash payment of the value of each participant's account balance immediately after such a termination of service. A participant whose service terminates before a change in control and who begins receiving the normal form of payment will, in the event of a change of control, thereafter receive the cash installment form of payment for the remaining value of his or her account.

   During fiscal 1998, former directors Quinlan and Witt, each of whom ceased to be a director of Bay View and Bay View Bank in January 1998, were paid their first installments under the retirement plan, under the normal form of payment, of 1,405 and 800 shares of Bay View common stock, respectively.

Employment Contracts

     Bay View has employment agreements with each of Messrs. Sondker, Heaberlin, Carpenter and Reed. Each agreement provides for an initial term of one year with automatic renewal for an additional year on each December 31 unless Bay View or the executive gives prior written notice that the agreement is not to be renewed. The agreements provide for the payment of a base salary, which are currently as follows: Mr. Sondker $425,000 per annum; Mr. Heaberlin $330,000 per annum; Mr. Carpenter $185,000 per annum; and Mr. Reed $220,000 per annum. The agreements provide for base salary review on July 1 of each year and further provide that salary increases are not guaranteed or automatic. The contracts provide for participation in an equitable manner in employee benefits applicable to executive personnel.

   In the event of termination by Bay View without cause, Messers. Sondker, Heaberlin and Reed would be entitled to receive a lump sum severance payment of 18 months' salary, and Mr. Carpenter would be entitled to receive a severance payment of 12 months salary. Upon a change of control of Bay View followed within 24 months by the involuntary termination of an executive, including the executive's relocation or a reduction in benefits or responsibilities, without cause, the executive would be entitled to a lump sum severance payment of 200% of annual salary. As noted elsewhere in this document, Mr. Iachelli voluntarily terminated his employment effective April 7, 1999.

Compensation Committee Report on Executive Compensation

   The Compensation and Benefits Committee of the Board of Directors has furnished the following report on executive compensation:

              Compensation Philosophy Regarding Executive Officers

   The Compensation and Benefits Committee of the Board of Directors is responsible for supervising and approving the compensation and benefits of the executive officers of Bay View. The committee seeks to ensure that the compensation of senior executives is consistent with the overall performance goals of Bay View. In executing its responsibilities, the Committee considers the three components of compensation for executive officers: (1) base salary;
(2) annual incentives; and (3) long-term incentives. The underlying goal of corporate compensation is to tie the executive's compensation to the performance of Bay View as a whole, and to achievement of individual objectives. This goal is implemented by weighing the two variable compensation components, namely, annual and long-term incentives, more heavily than base salary. Compensation levels for base salary are intended to be competitive but slightly below the market average. Executives can attain total compensation at above market levels by accomplishing their individual goals at the same time that Bay View has achieved stated corporate goals.

   In 1998,  the  Committee  retained  the  services of  Strategic  Compensation
Associates, or SCA, an independent compensation consulting firm, to competitively assess Bay View's executive compensation programs and make appropriate recommendations in accordance with the Committee's pay-for-performance philosophy. SCA compiled a composite group of peer institutions and analyzed peer group compensation data from proxy statements, financial data, annual reports and published surveys; pay data was appropriately adjusted to compare with Bay View's size. SCA derived market consensus levels of total compensation for each executive position of Bay View based on experience, responsibilities and scope of duties, and made recommendations as to appropriate base salary and target annual and long-term incentive compensation levels. Based on SCA's recommendations, the Committee made certain changes to existing salary levels for executive officers of Bay View in July 1998, such that base salaries were generally set at levels approximately 5 to 15% below market consensus for each position. The Chairman of the Board of each of the respective subsidiaries made determinations for salary levels for executive officers of those subsidiaries, also based on peer data comparison provided by SCA. Ranges for target long-term compensation for each executive position were also established by the Committee based on SCA's recommendations.

   Incentive and bonus programs for executive officers have been utilized by Bay View for many years. Annual incentive plans for the executive officers measure performance based upon (1) the creation of shareholder value as reflected in certain financial measurements, (2) business unit performance; and (2) individual performance, as measured against goals and objectives in Bay View's business plan. The annual incentive plans for executive officers have required that certain thresholds of corporate performance and regulatory ratings be met prior to an executive being entitled to an incentive payment.

   The 1998 Annual Senior Management Incentive Plan for the executive officers of Bay View and Bay View Bank contained certain corporate goals which were required to be met prior to any officer eligibility for a bonus. These thresholds were net income of Bay View and, for officers of Bay View Bank only, regulatory examination results, including a satisfactory Community Reinvestment Act rating. Bay View's net income threshold calculated in accordance with terms of the 1998 plan resulted in a maximum payment of 50% of target bonus award levels to Bay View officers. Production subsidiary units, Bay View Credit and Bay View Commercial Finance Group, were required to meet performance targets based on production levels, asset quality and expense control, and such goals were exceeded. Consequently, the named officers were entitled to payments under the 1998 Plan as follows: Edward Sondker, $100,000; David Heaberlin, $75,000; Ronald Reed, $38,000; Michael Iachelli, $118,125; and Matthew Carpenter, $82,688. The bonus payments to the named officers for 1998 totaled $413,813.

   In January 1998, the Committee approved a new long-term Performance Stock Plan designed by SCA to complement Bay View's existing stock option program through which awards are contingent on the achievement of specific performance measures as set forth in the Performance Stock Plan. The Performance Stock Plan was submitted to and approved by Bay View's shareholders at the May 1998 Annual Shareholders' Meeting. In December 1998, the Committee approved a Supplemental Phantom Stock Unit Plan, which was ratified by the Board in January 1999 (the Performance Stock Plan and the Supplemental Plan are referred to collectively as the Long-Term Incentive Plan). The Committee believes that the Long-Term Incentive Plan's design will focus participants on performance measures that will lead to the creation of value for Bay View's shareholders while providing the participants with the opportunity to earn rewards commensurate with performance and the creation of shareholder value. Under the terms of the Long-Term Incentive Plan, awards are not earned unless and until certain corporate performance measurements have been achieved. The Plan is divided into three award tranches, with each tranche requiring the simultaneous achievement of a minimum level of performance of net interest margin, tangible core return on equity and transaction account mix. Upon achievement of all criteria for each tranche, participants earn (1) phantom stock units, or PSUs, from the
Performance Stock Plan which are immediately converted to cash based on the stock price appreciation from $36.25, the market value of the common stock on January 1, 1998, to the market price on the last day of the quarter in which the award is earned, (2) stock options with a grant price equal to the market value of the common stock on the last day of the quarter with a 6-month vesting and
5-year term, and (3) PSUs from the Supplemental Plan which are immediately converted to cash based on the stock price appreciation from $21.00, the market price of the common stock on December 7, 1998, to the market price on the last day of the quarter in which the award is earned but not to exceed $36.25. The award grants to each of the named officers upon achievement of all criteria in each tranche is as follows: Edward Sondker, 28,000 PSUs and 28,000 options per tranche from the Performance Stock Plan and 28,000 PSUs per tranche from the Supplemental Plan; David Heaberlin, 20,000 PSUs and 20,000 options per tranche from the Performance Stock Plan and 20,000 PSUs per tranche from the Supplemental Plan; Ronald Reed, 5,000 PSUs and 5,000 options per tranche from the Performance Stock Plan and 5,000 PSUs per tranche from the Supplemental
Plan; Michael Iachelli, 5,000 PSUs and 5,000 options per tranche from the Performance Stock Plan and 5,000 PSUs per tranche from the Supplemental Plan; and Matthew Carpenter, 5,000 PSUs and 5,000 options per tranche from the Performance Stock Plan and 5,000 PSUs per tranche from the Supplemental Plan.

   The Committee considers the grant of stock options to executive officers to be an important component of long-term compensation. In 1998 options were granted to the named executive officers as follows: Mr. Sondker, 50,000 shares; Mr. Heaberlin, 30,000 shares; Mr. Reed, 12,500 shares; Mr. Iachelli, 5,000 shares; and Mr. Carpenter, 7,500 shares. The grants were based on the Committee's recognition of the exceptional performance of the named individuals, their leadership skills and their ability to affect the results of Bay View, and most importantly, the importance of retaining the named individuals because of their impact on the future success of Bay View.

   During 1997, Bay View established split-dollar life insurance policies for Messrs. Sondker and Heaberlin. The policies were funded by the tax-free conversion of the cash surrender value of existing policies that no longer served a valid purpose. The new policies are owned by the executives but provide for an assignment back to Bay View of the amount contributed by Bay View. The assignment would be terminated upon a change of control of Bay View.

                                CEO Compensation

   Edward H. Sondker commenced employment as Bay View's President and Chief Executive Officer on August 1, 1995. Mr. Sondker's base salary was set at $350,000 effective January 1, 1998, and increased to $400,000 effective July 1, 1998, as a result of recommendations made by SCA and in accordance with the Committee's philosophy of setting base salary at slightly below peer market average for a comparable position. Mr. Sondker's total compensation package includes: (1) the aforementioned base salary; (2) annual incentive target award of 50% of annual base salary based upon achievement of agreed-upon 1998 performance goals; (3) long-term compensation consisting of an option to purchase 320,000 shares of Bay View common stock, representing cumulative grants since his date of hire, vesting over three years; (4) PSUs and options, if earned, under the Long-Term Incentive Plan; (5) the split-dollar life insurance policy described above; and (6) a one year employment contract. On January 1, 1999, Mr. Sondker's employment agreement (see "-Employment Contracts") was renewed for an additional one year term. Mr. Sondker received an annual incentive award in the amount of $100,000, which represented 25% of his base salary as of December 31, 1998, for achieving corporate and individual performance goals in accordance with the terms of the Performance Stock Plan. The Committee is satisfied that Mr. Sondker's total compensation package is reasonable and will continue to achieve the aforementioned goals of the Committee regarding executive compensation.

                              Employment Contracts

   A more detailed description of the employment contracts with the named officers is contained elsewhere in this document.

                     Deductibility of Executive Compensation

   Federal tax laws limit the deduction a publicly-held company is allowed for compensation paid to its chief executive officer and its four most highly compensated executive officers. Generally, amounts in excess of $1 million, other than performance-based compensation, paid in any tax year to a covered executive cannot be deducted. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

     The foregoing report is furnished by Ms. Collins (Chairperson) and Messrs. McKean and Greber.

Stockholder Return Performance Presentation

   The line graph below compares the cumulative total stockholder return on Bay View's common stock to the cumulative total return of the Dow Jones Global-U.S. Index and Dow Jones Savings and Loan Index* for the period December 31, 1993 through December 31, 1998. The graph assumes that $100 was invested on December 31, 1993 and that all dividends were reinvested.


                               [GRAPHIC OMITTED]

                             CUMULATIVE TOTAL RETURN
               BAY VIEW CAPITAL CORPORATION, DOW JONES GLOBAL-U.S.
                   INDEX AND DOW JONES SAVINGS AND LOAN INDEX


                       12/31/93    12/31/94     12/31/95    12/31/96    12/31/97    12/31/98
                       --------   ---------     --------   ---------   ---------   ---------

Bay View                 100.00       92.38       142.16      215.31      374.26      226.92
Global-U.S. Index        100.00      100.73       138.69      170.63      228.57      294.05
S&L Index                100.00       86.98       144.39      180.30      313.81      296.19



----------

* Bay View became a bank holding company and ceased to be a savings and loan holding company upon Bay View Bank's conversion from a federal savings bank to a national bank on March 1, 1999.

                                  LEGAL MATTERS

   The validity of the Bay View common stock to be issued in connection with the merger, and certain other legal matters, will be passed upon by Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Suite 700, Washington, D.C. 20005. Certain legal matters will be passed upon for FMAC by Allen, Matkins, Leck, Gamble & Mallory LLP, 1999 Avenue of the Stars, Suite 1800, Los Angeles, California 90067 and Dewey Ballantine LLP, 333 South Hope Street, 30th Floor, Los Angeles, California 90071.

                                     EXPERTS

     The consolidated financial statements of Bay View as of December 31, 1998, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Bay View as of December 31, 1997, and for the years ended December 31, 1997 and 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 26, 1998, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of FMAC as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in Bay View's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the main office of Bay View, 1840 Gateway Drive, San Mateo, California 94404, no later than December 29, 1999. Any such proposals will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act and, as with any shareholder proposal, regardless of whether included in Bay View's proxy materials, Bay View's Certificate of Incorporation and Bylaws and Delaware law. Under the proxy rules, in the event Bay View receives notice of a shareholder proposal to take action at the next annual meeting that is not submitted for inclusion in Bay View's proxy materials, or is submitted for inclusion but is properly excluded from such proxy materials, the persons named in the form of proxy sent by Bay View to its shareholders intend to exercise their discretion to vote on such proposal in accordance with their best judgment if notice of the proposal is not received at the administrative office of Bay View by the deadline set forth below. Bay View's Bylaws provide that if notice of a shareholder proposal to take action at the next annual meeting is not received at the main office of Bay View by the deadline, such proposal will not be recognized as a matter proper for submission to Bay View's shareholders and will not be eligible for presentation at the meeting. The deadline is the date 60 days prior to the date of the next annual meeting; however, in the event that less than 70 days notice or prior public disclosure, such as by press release or by the filing of a Current Report on Form 8-K with the SEC, of the date of the next annual meeting is given or made to shareholders, the deadline is the close of business on the tenth day following the earlier of the day on which notice of the meeting was first mailed or public announcement of the date of the meeting was first made.

     If the merger takes place, FMAC will have no more annual meetings. If the merger does not take place, any FMAC shareholder who wishes to submit a security holder proposal for possible inclusion in the proxy statement and proxy for FMAC's 2000 annual meeting of shareholders must do so on or before January 27, 2000. The proposal must comply with the rules and regulations of the SEC then in effect and the bylaws of FMAC and must be transmitted to Raedelle Walker, Secretary, Franchise Mortgage Acceptance Company, 1888 Century Park East, Third Floor, Los Angeles, California 90067.

                       WHERE YOU CAN FIND MORE INFORMATION

     Bay View and FMAC file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy such information at the following public reference rooms of the SEC:


450 Fifth Street, N.W.         7 World Trade Center      Citicorp Center
Room 1024                      Suite 1300                500 West Madison Street
Washington, D.C. 20549         New York, NY 10048        Suite 1400
                                                         Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The filings of Bay View and FMAC with the SEC are also available to the public from commercial retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov." You may also obtain copies of such information by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Bay View has filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 to register the shares of Bay View common stock to be issued to FMAC shareholders in the merger. As permitted by the rules and regulations of the SEC, this joint proxy statement/prospectus does not contain all the information set forth in the registration statement and the exhibits thereto. Such additional information may be inspected and copied as set forth above.

     The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in this document or in later filed documents incorporated by reference in this document. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

     All of the documents filed with the SEC by Bay View (File No. 001-14879) pursuant to the Securities Exchange Act of 1934 since the end of its fiscal year ended December 31, 1998 are incorporated by reference in this document. These documents include the following:

     o Bay View's Annual Report on Form 10-K for the year ended December 31, 1998, as amended on Form 10-K/A filed with the SEC on July 13, 1999.

     o Bay View's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended on Form 10-Q/A filed with the SEC on July 13, 1999.

     o    Bay View's  Current  Reports on Form 8-K filed  March 12 and March 19,
          1999.

     This document also incorporates by reference the description of the common stock, par value $0.01 per share, of Bay View, and the associated rights under the Bay View Stockholder Protection Rights Agreement, set forth under "Description of Capital Stock-Common Stock," "-Section 203 of the Delaware Law" and "-Certain Provisions of the Amended and Restated Certificate of Incorporation and Bylaws" contained in Bay View's prospectus dated October 19, 1998, filed pursuant to Rule 424(b) of the Securities Act together with a prospectus supplement on December 16, 1998, and incorporated in Bay View's registration statement on Form 8-A dated March 3, 1999.

     All of the documents filed with the SEC by FMAC (File No. 000-23283) pursuant to the Exchange Act since the end of its fiscal year ended December 31, 1998 are incorporated by reference in this document. These documents include the following:

     o FMAC's Annual Report on Form 10-K for the year ended December 31, 1998, as amended on Form 10-K/A filed with the SEC on April 22, 1999.

     o    FMAC's  Quarterly  Report on Form 10-Q for the quarter ended March 31,
          1999.

     o    FMAC's Current Report on Form 8-K filed March 12, 1999.

     We are also incorporating by reference additional documents that we file with the SEC between the date of this document and the date of the special meetings. Such incorporation by reference by us will not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

     If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. Shareholders may obtain documents incorporated by reference in this document by writing or telephoning the appropriate party at the addresses and telephone numbers that follow:



        Bay View Documents                        FMAC Documents

Bay View Capital Corporation              Franchise Mortgage Acceptance Company
1840 Gateway Drive                        1888 Century Park East, Third Floor
San Mateo, California 94404               Los Angeles, California 90067
Attention: Robert J. Flax                 Attention: Kevin Burke
(650) 312-7200                            (800) 611-3622

     If you would like to request documents from Bay View or FMAC, please do so by August 24, 1999 to receive them before the special meetings.

     You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to shareholders nor the issuance of Bay View common stock in the merger shall create any implication to the contrary.

     Bay View supplied all information contained or incorporated by reference in this document relating to Bay View and FMAC supplied all such information relating to FMAC.

                                                                      APPENDIX A




               -----------------------------------------------

               AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 BY AND BETWEEN

                          BAY VIEW CAPITAL CORPORATION

                                       AND

                      FRANCHISE MORTGAGE ACCEPTANCE COMPANY

               -----------------------------------------------



                               ----------------

                                 March 11, 1999

                               ----------------

                                TABLE OF CONTENTS

ARTICLE I

      THE MERGER AND RELATED MATTERS.........................................2
      1.1   MERGER; SURVIVING CORPORATION....................................2
      1.2   EFFECTIVE TIME OF THE MERGER.....................................2
      1.3   MERGER...........................................................2
      1.4   CLOSING.........................................................10

ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF BAY VIEW............................11
      2.1   ORGANIZATION....................................................11
      2.2   AUTHORIZATION...................................................11
      2.3   CONFLICTS.......................................................11
      2.4   ANTI-TAKEOVER PROVISIONS INAPPLICABLE...........................12
      2.5   CAPITALIZATION..................................................12
      2.6   BAY VIEW FINANCIAL STATEMENTS; MATERIAL CHANGES.................12
      2.7   BAY VIEW SUBSIDIARIES...........................................13
      2.8   BAY VIEW FILINGS................................................14
      2.9   BAY VIEW REPORTS................................................14
      2.10  COMPLIANCE WITH LAWS............................................15
      2.11  REGISTRATION STATEMENT; PROXY  STATEMENT........................15
      2.12  LITIGATION......................................................16
      2.13  LICENSES........................................................16
      2.14  TAXES...........................................................17
      2.15  INSURANCE.......................................................18
      2.16  LOANS; INVESTMENTS..............................................18
      2.17  ALLOWANCE FOR POSSIBLE LOAN LOSSES..............................19
      2.18  COMPLIANCE WITH ENVIRONMENTAL LAWS..............................19
      2.19  DEFAULTS........................................................21
      2.20  OPERATIONS SINCE DECEMBER 31, 1998..............................21
      2.21  UNDISCLOSED LIABILITIES.........................................21
      2.22  INSIDER INTERESTS...............................................21
      2.23  BROKERS AND FINDERS.............................................21
      2.24  ACCURACY OF INFORMATION.........................................22
      2.25  GOVERNMENTAL APPROVALS AND OTHER CONDITIONS.....................22
      2.26  YEAR 2000 COMPLIANT.............................................22

ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF FMAC................................22
      3.1   ORGANIZATION. ..................................................22
      3.2   AUTHORIZATION...................................................22
      3.3   CONFLICTS.......................................................23
      3.4   ANTI-TAKEOVER PROVISIONS INAPPLICABLE...........................23

      3.5   CAPITALIZATION AND STOCKHOLDERS.................................23
      3.6   FMAC FINANCIAL STATEMENTS; MATERIAL CHANGES.....................24
      3.7   FMAC SUBSIDIARIES...............................................24
      3.8   FMAC FILINGS....................................................25
      3.9   FMAC REPORTS....................................................25
      3.10  COMPLIANCE WITH LAWS............................................26
      3.11  REGISTRATION STATEMENT; PROXY STATEMENT.........................26
      3.12  LITIGATION......................................................26
      3.13  LICENSES.  .....................................................27
      3.14  TAXES...........................................................27
      3.15  INSURANCE.......................................................28
      3.16  LOANS; INVESTMENTS..............................................29
      3.17  ALLOWANCE FOR POSSIBLE LOAN LOSSES..............................33
      3.18  FMAC BENEFIT PLANS..............................................33
      3.19  COMPLIANCE WITH ENVIRONMENTAL LAWS..............................36
      3.20  CONTRACTS AND COMMITMENTS.......................................37
      3.21  DEFAULTS........................................................38
      3.22  OPERATIONS SINCE DECEMBER 31, 1998..............................38
      3.23  RECORDS.........................................................40
      3.24  UNDISCLOSED LIABILITIES.........................................40
      3.25  ASSETS..........................................................40
      3.26  INDEMNIFICATION.................................................41
      3.27  INSIDER INTERESTS...............................................41
      3.28  REGISTRATION OBLIGATIONS........................................42
      3.29  TAX AND RELATED MATTERS.........................................42
      3.30  BROKERS AND FINDERS.............................................42
      3.31  ACCURACY OF INFORMATION.........................................42
      3.32  GOVERNMENTAL APPROVALS AND OTHER CONDITIONS.....................42
      3.33  YEAR 2000 COMPLIANT.............................................42

ARTICLE IV

      COVENANTS OF FMAC AND BAY VIEW........................................43
      4.1   FMAC BUSINESS IN ORDINARY COURSE................................43
      4.2   CERTAIN ACTIONS.................................................46
      4.3   BAY VIEW BUSINESS IN ORDINARY COURSE............................47

ARTICLE V

      ADDITIONAL AGREEMENTS.................................................48
      5.1   INSPECTION OF RECORDS; CONFIDENTIALITY..........................48
      5.2   REGISTRATION STATEMENT; STOCKHOLDER APPROVAL....................48
      5.3   AGREEMENTS OF AFFILIATES........................................49
      5.4   EXPENSES........................................................49
      5.5   COOPERATION.....................................................49

      5.6   REGULATORY APPLICATIONS.........................................51
      5.7   CURRENT INFORMATION.............................................51
      5.8   PRESS RELEASE...................................................51
      5.9   LITIGATION MATTERS..............................................51
      5.10  TAX OPINION.  ..................................................51
      5.11  BENEFITS AND RELATED MATTERS....................................52
      5.12  RESERVATION OF SHARES TO SATISFY FMAC CONTINUING
            OPTIONS.........................................................52
      5.13  LISTING.  ......................................................52
      5.14  INDEMNIFICATION: DIRECTORS' AND OFFICERS' INSURANCE.............52
      5.15  REPORTS TO THE SEC..............................................54
      5.16  ENVIRONMENTAL REPORTS...........................................54
      5.17  IMPERMISSIBLE ACTIVITIES........................................54
      5.18  POST-MERGER.....................................................54
      5.19  FMAC ACKNOWLEDGMENTS............................................54
      5.20  DIRECTOR OF BAY VIEW............................................54
      5.21  TRANSFER OF FMAC NAME...........................................54
      5.22  BAY VIEW ACKNOWLEDGMENT.........................................54
      5.23  FMAC EMPLOYEES..................................................55
      5.24  FINANCIAL REPORTING OBLIGATIONS AND TAX GROSS-UP
            PAYMENTS........................................................55

ARTICLE VI

      CONDITIONS............................................................55
      6.1   CONDITIONS TO THE OBLIGATIONS OF BAY VIEW.......................55
      6.2   CONDITIONS TO THE OBLIGATIONS OF FMAC...........................56
      6.3   CONDITIONS TO THE OBLIGATIONS OF THE PARTIES....................57

ARTICLE VII

      TERMINATION; AMENDMENT; WAIVER........................................58
      7.1   TERMINATION.....................................................58
      7.2   LIABILITIES AND REMEDIES; BREAK-UP FEE..........................61
      7.3   SURVIVAL OF AGREEMENTS..........................................63
      7.4   AMENDMENT.......................................................63
      7.5   WAIVER..........................................................63

ARTICLE VIII

      GENERAL PROVISIONS....................................................64
      8.1   SURVIVAL........................................................64
      8.2   NOTICES.........................................................64
      8.3   APPLICABLE LAW..................................................65
      8.4   HEADINGS, ETC...................................................65
      8.5   SEVERABILITY....................................................65
      8.6   ENTIRE AGREEMENT; BINDING EFFECT; NON-ASSIGNMENT;
            COUNTERPARTS; EFFECT............................................65

                                  EXHIBIT LIST

Exhibit A - Form of Voting Agreement (excluded)

Exhibit B - Form of Affiliate Agreement (excluded)

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


      THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") dated March 11, 1999, is by and between BAY VIEW CAPITAL CORPORATION, a Delaware corporation ("Bay View"), and FRANCHISE MORTGAGE ACCEPTANCE COMPANY, a Delaware corporation ("FMAC").

      A. Bay View and FMAC wish to provide for the terms and conditions of the following described business combination in which FMAC will be merged (the "Merger") with and into Bay View with Bay View as the surviving corporation in the Merger.

      B. The respective Boards of Directors of Bay View and FMAC expect that the Merger, on the terms and conditions set forth herein, is in the best interests of their stockholders and will further the business interests of their respective corporations.

      C. It is the intent of Bay View that following the Merger it shall contribute all or substantially all of the assets and liabilities of FMAC received by Bay View in the Merger to Bay View Bank, N.A., a national bank and a wholly owned first-tier subsidiary of Bay View ("Bay View Bank"), which in turn shall contribute such assets and liabilities to a newly formed wholly-owned subsidiary of Bay View Bank ("New FMAC").

      D. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"), and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

      E. For accounting purposes, it is intended that the Merger shall be accounted for as a purchase.

      F. The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

      G. Concurrently with the execution and delivery of this Agreement, and as a condition to and inducement for Bay View to enter into this Agreement, Bay View and FMAX Holdings, LLC have entered into a voting agreement in the form attached hereto as Exhibit A ("Voting Agreement").

      Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                         THE MERGER AND RELATED MATTERS

      1.1 MERGER; SURVIVING CORPORATION. Subject to the terms and conditions of this Agreement, and pursuant to the provisions of the Delaware General Corporation Law ("DGCL"), at the Effective Time (as defined in Section 1.2), FMAC shall be merged with and into Bay View pursuant to the terms and conditions set forth herein. Upon the consummation of the Merger, the separate corporate existence of FMAC shall cease and Bay View shall continue as the surviving corporation in the Merger under the laws of the state of Delaware. The name of Bay View as the surviving corporation in the Merger shall be "Bay View Capital Corporation". The Merger shall have the effects prescribed in the DGCL, including that from and after the Effective Time Bay View, as the surviving corporation in the Merger, shall possess all of the properties and rights of FMAC, including all rights in and to the name "Franchise Mortgage Acceptance Company".

      1.2 EFFECTIVE TIME OF THE MERGER. As soon as practicable after each of the conditions set forth in Article VI hereof have been satisfied or waived, the parties will file, or cause to be filed, with the Delaware Secretary of State, a certificate of merger and such other documents as they may deem necessary or appropriate to effectuate the Merger, which certificate of merger and such other documents shall in each case be in the form required by and executed in accordance with the applicable provisions of the DGCL. The Merger shall become effective at such time as is specified in the certificate of merger ("Effective Time").

      1.3   MERGER.

            (a)   CONVERSION OF FMAC STOCK.  At the Effective Time:

                  (i) Each  share of common  stock of FMAC,  $.001 par value per share (the "FMAC Common Stock"), issued and outstanding immediately prior thereto (except for Dissenting Shares, if applicable (as defined in Section 1.3(e)) shall, by virtue of the Merger and without any action on the part of the parties hereto or the holder thereof, but subject to this Section 1.3(a), Section 1.3(c) and
            Section 1.3(g), be converted into the right to receive, at the election of the holder thereof as provided in Section 1.3(b), either:

                        (1)  $10.25  in  cash,  as  adjusted   pursuant  to  the
                  provisions   hereinafter   contained   (the  "Per  Share  Cash
                  Consideration"); or

                        (2) a number of shares of the  common  stock of Bay View
                  ("Bay View Common Stock"), par value $.01 per share (and the associated rights (the "Rights") under the Stockholder Protection Rights Agreement dated as of July 31, 1990, as amended, between Bay View and Manufacturers Hanover Trust Company of California, as Rights Agent) equal to the quotient (the "Exchange Ratio," as subject to possible adjustment as set forth in Section 7.1(g)) of the Per Share Cash Consideration divided by $20.00 (the "Per Share Stock Consideration").

               The Merger  Consideration  (as defined  below) shall be increased
          (A) in an amount that the good faith estimated decrease in the consolidated stockholders' equity of FMAC arising from financial reporting adjustments on account of tax gross up payments or the nondeductability of payments under Sections 162(m) or 280G of the Code is less than $3.7 million as determined by KPMG, LLP, based upon a value of Bay View Common Stock equal to $20.00 per share, at least five business days prior to the date of the mailing of the Proxy Statement (as defined in Section 2.3) and (B) in an equitable amount reasonably determined by agreement of the parties in the event that the number of Out-of-the-Money Options (as defined below) is less than 728,277 after adding back to such number any Out-of-the-Money Options that have been theretofore exercised determined as of the fifth business day prior to the mailing of the Proxy Statement. An "Out-of-the-Money Option" means an Option with an exercise price per share greater than or equal to $10.25. Any such increase to the Merger Consideration shall be accomplished by increasing the Per Share Cash Consideration by an amount equal to the quotient of the aggregate increase divided by the sum of the number of shares of FMAC Common Stock issued and outstanding immediately prior to the Effective Time and the number of shares of FMAC Common Stock subject to Options (as defined in Section 1.3(h)) immediately prior to the Effective Time.

               Notwithstanding anything contained in this Agreement to the contrary, or any holder's election, the aggregate number of shares of FMAC Common Stock to be exchanged for shares of Bay View Common Stock in the Merger shall be equal to 60% (rounded up) of the total number of shares (including Dissenting Shares) of FMAC Common Stock issued and outstanding immediately prior to the Effective Time (the "Stock Amount"); and further provided, notwithstanding any holder's election, the aggregate Per Share Stock Consideration to be received by any person (or any persons presumed to be acting in concert as defined in 12 C.F.R. Section 225.41(d) (a "control group")) shall be limited so that when such consideration is aggregated with all Bay View Common Stock already owned by such person (or control group), such person (or control group) will not beneficially own, control or have the power to vote or dispose of more than 9.99% of the shares of Bay View Common Stock issued and outstanding immediately after the Merger (the "Beneficial Ownership Limitation").



               (ii) The holders of certificates formerly representing shares of FMAC Common Stock shall cease to have any rights as stockholders of FMAC, except such rights, if any, as they may have pursuant to the DGCL. Except as provided above, until certificates representing shares of FMAC Common Stock are surrendered for exchange, the certificates shall, after the Effective Time, represent for all purposes only the right to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration together with the right to receive the cash value of any fraction of a share of Bay View Common Stock as provided below (collectively, the "Merger Consideration").

                  (iii) Notwithstanding any other provision of this Agreement, any shares of FMAC Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record by Bay View or FMAC, or by any direct or indirect Subsidiary (as hereinafter defined) of any of them, or held in the treasury of FMAC (other than any shares of FMAC Common Stock held (A) directly or indirectly in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties or (B) in respect of a debt previously contracted) shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

                  (iv) If between the date of this  Agreement  and the Effective
            Time the outstanding shares of Bay View Common Stock shall have been changed into a different number of shares or into a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or similar adjustment (each, a "Stock Adjustment"), the Exchange Ratio to calculate the Per Share Stock Consideration shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

            (b)   ELECTION PROCEDURES.

                  (i) An  election  form and  other  appropriate  and  customary transmittal materials (the "Election Form"), which specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing FMAC Common Stock shall pass, only upon proper delivery of such certificates to an exchange agent designated by Bay View (the "Exchange Agent") shall be mailed approximately 25 days prior to the anticipated Effective Time ("Mailing Date") to each holder of record of FMAC Common Stock as of five business days prior to the Mailing Date (the "Election Form Record Date"). Bay View shall cause an Election Form to be sent to each holder of FMAC Common Stock who FMAC advises Bay View has become a holder of FMAC Common Stock after the Election Form Record Date. Bay View shall determine the anticipated Effective Time (the "Anticipated Effective Time") in its sole discretion and the failure of the Effective Time to occur at the Anticipated Effective Time shall not affect the time periods which are established for purposes of these election procedures.

                  (ii) Each  Election  Form  shall  permit  the  holder  (or the beneficial owner through appropriate and customary documentation and instructions) to designate the number of shares of such holder's FMAC Common Stock with respect to which the holder elects to receive only the Per Share Stock Consideration ("Stock Election Shares"), and to designate the number of shares of such holder's FMAC Common Stock with respect to which the holder elects to receive only the Per Share Cash Consideration ("Cash Election Shares").

                  (iii) Each  Election Form shall require the holder to disclose the number of shares of Bay View Common Stock beneficially owned by the holder for purposes of compliance with the Bank Holding Company Act and Regulation Y, 12 C.F.R. Part 225, thereunder.

                  (iv) Any FMAC  Common  Stock with  respect to which the holder
            (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as Bay View and FMAC may mutually agree) (the "Election Deadline") shall be deemed to be "No Election Shares." Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of FMAC Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting a new Election Form at or prior to the Election Deadline.

                  (v) Subject to the terms of this Agreement and of the Election
            Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made, to disregard immaterial defects in the Election Forms and to effect the allocation as provided in Section 1.3(c), and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Bay View nor the Exchange Agent shall be under any obligation to notify any person of any defect in any Election Form.

            (c) ALLOCATION PROCEDURES. Within ten business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Bay View shall cause the Exchange Agent to effect the allocation among the holders of FMAC Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger in accordance with the Election Forms but subject to the following:

                  (i) STOCK  ELECTIONS LESS THAN STOCK AMOUNT.  If the number of
            Stock Election Shares is less than the Stock Amount, then:

                        (A) all Stock  Election  Shares shall be converted  into
                  the right to receive the Per Share Stock Consideration,

                        (B) the Exchange  Agent shall select first pro rata from
                  among the No Election Shares and then (if necessary) pro rata from among the Cash Election Shares, a sufficient number of shares ("Stock Designated Shares") such that the number of shares of FMAC Common Stock that will be converted into the right to receive the Per Share Stock Consideration equals as closely as practicable the Stock Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

                        (C) the remaining shares (other than Dissenting  Shares)
                  shall be converted into the right to receive the Per Share Cash Consideration; or

                    (ii) STOCK ELECTIONS NOT LESS THAN STOCK AMOUNT. If the number of Stock Election Shares is not less than the Stock Amount, then:

                        (A) all Cash  Election  Shares  and No  Election  Shares
                  shall be converted into the right to receive the Per Share Cash Consideration,

                        (B) the Exchange Agent shall (if necessary)  select from
                  among the Stock Election Shares on a pro rata basis, a sufficient number of shares ("Cash Designated Shares") such that the number of shares of FMAC Common Stock that will be converted into the right to receive the Per Share Stock Consideration equals as closely as practicable the Stock Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

                        (C) the remaining shares (other than Dissenting  Shares)
                  shall be converted into the right to receive the Per Share Stock Consideration.

                  (iii) BENEFICIAL OWNERSHIP LIMITATION. If after the above allocation any holder of FMAC Common Stock (or any affiliated group of such persons) has been allocated rights to receive an aggregate of Per Share Stock Consideration in excess of the Beneficial Ownership Limitation, such rights to receive the Per Share Stock Consideration as are in excess of the Beneficial Ownership Limitation shall be converted into rights to receive the Per Share Cash Consideration, and the Exchange Agent shall select pro rata from among the other holders of rights to receive the Per Share Cash Consideration an equal number of rights to receive the Per Share Cash Consideration, which rights shall be converted into rights to receive the Per Share Stock Consideration such that after taking into account this subsection (iii) the number of shares of FMAC Common Stock that will be converted into a right to receive the Per Share Stock Consideration equals as closely as practicable the Stock Amount.

            (d) RESERVATION OF SHARES. Prior to the Effective Time, the Board of Directors of Bay View shall reserve for issuance a sufficient number of shares of Bay View

      Common Stock for the purpose of issuing its shares to the stockholders of FMAC in accordance herewith.

            (e) DISSENTING SHARES. Any shares of FMAC Common Stock held by a holder who dissents from the Merger in accordance with Section 262 of the DGCL shall be herein called "Dissenting Shares." Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be Cash Election Shares, Stock Election Shares or No Election Shares or be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the DGCL.

            (f)   EXCHANGE PROCEDURES.

                  (i) Bay  View  shall  timely  deposit,  or  shall  cause to be deposited, with the Exchange Agent, sufficient certificates representing Bay View Common Stock (and the associated Rights) and sufficient cash funds to effect the exchange of Certificates for the Per Share Stock Consideration and the Per Share Cash Consideration to be paid pursuant to Section 1.3(c) and the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 1.3(g).

                  (ii) As soon as  reasonably  practicable  after the  Effective
            Time, those holders of record of certificates formerly representing shares of FMAC Common Stock ("Certificates") which were not tendered in connection with an Election Form shall be instructed to tender such Certificates to the Exchange Agent pursuant to a letter of transmittal that Bay View shall deliver or cause to be delivered to such holders. Such letter of transmittal shall specify that risk of loss and title to Certificates shall pass only upon acceptance of such Certificates by Bay View or the Exchange Agent and instructions for surrendering the Certificates in exchange for the Merger Consideration.

                  (iii) After the Effective  Time,  each holder of a Certificate which has been accepted by Bay View or the Exchange Agent will be entitled to the Merger Consideration payable in respect to the shares represented thereby.

                  (iv) The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent may reasonably require.

                  (v) On the Election Form Record Date and again at the Effective Time, FMAC shall deliver a certified copy of a list of its stockholders to Bay View or the Exchange Agent. After the Effective Time, there shall be no further transfer on the records of FMAC of Certificates, and if such Certificates are presented to Bay View for transfer, they shall be canceled against delivery of the Merger

            Consideration. Bay View shall not be obligated to deliver the Merger Consideration to any holder of FMAC Common Stock until such holder surrenders the Certificates as provided herein. No interest will be accrued or paid on the cash component of the Merger Consideration. No dividends or distributions declared (including any redemption by Bay View of the Rights associated therewith) will be remitted to any person entitled to receive Bay View Common Stock under this Agreement until such person surrenders the Certificate representing the right to receive such Bay View Common Stock, at which time such dividends or distributions on whole shares of Bay View Common Stock with a record date on or after the Effective Time shall be remitted to such person, without interest and less any taxes that may have been imposed thereon. Following six months after the Effective Time, the Exchange Agent shall return to Bay View any certificate for Bay View Common Stock and cash remaining in the possession of the Exchange Agent (together with any dividends or distributions in respect thereof) and thereafter shareholders of FMAC shall look exclusively to Bay View for the Merger Consideration to which they are entitled hereunder and any amounts in respect of dividends or distributions with respect to Bay View Common Stock.

                  (vi) Certificates surrendered for exchange by any person constituting an "affiliate" of FMAC for purposes of Rule 145 under the Securities Act of 1933, as amended, and the rules and regulations thereunder ("Securities Act") shall not be exchanged for certificates representing Bay View Common Stock until (A) Bay View has received a written agreement from such person as specified in
            Section 5.3 or (B) the date as such shares of Bay View Common Stock are freely tradeable without violating the Securities Act. Neither the Exchange Agent nor any party to this Agreement nor any affiliate thereof shall be liable to any holder of FMAC Common Stock for any Merger Consideration issuable or payable in the Merger paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Bay View and the Exchange Agent shall be entitled to rely upon the stock transfer books of FMAC to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of shares of FMAC Common Stock represented by any Certificate, Bay View and the Exchange Agent shall be entitled to deposit any Merger Consideration in respect thereof in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (vii) If the Merger  Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to Bay View or the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Nothing herein shall relieve any of the holders of

            FMAC Common Stock of any expenses associated with surrendering such holder's Certificate or Certificates to the Exchange Agent.

                  (viii) In the  event any  Certificate  shall  have been  lost, stolen or destroyed, the owner of such lost, stolen or destroyed Certificate shall deliver to Bay View or the Exchange Agent an affidavit stating such fact, in form satisfactory to Bay View, and, at Bay View's discretion, a bond in such reasonable sum as Bay View or the Exchange Agent may direct as indemnity against any claim that may be made against Bay View or FMAC or its successor or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed. Upon such delivery, the owner shall have the right to receive the Merger Consideration with respect to the shares represented by the lost, stolen or destroyed Certificate and any amounts in respect of dividends or distributions with respect to Bay View Common Stock.

                  (ix) Bay View shall be  entitled to deduct and  withhold  from
            the  Merger   Consideration   otherwise  payable  pursuant  to  this
            Agreement to any holder of Certificates, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Bay View, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made.

            (g) NO FRACTIONAL  SHARES.  Notwithstanding  any other  provision of this Agreement, neither certificates nor scrip for fractional shares of Bay View Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Bay View Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Per Share Cash Consideration. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

            (h) STOCK OPTIONS. Each option (an "Option") granted under the FMAC 1997 Stock Option, Deferred Stock and Restricted Stock Plan ("Option Plan") and outstanding on the date hereof, but subject to cancellation of Options as set forth in Section 3.5(b) (or that is granted pursuant to Section 4.1(b)(i)(B) and set forth in Section 4.1 of the FMAC Disclosure Schedule (as defined in Section 3.3)) that remains outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted automatically into a right to purchase shares of Bay View Common Stock (the "Continuing Option") in an amount and at an exercise price determined as provided below (subject to the terms of the Option Plan):

                  (i) the  number  of  shares  of Bay  View  Common  Stock to be subject to the Continuing Option shall be equal to the product of the number of shares of FMAC Common Stock subject to the original option and the Exchange Ratio, provided that any fractional share of Bay View Common Stock resulting from such multiplication shall be rounded to the nearest share; and

                  (ii) the  exercise  price per share of Bay View  Common  Stock under the Continuing Option shall be equal to the exercise price per share of FMAC Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent.

            The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with
      Section 424(a) of the Code. The duration and other terms of the Continuing Option shall be the same as the original option, except that all references to FMAC shall be deemed to be references to Bay View.

          (i) BAY VIEW AS THE SURVIVING CORPORATION. The Certificate of Incorporation and Bylaws of Bay View, as in effect immediately prior to the Effective Time, shall, without any change, be the Certificate of Incorporation and Bylaws of Bay View, as the surviving corporation in the Merger, until either is thereafter amended in accordance with applicable law. The directors of Bay View immediately prior to the Effective Time, and Wayne Knyal, shall be the directors of Bay View, as the surviving corporation in the Merger. The officers of Bay View immediately prior to the Effective Time shall be the officers of Bay View, as the surviving corporation in the Merger. Such directors and officers shall continue in office until their successors are duly elected and qualified or otherwise duly selected. The outstanding capital stock of Bay View shall continue as the capital stock of Bay View as the surviving corporation in the Merger and the holders thereof shall retain their present rights.

      1.4 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after satisfaction or waiver of all of the conditions set forth in Article VI hereof, on a date and at a time and place designated in writing by Bay View, but not later than 30 days following the satisfaction or waiver of such conditions; provided however, such time of Closing may be extended for up to an additional 30 days by Bay View in order to implement any action to be taken pursuant to
Section 5.5(c) at the direction of Bay View. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF BAY VIEW

      Bay View represents and warrants to FMAC that:

      2.1 ORGANIZATION. Bay View is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets and properties and to carry on its business substantially as it has been and is now being conducted. Bay View is duly qualified to do business and is in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 2.6) on Bay View. Bay View has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the stockholders of Bay View and the receipt of all requisite regulatory approvals and the expiration of any applicable waiting periods, to consummate the transactions contemplated hereby.

      2.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of Bay View, and all necessary corporate action on its part has been taken, subject to the adoption of this Agreement by the holders of a majority of the outstanding Bay View Common Stock. This Agreement has been duly executed and delivered by Bay View and constitutes the valid and binding obligation of it and is enforceable against it, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

      2.3 CONFLICTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of any obligation under, or result in the creation of any material lien, charge or encumbrance on any of the property or assets under, any provision of the Certificate of Incorporation or Bylaws of Bay View or similar documents of any Bay View Subsidiary (as defined in Section 2.7) or any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, Intellectual Property Right (as defined in Section 2.13), judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Bay View or any Bay View Subsidiary or their respective properties, other than any such conflicts, violations or defaults which are disclosed in Section 2.3 of that certain confidential writing delivered by Bay View to FMAC on or prior to the date hereof (the "Bay View Disclosure Schedule"). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to Bay View in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby except for: (i) any filings and approvals with or from the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency (the

"OCC"); (ii) the filing by Bay View of the registration statement relating to the Bay View Common Stock to be issued pursuant to this Agreement ("Registration Statement") with the United States Securities and Exchange Commission ("SEC"), and the effectiveness thereof, which Registration Statement shall include the joint proxy statement/prospectus ("Proxy Statement") for use in connection with the stockholders' meetings to approve the Merger (the "Stockholders' Meetings");
(iii) the filing of a certificate of merger with the Delaware Secretary of State, and the approval thereof; (iv) any filings, approvals or no-action letters with or from state securities authorities; and (v) any anti-trust filings (including filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), consents, waivers or approvals.

      2.4 ANTI-TAKEOVER PROVISIONS INAPPLICABLE. No "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation applicable to Bay View (i) applies to the Merger, (ii) prohibits or restricts the ability of Bay View to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (iii) would have the effect of invalidating or voiding this Agreement or any provision hereof, or
(iv) would subject FMAC to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

      2.5   CAPITALIZATION.

            (a) As of the date hereof, the authorized capital stock of Bay View consists of (i) 60,000,000 shares of Bay View Common Stock, $0.01 par value per share, of which, as of February 28, 1999, 19,113,637 shares (and the associated Rights) were issued and outstanding and (ii) 7,000,000 shares of preferred stock, $0.01 par value per share, of which none are issued and outstanding. All of the issued and outstanding shares of Bay View Common Stock are, and all of the shares of Bay View Common Stock to be issued in the Merger will be, at the Effective Time, (i) duly and validly authorized and issued, (ii) fully paid and non-assessable and
      (iii) free from any preemptive rights of current or past stockholders. All of the issued and outstanding shares of Bay View Common Stock will be entitled to vote to adopt this Agreement.

            (b) As of the date hereof, Bay View had 3,007,229 shares of Bay View Common Stock reserved for issuance under its stock benefit plans for the benefit of employees and directors of Bay View and the Bay View Subsidiaries, pursuant to which awards covering 2,183,400 shares of Bay View Common Stock are outstanding. Except as set forth in this Section 2.5, as of the date hereof, there are no shares of capital stock or other equity securities of Bay View outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Bay View, or contracts, commitments, understandings, or arrangements by which Bay View is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

      2.6 BAY VIEW FINANCIAL STATEMENTS; MATERIAL CHANGES. Bay View has heretofore delivered to FMAC audited consolidated financial statements for the years ended December 31, 1998 and December 31, 1997 (together the "Bay View Financial Statements"). The Bay View Financial Statements (i) have been prepared in all material respects in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (ii) fairly present in all material respects the consolidated financial position of Bay View as of the dates thereof and the consolidated results of its operations, stockholders' equity, cash flows and changes in financial position for the periods then ended. Since December 31, 1998 to the date hereof, Bay View and the Bay View Subsidiaries have not undergone or suffered any Material Adverse Effect (as defined below).

      As used in this Agreement, the term "Material Adverse Effect" with respect to Bay View or FMAC means any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, business, operations or assets of such entity taken together with its affiliated entities on a consolidated basis; it being understood that a Material Adverse Effect shall not include: (i) a change with respect to, or effect on, such entity and its Subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such entity on a consolidated basis; (ii) a change with respect to, or effect on, such entity and its Subsidiaries resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement; (iii) a change made with the prior written consent of the other party including, in the case of FMAC, any financial change taken at the written request of Bay View; or (iv) in the case of Bay View only, a change with respect to, or effect on, its Subsidiaries resulting from changes in prevailing interest rates.



      2.7   BAY VIEW SUBSIDIARIES.

            (a) All of the Bay View Subsidiaries (as defined below) are listed in Section 2.7 of the Bay View Disclosure Schedule. Except as set forth in
      Section 2.7 of the Bay View Disclosure Schedule, as of the date hereof, Bay View owns directly or indirectly all of the issued and outstanding shares of capital stock of the Bay View Subsidiaries. As of the date hereof, no capital stock of any of the Bay View Subsidiaries is, or may become required to be, issued (other than to Bay View or another Bay View Subsidiary) by reason of any options, warrants, scrip, right to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Bay View Subsidiary. Other than as set forth in
      Section 2.7 of the Bay View Disclosure Schedule, as of the date hereof there are no contracts, commitments, understandings or arrangements relating to the rights of Bay View to vote the capital stock or to dispose of any Bay View Subsidiary. All of the shares of capital stock of each Bay View Subsidiary held by Bay View or a Bay View

      Subsidiary are fully paid and non-assessable and are owned by Bay View or another Bay View Subsidiary free and clear of any claim, lien or encumbrance, except as disclosed in Section 2.7 of the Bay View Disclosure Schedule.

            (b) Each Bay View Subsidiary is either a bank or a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Bay View. Each Bay View Subsidiary has the corporate power and authority necessary for it to own, operate or lease its assets and properties and to carry on its business substantially as it has been and is now being conducted.

            (c) For purposes of this Agreement, a "Bay View Subsidiary" or a "Subsidiary" of Bay View shall mean each corporation, bank and other entity in which Bay View owns or controls directly or indirectly 10% or more of the outstanding equity securities; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity.

            (d) Bay View Bank is a national bank. All eligible deposit accounts issued by Bay View Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund or Bank Insurance Fund to the full extent permitted under applicable law.

      2.8 BAY VIEW FILINGS. Bay View has previously made available to FMAC true and correct copies of its (i) proxy statements relating to all meetings of its stockholders (whether special or annual) during calendar years 1996, 1997, and 1998 and (ii) all other reports, as amended, or filings, as amended, required to be filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by Bay View with the SEC since January 1, 1996 including without limitation on Forms 10-K, 10-Q and 8-K.

      2.9 BAY VIEW REPORTS. Since December 31, 1994, each of Bay View and the Bay View Subsidiaries has filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it was, or will be required to file with the SEC, the FDIC, the Office of Thrift Supervision, the OCC, the Federal Reserve Board, the National Association of Securities Dealers ("NASD") and other applicable banking, securities and other regulatory authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than normal examinations conducted by the Internal Revenue Service ("IRS"), state and local taxing authorities, and banking regulators in the regular course of the business of Bay View or the Bay View Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Bay View and Bay View Bank, investigation into the business or operations of Bay View or the Bay View Subsidiaries within the past two years except as set forth in Section 2.9 of the Bay View Disclosure Schedule. There is no unresolved violation, criticism or exception by any agency, commission or entity with respect to any report or statement referred to herein that is material to Bay View and the Bay View Subsidiaries as taken as a whole.

      2.10  COMPLIANCE WITH LAWS.

            (a) Except as disclosed in Section 2.10 of the Bay View Disclosure Schedule, the businesses of Bay View and the Bay View Subsidiaries are being conducted in compliance in all material respects with all laws, ordinances and regulations of governmental authorities, including, without limitation, federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employees and employee benefits, and any statutes or ordinances relating to the properties occupied or used by Bay View or any Bay View Subsidiary.

            (b) Except as disclosed in Section 2.10 of the Bay View Disclosure Schedule, no investigation or review by any governmental entity with respect to Bay View or any Bay View Subsidiary is pending or, to the best knowledge of Bay View, threatened, nor has any governmental entity indicated to Bay View or any Bay View Subsidiary an intention to conduct the same, other than normal regulatory examinations.

            (c) Except as disclosed in Section 2.10 of the Bay View Disclosure Schedule, since January 1, 1996 neither Bay View nor Bay View Bank has been a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or has been subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators"), nor has it been advised by any Government Regulator in writing that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

      2.11 REGISTRATION STATEMENT; PROXY STATEMENT. The information to be supplied by Bay View for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information to be supplied by Bay View for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Bay View's or FMAC's stockholders, at the time of the Stockholders' Meeting, and at the Effective Time, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make the statements made therein not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings that has become false or misleading. If, at any time prior to the Effective Time, any event relating to Bay View or any of its affiliates, officers, or directors is discovered by Bay View that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Bay View will promptly inform FMAC and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Bay View and FMAC. Notwithstanding the foregoing, Bay View makes no representation or warranty with respect to any information supplied by FMAC that is contained in the Registration Statement or the Proxy Statement. The Proxy Statement and the Registration Statement will (with respect to Bay View) comply in all material respects as to form and substance with the requirements of the Exchange Act, the Securities Act, and the rules and regulations thereunder.

      2.12  LITIGATION.  Except as  disclosed  in  Section  2.12 of the Bay View
Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of Bay View threatened, against or affecting Bay View or any Bay View Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which if adversely determined, could reasonably be expected to have a Material Adverse Effect on Bay View or which would affect the ability of Bay View to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission agency, instrumentality or arbitrator outstanding against Bay View or any Bay View Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such, having, or which, insofar as reasonably can be foreseen in the future, would have any such effect. Bay View has made available to FMAC or its financial advisor all of its litigation letters dated on or after January 1, 1997.

      2.13 LICENSES. Bay View and the Bay View Subsidiaries hold all licenses, certificates, permits, franchises and intellectual property, including but not limited to, patents, trademarks, service marks, trade names, copyrights and software systems, or rights thereto (the "Intellectual Property Rights"), and required authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted. Neither Bay View nor any of its Subsidiaries has pledged, mortgaged, assigned, licensed, granted permission with respect to or otherwise transferred any such Intellectual Property Rights to any third party. No such Intellectual Property Right is subject to any outstanding injunction, judgment, order, decree, ruling or charge, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Bay View, is threatened that challenges the legality, validity, use or enforceability of any such Intellectual Property Right. None of Bay View's or its Subsidiaries' rights with respect to any such Intellectual Property Rights will be terminated, limited or otherwise affected by its execution of this Agreement or its consummation of the transactions contemplated by this Agreement.

      2.14  TAXES.

            (a) Except as disclosed in Section 2.14 of the Bay View Disclosure Schedule, Bay View and the Bay View Subsidiaries (i) have each timely filed all tax and information returns required to be filed (and all such returns as filed were correct and complete in all material respects) and
      (ii) have paid (or Bay View has paid on behalf of its Subsidiaries), or have accrued on their respective books and established adequate reserves for the payment of, all taxes for all applicable periods, including taxes anticipated to be payable in respect of such periods. Neither Bay View nor any Bay View Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Bay View or any Bay View Subsidiary that have not been resolved or settled, and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as set forth in Section 2.14 of the Bay View Disclosure Schedule, neither Bay View nor any Bay View Subsidiary is currently subject to audit or examination of any of its tax returns by the IRS or any state, municipal or other taxing authority. Neither Bay View nor any Bay View Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of Bay View and the Bay View Subsidiaries have been accounted for in accordance with GAAP.

            (b) Bay View has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code), where Bay View was not the common parent of the group. In connection with acquisitions heretofore made by Bay View or a Bay View Subsidiary, Bay View is not aware of any pre-acquisition tax liability of the acquired party or any member of the prior affiliated group of the acquired party for which Bay View or a Bay View Subsidiary may have liability as a successor, transferee or otherwise that has not been fully paid. Neither Bay View nor any Bay View Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Bay View or a Bay View Subsidiary.

            (c) Bay View and the Bay View Subsidiaries have each withheld amounts from its employees, stockholders and others in compliance with the tax withholding provisions of applicable federal, state and local laws, have timely filed (including applicable extension periods) all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

            (d) For the purposes of this Agreement,  the terms "tax" and "taxes"
      include without limitation, any federal, state, local or foreign governmental income, leasing, franchise, excise, gross receipts, sales, use, occupational, employment, real property, ad valorem, personal property or other taxes, levies, duties, imposts, assessments, fees, charges and withholdings of any nature whatsoever, together with any related penalties, fines, additions to tax or interest thereon.

      2.15 INSURANCE. Bay View and the Bay View Subsidiaries maintain insurance with insurers which in the best judgment of management of Bay View are sound and reputable on their respective assets and upon their respective businesses and operations against loss or damage, risks, hazards and liabilities as in their judgment they deem appropriate. Bay View and the Bay View Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by Bay View and the Bay View Subsidiaries have been filed in due and timely fashion. Neither Bay View nor any of the Bay View Subsidiaries has, during the past three years, had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied.

      2.16  LOANS; INVESTMENTS.

            (a) Except as otherwise disclosed in Section 2.16 of the Bay View Disclosure Schedule, each loan reflected as an asset on the Bay View Financial Statements dated as of December 31, 1998 is evidenced by appropriate and sufficient documentation and constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. Except as set forth in Section 2.16 of the Bay View Disclosure Schedule, all such loans are, and at the Effective Time will be, free and clear of any security interest, lien, encumbrance or other charge.

            (b) All guarantees of indebtedness owed to Bay View or any Bay View Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

            (c) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Bay View or any Bay View Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, in accordance with then-customary practice and applicable rules, regulations and policies of regulatory authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. Bay View and the Bay View Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. None of the transactions contemplated by this Agreement would permit (i) a counterparty under any interest rate swap, cap, floor and option agreement or any other interest rate risk management agreement or
      (ii) any party to any mortgage backed security financing arrangement, to accelerate, discontinue, terminate, or otherwise modify any such agreement or arrangement or would require Bay View or any Bay View Subsidiary to recognize any gain or loss with respect to such arrangement.

      2.17 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the Bay View Financial Statements as of December 31, 1998 (and as shown on any financial statements to be delivered by Bay View to FMAC pursuant to Section 5.7 hereof), was (and will be as of such subsequent financial statement dates) adequate in all respects to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal regulatory authorities and based upon GAAP applicable to Bay View and the Bay View Subsidiaries. To the best knowledge of Bay View, the aggregate principal amount of loans contained (or that will be contained) in the loan portfolio of Bay View and the Bay View Subsidiaries as of December 31, 1998 (and as of the dates of any financial statements to be delivered by Bay View to FMAC pursuant to Section
5.7 hereof), in excess of such reserve, was (and will be) fully collectible.

      2.18  COMPLIANCE WITH ENVIRONMENTAL LAWS.

            (a) Except as set forth in Section  2.18 of the Bay View  Disclosure
      Schedule: (i) the operations of Bay View and each of the Bay View Subsidiaries comply in all material respects with all applicable past and present Environmental Laws (as defined below); (ii) none of the operations of Bay View or any Bay View Subsidiary, no assets presently or formerly owned or leased by Bay View or any Bay View Subsidiary and no Mortgaged Premises or a Participating Facility (as defined below) are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which Bay View, any Bay View Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of Bay View or any Bay View Subsidiary, no assets presently owned or, formerly owned by Bay View or any Bay View Subsidiary, and, to the best knowledge of Bay View, no Mortgaged Premises or Participating Facility are the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance (as defined below), or any other substance into the environment, nor has Bay View or any Bay View Subsidiary, or, any owner of a Mortgaged Premises or Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither Bay View or any Bay View Subsidiary, nor, any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

            (b) With respect to the real property currently or formerly owned or currently leased by Bay View or any Bay View Subsidiary ("Bay View Premises"): (i) no part of the Bay View Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (ii) except as disclosed in Section 2.18 of the Bay View Disclosure Schedule, the Bay View Premises do not contain, and have never contained, an underground storage tank; and (iii) the Bay View Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source. With respect to any underground storage tank listed in Section 2.18 of the Bay View Disclosure Schedule as an exception to the foregoing, such underground storage tank has been removed in compliance with the Environmental Laws, and has not been the source of any release of a Hazardous Substance into the environment, unless otherwise set forth in Section 2.18 of the Bay View Disclosure Schedule.

            (c) For purposes of this Section, "Mortgaged Premises" shall mean each (i) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to any party hereto or any of its Subsidiaries a lien on or security interest in such real property interest and (ii) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to any party hereto or any of its Subsidiaries a lien thereon or security interest therein; provided, however, that the term "Mortgaged Premises" shall not include one- to four-unit, single-family residences, and in the case of Bay View and the Bay View Subsidiaries, any real property interest securing a loan with a principal balance of less than $2,000,000. For purposes of this Section, "Participating Facility" means any property in which any party hereto or any of its Subsidiaries participates in the management of such property and, where the context requires, includes the owner or operator of such property. For purposes of this Agreement, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive
      Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.A., Section 9601 et seq., and also includes any substance now or hereafter regulated by or subject to any Environmental Laws (as defined below) and any other pollutant, contaminant, or waste, including without limitation, petroleum, asbestos, fiberglass, radon, and polychlorinated biphenyls. For purposes of this Agreement, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, and solid waste management, including the generation, release, containment, storage, handling, transportation, disposition, or management of any Hazardous Substance; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

      2.19 DEFAULTS. There has not been any default in any material obligation to be performed by Bay View or any Bay View Subsidiary under any material contract or commitment. To the best knowledge of Bay View, no other party to any material contract or commitment is in default in any material obligation to be performed by such party.

      2.20 OPERATIONS SINCE DECEMBER 31, 1998. Between December 31, 1998 and the date hereof, except as set forth in Section 2.20 of the Bay View Disclosure Schedule, there has not been:

            (i) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof) by Bay View or any Bay View Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which is in default; or

            (ii) any change in Bay View's independent auditors or historic methods of accounting (other than as required by GAAP or regulatory accounting principles).

      2.21 UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of Bay View and the Bay View Subsidiaries, been reflected, disclosed or reserved against in the Bay View Financial Statements as of December 31, 1998 or in the notes thereto, and Bay View and the Bay View Subsidiaries have no other Liabilities as of the date hereof except (a) Liabilities incurred since December 31, 1998 in the ordinary course of business or (b) as disclosed in
Section 2.21 of the Bay View Disclosure Schedule.

      2.22 INSIDER INTERESTS. All outstanding loans and other contractual arrangements (including deposit relationships) between Bay View or any Bay View Subsidiary and any of its officers, directors or employees conform to applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into. Except as set forth in Section 2.22 of the Bay View Disclosure Schedule, no officer, director or employee of Bay View or any Bay View Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of Bay View or any Bay View Subsidiary.

      2.23 BROKERS AND FINDERS. Except as set forth in Section 2.23 of the Bay View Disclosure Schedule, neither Bay View nor any Bay View Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for Bay View or any Bay View Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

      2.24 ACCURACY OF INFORMATION. The statements of Bay View contained in this Agreement, the Bay View Disclosure Schedule and in any other written document executed and delivered by or on behalf of Bay View pursuant to the terms of this Agreement are true and correct in all material respects.

     2.25 GOVERNMENTAL APPROVALS AND OTHER CONDITIONS. To the best knowledge of Bay View, there is no reason relating specifically to Bay View or any Bay View Subsidiary why (i) the approvals that are required to be obtained from regulatory authorities having approval authority in connection with the transactions contemplated hereby should not be granted, (ii) such regulatory approvals should be subject to a condition which would differ from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated hereby or (iii) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

      2.26 YEAR 2000 COMPLIANT. For purposes of this Agreement, "Year 2000 Compliance" shall mean compliance by any party with all year 2000 regulatory requirements applicable to Bay View or Bay View Bank. To the best knowledge of Bay View, Bay View and Bay View Bank are in Year 2000 Compliance.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF FMAC

      FMAC represents and warrants to Bay View that:

      3.1 ORGANIZATION. FMAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets and properties and to carry on its business substantially as it has been and is now being conducted. FMAC is duly qualified to do business and is in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on FMAC. FMAC has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by its stockholders and the receipt of all requisite regulatory approvals and the expiration of any applicable waiting periods, to consummate the transactions contemplated hereby.

      3.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by the Board of Directors of FMAC, and all necessary corporate action on the part of FMAC has been taken, subject to the adoption of this Agreement by the holders of a majority of the outstanding FMAC Common Stock. This Agreement has been duly executed and delivered by FMAC and constitutes the valid and binding obligation of FMAC and is enforceable against it, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

      3.3 CONFLICTS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of any obligation under, or result in the creation of any material lien, charge or encumbrance on any of the property or assets under, any provision of the Certificate of Incorporation or Bylaws of FMAC or similar documents of any FMAC Subsidiary (as defined in
Section  3.7),  any  Intellectual  Property  Rights,  judgment,  order,  decree, statute, law, ordinance, rule or regulation, or any material mortgage, indenture, lease, agreement or other material instrument, permit, concession, grant, franchise, license, applicable to FMAC or any FMAC Subsidiary or their respective properties, other than any such conflicts, violations or defaults which are immaterial or are disclosed in Section 3.3 of that certain confidential writing delivered by FMAC to Bay View on or prior to the date hereof (the "FMAC Disclosure Schedule"). No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to FMAC in connection with the execution and delivery of this Agreement or the consummation by FMAC of the transactions contemplated hereby except for the filings, approvals or waivers contemplated by Section 2.3.

      3.4 ANTI-TAKEOVER PROVISIONS INAPPLICABLE. No "business combination," "moratorium," "control share" or other state anti-takeover statute or regulation applicable to it, (i) applies to the Merger or to the Voting Agreement, (ii) prohibits or restricts the ability of FMAC to perform its obligations under this Agreement, or the ability of FMAC to consummate the transactions contemplated hereby, (iii) would have the effect of invalidating or voiding this Agreement, the Voting Agreement, or any provision hereof or thereof, or (iv) would subject Bay View or FMAC to any material impediment or condition in connection with the exercise of any of its right under this Agreement or the Voting Agreement.

      3.5   CAPITALIZATION AND STOCKHOLDERS.

            (a) As of the date hereof, the authorized capital stock of FMAC consists of (i) 100,000,000 shares of FMAC Common Stock, of which 28,760,557 shares are issued and outstanding and no shares are held as treasury shares and (ii) 10,000,000 shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of FMAC Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. None of the outstanding shares of FMAC Common Stock has been issued in violation of any preemptive rights of current or past stockholders or are subject to any preemptive rights of the current or past stockholders of FMAC. All of the issued and outstanding shares of FMAC Common Stock will be entitled to vote to adopt this Agreement.

            (b) As of the date hereof, FMAC had 2,871,562 shares of FMAC Common Stock reserved for issuance under the Option Plan for the benefit of employees and directors of FMAC and the FMAC Subsidiaries, pursuant to which options covering 2,401,147 shares of FMAC Common Stock are outstanding (the "FMAC Stock Options"), and Options covering 1,590,870 shares as identified in Section 3.5 of the FMAC Disclosure Schedule will be canceled prior to the Effective Time and shall not otherwise be exercisable. Except as set forth in this Section, there are no shares of capital stock or other equity securities of FMAC outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FMAC, or contracts, commitments, understandings, or arrangements by which FMAC is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Section 3.5 of the Disclosure Schedule sets forth the name of the holder of each FMAC Stock Option and the date of grant of, number of shares represented by, exercise price and expiration of, each FMAC Stock Option.

      3.6 FMAC FINANCIAL STATEMENTS; MATERIAL CHANGES. FMAC has heretofore delivered to Bay View its preliminary audited consolidated financial statements for the years ended December 31, 1998 and December 31, 1997 (the "Preliminary Statements"). The audited consolidated financial statements for the years ended December 31, 1998 and December 31, 1997 of FMAC (together the "FMAC Financial Statements") will not be materially different from the Preliminary Statements. The FMAC Financial Statements (i) will be prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto); and (ii) will fairly present in all material respects the consolidated financial position of FMAC as of the dates thereof and the consolidated results of its operations, stockholders' equity, cash flows and changes in financial position for the periods then ended. Since December 31, 1998 to the date hereof, FMAC and the FMAC Subsidiaries have not undergone or suffered, and there has not occurred any event that has had or may reasonably be expected to have, any Material Adverse Effect.

      3.7   FMAC SUBSIDIARIES.

            (a) All of the FMAC  Subsidiaries  (as defined  below) are listed in
      Section  3.7 of the  FMAC  Disclosure  Schedule.  Except  as set  forth in
      Section 3.7 of the FMAC Disclosure Schedule, FMAC owns directly or indirectly all of the ownership, profit and loss and all of the other beneficial ownership interests in the FMAC Subsidiaries. Section 3.7 of the FMAC Disclosure Schedule sets forth the ownership percentages of the FMAC Subsidiaries to the extent owned by FMAC or an FMAC Subsidiary. Except as set forth in Section 3.7 of the FMAC Disclosure Schedule, neither FMAC nor the FMAC Subsidiaries own directly or indirectly any debt or equity securities, or other proprietary interest in any other corporation, limited liability company, joint venture, partnership, entity, association or other business. There are no options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or rights to acquire, any ownership, profit or loss or other beneficial ownership interests in any FMAC Subsidiary. Other than as set forth in Section 3.7 of the FMAC Disclosure Schedule there are no contracts, commitments, understandings or arrangements relating to the rights of FMAC to vote the beneficial ownership interests or to dispose of any FMAC Subsidiary. All securities and interests in each FMAC Subsidiary held by FMAC or an FMAC Subsidiary are fully paid and non-assessable and are owned by FMAC or another FMAC Subsidiary free and clear of any claim, lien or encumbrance, except as disclosed in Section 3.7 of the FMAC Disclosure Schedule. Neither FMAC nor any FMAC Subsidiary is or will be liable for any contribution of any kind to any FMAC Subsidiary.

            (b) Each FMAC Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and is duly qualified to do business and in good standing in each jurisdiction where the character of the assets or properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on FMAC. Each FMAC Subsidiary has the power and authority necessary for it to own, operate or lease its assets and properties and to carry on its business substantially as it has been and is now being conducted.

            (c) For purposes of this Agreement, a "FMAC Subsidiary" or a "Subsidiary" of FMAC shall mean each entity in which FMAC owns or controls directly or indirectly 10% or more of the outstanding equity securities, ownership, profit or loss or other beneficial ownership interests; provided, however, there shall not be included any such entity acquired in good faith through foreclosure, or any such entity to the extent that the equity securities of such entity are owned or controlled in a bona fide fiduciary capacity.

      3.8 FMAC FILINGS. FMAC has previously made available to Bay View true and correct copies of its (i) proxy statements relating to all meetings of its stockholders (whether special or annual) and (ii) all other reports, as amended, or filings, as amended, required to be filed under the Exchange Act by FMAC with the SEC since its incorporation including without limitation on Forms 10-K, 10-Q and 8-K.

      3.9 FMAC REPORTS. Since June 30, 1995, each of FMAC and the FMAC Subsidiaries has filed, and will continue to file, all reports and statements, together with any amendment required to be made with respect thereto, that it has, or will be, required to file with the SEC, the NASD, and other regulatory authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No federal, state or local governmental agency, commission, Investor (as defined in Section 3.16) or other entity has initiated any proceeding or, to the best knowledge of FMAC, investigation into the business or operations of FMAC or the FMAC Subsidiaries within the past two years except as set forth in Section 3.9 or
Section 3.12 of the FMAC Disclosure Schedule. There is no unresolved violation, criticism or exception by the SEC or other agency, commission or entity with respect to any report or statement referred to herein that is material to FMAC and the FMAC Subsidiaries taken as a whole.

      3.10  COMPLIANCE WITH LAWS.

            (a)  Except as  disclosed  in  Section  3.10 of the FMAC  Disclosure
      Schedule, the businesses of FMAC and the FMAC Subsidiaries are being conducted in compliance in all material respects with all laws, ordinances and regulations of governmental authorities, including, without limitation, federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employees and employee benefits, and any statutes or ordinances relating to the properties occupied or used by FMAC or any FMAC Subsidiary.

            (b) Except as disclosed in Section 3.10 of the FMAC Disclosure Schedule, no investigation or review by any governmental entity with respect to FMAC or any FMAC Subsidiary is pending or, to the best knowledge of FMAC, threatened, nor has any governmental entity indicated to FMAC or any FMAC Subsidiary an intention to conduct the same, other than normal agency examinations.

      3.11 REGISTRATION STATEMENT; PROXY STATEMENT. The information to be supplied by FMAC for inclusion in the Registration Statement will not, at the time the Registration Statement is declared effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information to be supplied by FMAC for inclusion in the Proxy Statement will not, on the date of the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Bay View's or FMAC's stockholders, at the time of the Stockholders' Meetings, and at the Effective Time, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact, omits to state any material fact necessary in order to make the statements made therein not false or misleading, or omits to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings that has become false or misleading. If at any time prior to the Effective Time, any event relating to FMAC or any of its affiliates, officers or directors is discovered by FMAC that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, FMAC will promptly inform Bay View, and such amendment or supplement will be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Bay View and FMAC. Notwithstanding the foregoing, FMAC makes no representation or warranty with respect to any information supplied by Bay View that is contained in the Registration Statement or the Proxy Statement. The Proxy Statement will (with respect to FMAC) comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder.

      3.12 LITIGATION. Except as disclosed in Section 3.12 of the FMAC Disclosure Schedule, which Section may be updated prior to Closing, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of FMAC threatened, against or affecting FMAC or any FMAC Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking equitable relief or damages in excess of $50,000 against FMAC, any FMAC Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, or which would materially affect the ability of FMAC to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against FMAC or any FMAC Subsidiary or any of their respective officers, directors, employees or agents, in their capacities as such.

      3.13 LICENSES. FMAC and the FMAC Subsidiaries hold all licenses, certificates, permits, franchises and Intellectual Property Rights and required authorizations, approvals, consents, licenses, clearances and orders or registrations with all appropriate federal, state or other authorities that are material to the conduct of their respective businesses as now conducted and as presently proposed to be conducted. Neither FMAC nor any of its Subsidiaries has pledged, mortgaged, assigned, licensed, granted permission with respect to or otherwise transferred any such Intellectual Property Rights to any third party. No such Intellectual Property Right is subject to any outstanding injunction, judgment, order, decree, ruling or charge, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of FMAC, is threatened that challenges the legality, validity, use or enforceability of any such Intellectual Property Right. None of FMAC's or its Subsidiaries' rights with respect to any such Intellectual Property Rights will be terminated, limited or otherwise affected by its execution of this Agreement or its consummation of the transactions contemplated by this Agreement.

      3.14  TAXES.

            (a) Except as disclosed in Section 3.14 of the FMAC Disclosure Schedule, FMAC and the FMAC Subsidiaries (i) have each timely filed all tax and information returns required to be filed (and all such returns as filed were correct and complete in all material respects), (ii) have paid (or FMAC has paid on behalf of its Subsidiaries), or have accrued on their respective books and established adequate reserves for the payment of all taxes for all applicable periods, including taxes anticipated to be payable in respect of such periods, (iii) are not delinquent in the payment of any tax, assessment or governmental charge, and (iv) are not subject to any proposed, asserted or assessed deficiency for taxes that have not been resolved or settled. No requests for waivers of the time to assess any such tax are pending or have been agreed to. Neither FMAC nor any FMAC Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth in Section 3.14 of the FMAC Disclosure Schedule, neither FMAC nor any FMAC Subsidiary is (x) undergoing an audit or examination of any of its tax returns by the IRS or any state, municipal or other taxing authority or (y) a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of FMAC and the FMAC Subsidiaries have been accounted for in accordance with GAAP. There are no liens for the payment of taxes on any assets of FMAC or any of the FMAC Subsidiaries except for statutory liens for taxes that are not past due as to payment or are being contested in good faith in appropriate proceedings. No written claim for taxes has been made by an authority in a jurisdiction where FMAC or any of the FMAC Subsidiaries does not file tax returns. There are no tax rulings obtained by FMAC or an FMAC Subsidiary, requests for rulings by FMAC or any FMAC Subsidiary, or closing agreements to which FMAC or any FMAC Subsidiary is a party that could affect its liability for income taxes for any period after the Closing Date. Neither FMAC nor any of the FMAC Subsidiaries is reporting any income pursuant to an adjustment under Section 481(a) of the Code.

            (b) FMAC has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where FMAC was not the common parent of the group. No FMAC Subsidiary at any time has been a member of an affiliated group of which FMAC was not the common parent or otherwise has any liability for taxes of any other person under Treasury regulations section 1.1502-6 as a transferee, successor or otherwise. Neither FMAC nor any FMAC Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability. Neither FMAC nor any FMAC Subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

            (c) FMAC and the FMAC Subsidiaries have each withheld amounts from its employees, stockholders and others, in compliance with the tax withholding provisions of applicable federal, state and local laws, have timely filed (including applicable extension periods) all federal, state and local returns and reports for all periods for which such returns or reports would be due with respect to income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made.

      3.15 INSURANCE. FMAC and the FMAC Subsidiaries maintain insurance with insurers which in the best judgment of management of FMAC are sound and reputable on their respective assets and upon their respective businesses and operations against loss or damage, risks, hazards and liabilities as in their judgment they deem appropriate. FMAC and the FMAC Subsidiaries maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by FMAC and the FMAC Subsidiaries have been filed in due and timely fashion.
Each of FMAC and the FMAC Subsidiaries has taken or will timely take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) occurring prior to the Effective Time. Neither FMAC nor any of the FMAC Subsidiaries has, during the past three years, had an insurance policy canceled or been denied insurance coverage for which any of such companies has applied.


      3.16  LOANS; INVESTMENTS.

            (a) The following terms shall have the meaning ascribed to them below:

                  (i) "Investor" means any person or entity who has acquired or hereinafter acquires a Loan from FMAC or any FMAC Subsidiary, other than Bay View or any Bay View Subsidiary.

                  (ii) "Investor Requirements" means any outstanding contractual, legal and regulatory obligation of FMAC or any FMAC Subsidiary to any Investor, including but not limited to, the representations, warranties and covenants made by FMAC or any FMAC Subsidiary to any Investor.

                  (iii) "Loan" means any loan or lease at any time held, serviced or sold by FMAC, any FMAC Subsidiary or Bankers Mutual to the extent that FMAC or any FMAC Subsidiary could have any liability, obligation or duties with respect thereto.

                  (iv) "Loans Held for Sale" means all Loans  currently held and hereinafter acquired or originated by FMAC or any FMAC Subsidiary where beneficial ownership has not been transferred to an Investor.

                  (v)  "Loan  Documents"   means  the  note,  mortgage,  deed of
            trust, security agreement, or other instrument securing the note and the related documents for each Loan.

                  (vi)  "Mortgage Loan" shall mean a Loan secured by a mortgage.

                  (vii) "Portfolio Loan" means all Loans currently owned or hereinafter owned for investment by FMAC or any FMAC Subsidiary.

                  (viii)"Serviced   Loans"   means  all  Loans   currently   and
            hereinafter serviced by FMAC or an FMAC Subsidiary for its own account or for others.

                  (ix) "Servicing Requirements" means prudent practice and industry standards together with any contractual, legal or regulatory obligation of FMAC or any FMAC Subsidiary relating to the Serviced Loans or any Loan previously serviced by FMAC or any FMAC Subsidiary.

            (b) Neither FMAC nor any FMAC Subsidiary has any Portfolio Loan. All Loans owned by FMAC or any FMAC Subsidiary are Loans Held for Sale, except Loans held as collateral for a securitization.

            (c) The Loan Documents evidencing each Loan (other than Serviced Loans that have never been owned by FMAC, an FMAC Subsidiary or Bankers Mutual, a Mortgage Banking Corporation ("Bankers Mutual")) that is currently outstanding constitute the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of lending institutions or creditors generally and by general equitable principles. No Loan is subject to any legally enforceable right of rescission, set-off, counterclaim or defense, including the defense of usury or, to the knowledge of FMAC, lack of legal capacity of any borrower or guarantor, nor will the operation of any of the terms of any Loan, or the exercise of any legally enforceable right thereunder, render any Loan or any of the Loan Documents unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury or, to the knowledge of FMAC, lack of legal capacity of any borrower or guarantor, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect to any Loan Held for Sale or any Loan for which there is any recourse against, or responsibility or exposure of, FMAC or any FMAC Subsidiary.

            (d) The Loan Documents for each Loan (other than Serviced Loans that have never been owned by FMAC, an FMAC Subsidiary or Bankers Mutual) have been duly executed and recorded, or are in the process of being recorded, and are in due and proper form, and the information contained therein was true, accurate and complete in all material respects at the time such Loan documents were executed. FMAC has at all times maintained the Loan Documents in all material respects in accordance with Investor Requirements, Servicing Requirements and otherwise in accordance with all legal and regulatory requirements and contractual obligations.

            (e) Except as set forth on Schedule 3.16, all outstanding Loans sold by FMAC, any FMAC Subsidiary or Bankers Mutual complied in all material respects with Investor Requirements on the date of sale.

            (f) FMAC and the FMAC Subsidiaries have at all times been and are in compliance in all material respects with the Servicing Requirements relating to the Serviced Loans and Loans previously serviced by any of them.

            (g) Except as set forth in Section 3.16(g) of the FMAC Disclosure Schedule, neither FMAC nor any FMAC Subsidiary has any advances outstanding with respect to any Loan, except for advances made under the Servicing Requirements, the aggregate amount of which is not material.

            (h) Neither FMAC nor any FMAC Subsidiary is in material default with respect to any of its obligations under any Loan.

            (i) Neither FMAC nor any FMAC Subsidiary is in violation in any material respect of any applicable federal, state, or local law, statute, ordinance, rule, regulation, order or guideline pertaining to the Loans, its origination or production practices, or otherwise relating to its purchase or sale of Loans or its lending business, including but not limited to, real estate settlement procedures, fair credit reporting, and every other prohibition against unlawful discrimination or governing consumer credit, and also including, without limitation, the Consumer Credit Reporting Act, Equal Credit Opportunity Act of 1975 and Regulation B, Fair Credit Reporting Act, Truth in Lending Law, in particular, Regulation Z as amended, the Flood Disaster Protection Act of 1973, and state consumer credit codes and laws.

            (j) Except as set forth on Schedule 3.16, all Loans securitized in a pool, at the time of inclusion in the pool, and at the time of any pool certification or any recertification, met all applicable guidelines for such pool. All pools relating to Loans that require certification have been initially certified, finally certified and/or recertified in accordance with applicable guidelines. The principal balance outstanding and owing on the Serviced Loans in each pool equals or exceeds the amount owing to the corresponding security holder of such pool.

            (k) All guarantees of indebtedness owed to FMAC or any FMAC Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

            (l) Set forth in Schedule 3.16 is a list, as of the date hereof, of all interest rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which FMAC or any of its Subsidiaries is a party or by which any of their properties or assets may be bound. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which FMAC or any FMAC Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the best knowledge of FMAC, in accordance with then-customary practice and all applicable rules and regulations and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity, whether applied by a court of law or equity. FMAC and the FMAC Subsidiaries have duly performed in all material respects all of their respective obligations thereunder to the extent that such obligations to perform have accrued, and to the best knowledge of
      FMAC, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Except as set forth in Section 3.16 of the FMAC Disclosure Schedule, none of the transactions contemplated by this Agreement would permit: (i) a counterparty under any interest rate swap, cap, floor and option agreement or any other interest rate risk management agreement or (ii) any party to any financing arrangement, including, but not limited to mortgage-backed financing, to accelerate, discontinue, terminate or otherwise modify any such agreement or arrangement or would require FMAC or any FMAC Subsidiary to recognize any gain or loss with respect to such arrangement.

            (m) FMAC is a Fannie Mae approved DUS lender in good standing and is a Fannie Mae and Freddie Mac approved seller/servicer and issuer of securities in good standing and an approved originator of multi-family loans for Nations Bank. FMAC has not received notice from any governmental, quasi-governmental or private agency of pending or threatened actions or investigations which would question the status of FMAC as an approved lender, seller/servicer or issuer of securities. To the knowledge of FMAC, no event has occurred which, with the passage of time or the giving of notice, or both, would result in the loss by FMAC of its qualification as an approved lender, seller/servicer or issuer or of FMAC as a contractor or as a person otherwise permitted to transact business with any governmental, quasi-governmental or private agency.

            (n) The terms of each Loan have not been impaired, waived, altered or modified in any material respect from the date of its origination except by a written instrument, which written instrument has been recorded if recordation is necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved in writing by: (i) the relevant Investor, to the extent required by the relevant Investor Requirements; and (ii) the title insurer, to the extent required by the relevant policies, and its terms are reflected in the Loan Documents. Except as authorized by the applicable Investor, where the Investor's authorization is required, neither FMAC nor any FMAC Subsidiary has: (i) subordinated the lien of any Mortgage Loan to any other mortgage or lien or given any other mortgage

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



      or lien equal priority with the lien of a mortgage loan; or (ii) executed any instrument of release, cancellation or satisfaction with, in whole or in part, respect to any Mortgage Loan.

            (o) As of the date hereof, except as set forth in Schedule 3.16, neither FMAC nor any FMAC Subsidiary is subject to any repurchase obligation under any Loan.

            (p) All escrows required to be maintained pursuant to the terms of the Mortgage Loans have been maintained by FMAC or an FMAC Subsidiary and, to the knowledge of FMAC, all prior servicers, in all material respects in accordance with all applicable legal rules and Investor Requirements and in accordance with the mortgage servicing agreements and the Loan Documents related thereto. FMAC and the FMAC Subsidiaries have credited to the account of mortgagors all interest required to be paid on any escrow account. All escrow, custodial, and suspense accounts related to the owned Mortgage Loans are held in FMAC's or an FMAC Subsidiary's name or in the Investor's name. With respect to escrow deposits and payments which are required to be collected, all such payments are in the possession of, or under the control of, FMAC or an FMAC Subsidiary, and there exist no material deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or other charges or payments have been capitalized under any mortgage or the related mortgage note.

            (q) Neither FMAC nor any FMAC Subsidiary has received written notice of a servicing default for any Loan, and each Loan serviced by FMAC or FMAC Subsidiary has been properly serviced and accounted for in all material respects in accordance with the applicable Servicing Requirements. To the extent that any applicable legal requirement in any jurisdiction or any Investor Requirement requires the payment of interest on escrow accounts with respect to any particular Loan, all such interest has been properly paid or arrangements for such payment has been made. All amounts payable in respect of a Loan, or the property covered by a mortgage which FMAC or any FMAC Subsidiary is responsible for paying, directly or on behalf of a mortgagor, have, in all material respects, been paid prior to becoming delinquent. All pools for which FMAC or any FMAC Subsidiary is responsible are in compliance in all material respects with all applicable Investor Requirements, procedures, rules, regulations and guidelines.

            (r) Schedule 3.16 contains a description of each Loan which, as of the date hereof, has a balance over $1 million and a prepayment penalty less than 5% of the principal amount.

            (s) To the knowledge of FMAC, no facts currently exist with respect to existing securitizations heretofore undertaken by FMAC that would be reasonably likely to materially and adversely affect the ability of FMAC or any FMAC Subsidiary to continue to do securitizations in the future in accordance with existing practices.

     3.17 ALLOWANCE FOR POSSIBLE LOAN LOSSES. The reserve for losses shown on the FMAC Financial Statements as of December 31, 1998 (and as shown on any financial statements to be delivered by FMAC to Bay View pursuant to Section 5.7 hereof), was (and will be as of such subsequent financial statement dates) adequate in all material respects to provide for possible or specific losses, and contained (or will contain) an additional amount of unallocated reserves for unanticipated future losses, at a level considered adequate under GAAP and standards applied to the speciality finance business conducted by FMAC and its Subsidiaries. To the best knowledge of FMAC, the aggregate principal amount of all receivables including, but not limited to, Loans and leases contained (or that will be contained) in the Loan and lease portfolio of FMAC and the FMAC Subsidiaries as of December 31, 1998 (and as of the dates of any financial statements to be delivered by FMAC to Bay View pursuant to Section 5.7 hereof), in excess of such reserve, was (and will be) fully collectible.

      3.18  FMAC BENEFIT PLANS.

            (a) Section 3.18 of the FMAC Disclosure Schedule contains a list and a true and correct copy (or a description with respect to any oral employee benefit plan or arrangement that is material to the compensation and benefit programs of FMAC), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option agreement (or form of), stock purchase, stock appreciation right, restricted stock agreement (or form of), life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral (excluding practices and policies) or written, covering any employee, former employee, director or former director of FMAC or any FMAC Subsidiary or his or her beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which FMAC or any FMAC Subsidiary maintains, to which FMAC or any FMAC Subsidiary contributes, or under which any employee, former employee, director or former director of FMAC or any FMAC Subsidiary is covered or has benefit rights and pursuant to which any liability of FMAC or any FMAC Subsidiary exists or is reasonably likely to occur (the "FMAC Benefit Plans"). Except as set forth in Section 3.18 of the FMAC Disclosure Schedule, FMAC and the FMAC Subsidiaries neither maintain nor have entered into any FMAC Benefit Plan or other document, plan or agreement which contains any change in control provisions or which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees or directors or former directors or their respective beneficiaries by virtue of entering into this Agreement or the consummation of the transactions contemplated by this Agreement (a "Change in Control Benefit"). The term "FMAC Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.18, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Except as disclosed in
      Section 3.18 of the FMAC Disclosure Schedule, no Benefit Plan is a multi-employer plan within the meaning of Section 3(37) of ERISA.

            (b) Each of the FMAC Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift or savings plan that is qualified under Section 401(a) of the Code ("FMAC Qualified Plans") has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application is included in Section 3.18 of the FMAC Disclosure Schedule) there exist no circumstances likely to adversely affect the qualified status of any such FMAC Qualified Plan. All such FMAC Qualified Plans established or maintained by FMAC or any of the FMAC Subsidiaries or to which FMAC or any of the FMAC Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements ) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such FMAC Qualified Plans. Neither FMAC nor any FMAC Subsidiary maintains, sponsors or contributes to a Qualified Plan that is a defined benefit pension plan subject to Title IV of ERISA. All accrued contributions and other payments required to be made by FMAC or any FMAC Subsidiary to any FMAC Benefit Plan through December 31, 1998, have been made or reserves adequate for such purposes as of December 31, 1998, have been set aside therefor and will be reflected in the FMAC Financial Statements dated as of December 31, 1998. Neither FMAC nor any FMAC Subsidiary is in material default in performing any of its respective contractual obligations under any of the FMAC Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

            (c) There is no pending or, to the best knowledge of FMAC, threatened litigation or pending claim (other than routine benefit claims made in the ordinary course) by or on behalf of or against any of the FMAC Benefit Plans (or with respect to the administration of any such Plans) now or heretofore maintained by FMAC or any FMAC Subsidiary which allege violations of applicable state or federal law which are reasonably likely to result in a material liability on the part of FMAC or any FMAC Subsidiary or any such Plan.

            (d) FMAC and the FMAC Subsidiaries and, to the best knowledge of FMAC and the FMAC Subsidiaries, all other persons having fiduciary or other responsibilities or duties with respect to any FMAC Benefit Plan are and have since the inception of each such Plan been in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law. Notwithstanding the foregoing, no representation is made with respect to compliance by a third party insurance company. No "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any FMAC Qualified

      Benefit Plan. Except as disclosed in Section 3.18 of the FMAC Disclosure Schedule, neither FMAC, any FMAC Subsidiary nor any FMAC Benefit Plan has incurred or is reasonably likely to incur any liability for any "prohibited transactions" (as defined in Section 406 of ERISA or Section 4975 of the Code), or any material liability under Section 601 of ERISA or
      Section 4980 of the Code. All FMAC Benefit Plans that are group health plans have been operated in substantial compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA.

             (e) Except as set forth in Section 3.18 of the FMAC Disclosure Schedule, neither FMAC nor any FMAC Subsidiary has made any payments, or is or has been a party to any agreement or any FMAC Benefit Plan, that under any circumstances could (i) obligate it or its successor to make payments or deemed payments that are not or will not be deductible  because  of  Sections  162(m)  or 280G  of  the  Code  or (ii)
      require  Bay View or any Bay View  Subsidiary   to  record  any  charge or
      expense therefor (or any tax gross-up payments) for financial reporting purposes on a post-acquisition basis. Consistent herewith, the full financial reporting expense relating to such payments, deemed payments and tax gross-up payments shall be recorded by FMAC or the FMAC Subsidiaries for the period prior to the Effective Time.

            (f) Section 3.18 of the FMAC Disclosure Schedule, which may be updated prior to Closing with respect to current employees of FMAC and the FMAC Subsidiaries who receive benefits under FMAC Benefit Plan existing on the date hereof, describes any obligation that FMAC or any FMAC Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverage and their ages.

            (g) Section 3.18 of the FMAC Disclosure Schedule lists: (i) a copy of each option agreement relating to FMAC Stock Options described in
      Section 4.1 of the FMAC Disclosure Schedule and (ii) a copy of each agreement relating to the stock awards described in Section 4.1 of the FMAC Disclosure Schedule.

            (h) To the best knowledge of FMAC, FMAC and the FMAC Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each FMAC Benefit Plan with the IRS, the Department of Labor and the PBGC, as prescribed by the Code or ERISA, or regulations issued thereunder. To the best knowledge of FMAC, all such filings, as amended, were complete and accurate in all material respects as of the dates of such filings. Notwithstanding the foregoing, no representation is made with respect to filings by a third party insurance company.

      3.19  COMPLIANCE WITH ENVIRONMENTAL LAWS.

            (a)  Except  as set  forth in  Section  3.19 of the FMAC  Disclosure
      Schedule: (i) the operations of FMAC and each of the FMAC Subsidiaries comply in all material respects with all applicable past and present
      Environmental Laws; (ii) none of the operations of FMAC or any FMAC Subsidiary, no assets presently or formerly owned or leased by FMAC or any FMAC Subsidiary and no Mortgaged Premises or Participating Facility are subject to any judicial or administrative proceedings alleging the violation of any past or present Environmental Law, nor are they the subject of any claims alleging damages to health or property, pursuant to which FMAC, any FMAC Subsidiary or any owner of a Mortgaged Premises or a Participating Facility would be liable in law or equity; (iii) none of the operations of FMAC or any FMAC Subsidiary, no assets presently owned or, to the best knowledge of FMAC, formerly owned by FMAC or any FMAC Subsidiary, and to the best knowledge of FMAC, no Mortgaged Premises or Participating Facility is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance, or any other substance into the environment, nor has FMAC or any FMAC Subsidiary, or, any owner of a Mortgaged Premises or a Participating Facility been directed to conduct such investigation, formally or informally, by any governmental agency, nor have any of them agreed with any governmental agency or private person to conduct any such investigation; and (iv) neither FMAC nor any FMAC Subsidiary, nor, any owner of a Mortgaged Premises or a Participating Facility has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance, or any other substance into the environment.

            (b) With respect to the real property currently or formerly owned or currently leased by FMAC or any FMAC Subsidiary ("FMAC Premises"): (i) no part of the FMAC Premises has been used for the generation, manufacture, handling, storage, or disposal of Hazardous Substances; (ii) except as disclosed in Section 3.19 of the FMAC Disclosure Schedule, the FMAC Premises do not contain, and have never contained, an underground storage tank; and (iii) the FMAC Premises do not contain and are not contaminated by any quantity of a Hazardous Substance from any source. With respect to any underground storage tank listed in Section 3.19 of the FMAC Disclosure Schedule as an exception to the foregoing, such underground storage tank has been removed in compliance with the Environmental Laws, and has not been the source of any release of a Hazardous Substance into the environment, unless otherwise set forth in Section 3.19 of the FMAC Disclosure Schedule.

      3.20 CONTRACTS AND COMMITMENTS. Section 3.20 of the FMAC Disclosure Schedule sets forth the following (copies of each of such documents has been made available to Bay View) as of the date hereof:

            (a) a list of each outstanding Loan or commitment to extend credit to any officer or director of FMAC or any FMAC Subsidiary;

            (b) a list of each contract or agreement involving goods, services or occupancy and which (i) has a term of more than one year; (ii) cannot be terminated on 30 days (or less) written notice without penalty; and
      (iii) involves an annual expenditure by FMAC or any FMAC Subsidiary in excess of $250,000;

          (c) a list of each contract or commitment (other than FMAC Permitted Liens as defined in Section 3.22(c) hereof) affecting ownership of, title to, use of, or any interest in real property which is currently owned by FMAC or any FMAC Subsidiary, and a list and description of all real property owned or leased by FMAC or any FMAC Subsidiary;

          (d) a list of all policies of insurance currently maintained by FMAC or any FMAC Subsidiary and a list and description of all unsettled or outstanding claims of FMAC or any FMAC Subsidiary which have been, or to the best knowledge of FMAC, will be, filed with the companies providing insurance coverage for FMAC or any FMAC Subsidiary (except for routine claims for health benefits);

          (e) each collective bargaining agreement to which FMAC or any FMAC Subsidiary is a party and all affirmative action plans or programs covering employees of FMAC or any FMAC Subsidiary, as well as all employee handbooks, policy manuals, rules and standards of employment promulgated by FMAC or any FMAC Subsidiary;

          (f) each lease or license with respect to real or personal property or Intellectual Property Rights, whether as lessor, lessee, licensor or licensee, with annual rental or other payments due thereunder in excess of $50,000 to which FMAC or any FMAC Subsidiary is a party, which does not expire within six months from the date hereof and cannot be terminated upon 30 days (or less) written notice without penalty;

          (g)  all  employment,   consulting,   financial  advisory,  investment
     banking, and professional services contracts to which FMAC or any FMAC Subsidiary is a party (in the case of at will employment letters and temporary administrative help contracts only forms of each type of such agreements are included);

          (h) all judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of FMAC or any FMAC Subsidiary which, by their terms, continue to bind or affect FMAC or any FMAC Subsidiary;

          (i) all orders, decrees, memorandums, agreements or understandings with regulatory agencies binding upon or affecting the current operations of FMAC or any FMAC Subsidiary or any of their directors or officers in their capacities as such;

            (j) all trademarks, trade names, service marks, patents, or copyrights, whether registered or the subject of an application for registration, which are owned by FMAC or any FMAC Subsidiary or licensed from a third party;

      3.21 DEFAULTS. There has not been any default in any material obligation to be performed by FMAC or any FMAC Subsidiary under any material contract or commitment, and neither FMAC nor or any FMAC Subsidiary has waived, and will not waive prior to the Effective Time, any material right under any material contract or commitment. To the best knowledge of FMAC, no other party to any material contract or commitment is in default in any material obligation to be performed by such party.

      3.22 OPERATIONS SINCE DECEMBER 31, 1998. Between December 31, 1998 and the date hereof, except as set forth in Section 3.22 of the FMAC Disclosure Schedule, there has not been:

            (a) any increase in the compensation or benefits payable or to become payable by FMAC or any FMAC Subsidiary to any employee, officer or director, other than routine annual increases to rank and file employees consistent with past practices;

            (b) any payment of dividends or other distributions by FMAC to its stockholders or any redemption by FMAC of its capital stock;

            (c)  any  mortgage,   pledge  or  subjection  to  lien,   charge  or
      encumbrance of any kind of or on any material asset, tangible or intangible, of FMAC or any FMAC Subsidiary, except the following (each of which, whether arising before or after the date hereof, is herein referred to as a "FMAC Permitted Lien"): (i) liens arising out of judgments or awards in respect of which FMAC or any FMAC Subsidiary is in good faith prosecuting an appeal or proceeding for review and in respect of which it has secured a subsisting stay of execution pending such appeal of proceeding; (ii) liens for taxes, assessments, and other governmental charges or levies, the payment of which is not past due, or as to which FMAC or any FMAC Subsidiary is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both; (iii) deposits, liens or pledges to secure payments of worker's compensation, unemployment insurance, pensions, or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) purchase money mortgages or other purchase money or vendor's liens or security interests (including, without limitation, finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of FMAC or any FMAC Subsidiary other than that so purchased; and (vi) liens entered into in the ordinary course of business in connection with (A) the sale of Loans to third parties and (B) securitizations;

            (d) any creation or assumption of indebtedness (including the extension or renewal of any existing indebtedness, or the increase thereof) by FMAC or any FMAC Subsidiary for borrowed money, or otherwise, other than in the ordinary course of business, none of which has a prepayment penalty or is in default;

            (e) the establishment of any new, modification of or amendment to, or increase in the formula for contributions to or benefits under, any FMAC Benefit Plan by
      FMAC or any FMAC Subsidiary;

            (f) any action by FMAC or any FMAC Subsidiary seeking any cancellation of, or decrease in the insured limit under, or increase in the deductible amount or the insured's retention (whether pursuant to coinsurance or otherwise) of or under, any policy of insurance maintained directly or indirectly by FMAC or any FMAC Subsidiary on any of their respective assets or businesses, including but not by way of limitation, fire and other hazard insurance on its assets, automobile liability insurance, general public liability insurance, and directors' and officers' liability insurance; and if an insurer takes any such action, FMAC shall promptly notify Bay View;

            (g) any change in FMAC's independent auditors or historic methods of accounting (other than as required by GAAP);

            (h) any purchase, whether for cash or secured or unsecured obligations (including finance leases) by FMAC or any FMAC Subsidiary of any fixed asset which either (i) has a purchase price individually or in the aggregate in excess of $250,000 or (ii) is outside of the ordinary course of business;

            (i) any sale or transfer of any asset by FMAC or any FMAC Subsidiary outside the ordinary course of business or in excess of $250,000 in the ordinary course of business, with the exception of any sale of Loans and marketable securities sold in the ordinary course of business at market prices, including sales to Bay View or any Bay View Subsidiary;

            (j) any cancellation or compromise of any debt to, claim by or right of, FMAC or any FMAC Subsidiary except in the ordinary course of business and not in a material amount;

            (k) any amendment or termination of any material contract or commitment to which FMAC or any FMAC Subsidiary is a party, other than in the ordinary course of business;

            (l) any material damage or destruction to any assets or property of FMAC or any FMAC Subsidiary whether or not covered by insurance;

            (m) any material change in the loan underwriting or credit scoring policies or practices of FMAC or any FMAC Subsidiary;

            (n) any material transaction of business or activity undertaken by FMAC or any FMAC Subsidiary outside the ordinary course of business consistent with past practices; or

            (o) any agreement or commitment to do any of the foregoing.

      3.23 RECORDS. The record books, transfer books and stock (or other ownership interest) ledgers of FMAC and each FMAC Subsidiary are complete and accurate in all material respects and reflect all meetings, consents and other material actions of the organizers, incorporators, stockholders, owners, Boards of Directors (or similar boards) and committees of the Boards of Directors of FMAC and each such Subsidiary, and all transactions in their respective securities, since their respective inceptions.

      3.24 UNDISCLOSED LIABILITIES. All of the Liabilities will, in the case of FMAC and the FMAC Subsidiaries, be reflected, disclosed or reserved against (to the extent required by GAAP) in the FMAC Financial Statements as of December 31, 1998 or in the notes thereto, and FMAC and the FMAC Subsidiaries have no other Liabilities except (a) Liabilities incurred since December 31, 1998 in the ordinary course of business or (b) as disclosed in Section 3.24 of the FMAC Disclosure Schedule.

      3.25  ASSETS.

            (a) FMAC and the FMAC Subsidiaries have good and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned or held by FMAC or any FMAC Subsidiary in the FMAC Financial Statements as of December 31, 1998, and those acquired since such date, except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) FMAC Permitted Liens none of which, in the aggregate, except as set forth in the FMAC Financial Statements dated December 31, 1998 or in Section 3.25 of the FMAC Disclosure Schedule, are material to FMAC on a consolidated basis. All buildings, structures, fixtures and appurtenances comprising part of the real properties of FMAC and the FMAC Subsidiaries (whether owned or leased) are, in the opinion of management of FMAC, in good operating condition, reasonable wear and tear excepted. Title to all real property owned by FMAC and the FMAC Subsidiaries is held in fee simple, except as otherwise noted in the FMAC Financial Statements as of December 31, 1998 or as set forth in Section 3.25 of the FMAC Disclosure Schedule. FMAC and the FMAC Subsidiaries have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and except as set forth in the FMAC Financial Statements dated as of December 31, 1998 or in
      Section 3.25 of the FMAC Disclosure Schedule, such assets are free, clear and discharged of and from any and all liens, charges, encumbrances, security interests and/or equities which are material to FMAC or any FMAC Subsidiary, other than FMAC Permitted Liens.

            (b) All leases and licenses pursuant to which FMAC or any FMAC Subsidiary, as lessee or licensee, leases or licenses real property, personal property or Intellectual Property Rights are, to the best knowledge of FMAC, valid, effective, and enforceable against the lessor in accordance with their respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization, receivership, conservatorship or similar laws relating to or affecting the enforcement of creditors' rights generally, and by general principles of equity, whether applied by a court of law or equity. There is not under any of such leases or licenses any existing material default, or any event which with notice or lapse of time, or both, would constitute a material default, with respect to either FMAC or any FMAC Subsidiary, or to the best knowledge of FMAC, the other party. Except as disclosed in Section 3.25 of the FMAC Disclosure Schedule, none of such leases involving a rental payment of more than $50,000 annually or such licenses contains a prohibition against assignment by FMAC or any FMAC Subsidiary, by operation of law or otherwise, or any other provision which would preclude the surviving corporation or any FMAC Subsidiary from possessing and using the leased premises or licensed property (including Intellectual Property Rights) for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the use by FMAC or any FMAC Subsidiary as of the date of this Agreement.

      3.26 INDEMNIFICATION. To the best knowledge of FMAC, except as set forth in Section 3.26 of the FMAC Disclosure Schedule, no action or failure to take action by any director, officer, employee or agent of FMAC or any FMAC
Subsidiary has occurred which would give rise to indemnification from FMAC or any FMAC Subsidiary under the corporate indemnification provisions of FMAC or any FMAC Subsidiary in effect on the date of this Agreement.

      3.27 INSIDER INTERESTS. Except as set forth in Section 3.27 of the FMAC Disclosure Schedule, no officer, director or employee of FMAC or any FMAC Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of FMAC or any FMAC Subsidiary.

      3.28 REGISTRATION OBLIGATIONS. Except as set forth in Section 3.28 of the FMAC Disclosure Schedule, neither FMAC nor any FMAC Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act or other federal or state securities laws or regulations.

      3.29 TAX AND RELATED MATTERS. FMAC has not taken or agreed to take any action, nor does it have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties to obtain any approval of any regulatory authority required for the transactions contemplated by this Agreement or to perform their covenants and agreements under this Agreement or
(ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

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



      3.30 BROKERS AND FINDERS. Except as set forth in Section 3.30 of the FMAC Disclosure Schedule, neither FMAC nor any FMAC Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no other broker or finder has acted directly or indirectly for FMAC or any FMAC Subsidiary in connection with this Agreement or the transactions contemplated hereby.

      3.31 ACCURACY OF INFORMATION. The statements of FMAC contained in this Agreement, the FMAC Disclosure Schedule and in any other written document executed and delivered by or on behalf of FMAC pursuant to the terms of this Agreement are true and correct in all material respects.

      3.32 GOVERNMENTAL APPROVALS AND OTHER CONDITIONS. To the best knowledge of FMAC, there is no reason relating specifically to FMAC or any of its Subsidiaries why (i) the approvals that are required to be obtained from regulatory authorities having approval authority in connection with the transactions contemplated hereby should not be granted, (ii) such regulatory approvals should be subject to a condition which would differ from conditions customarily imposed by such regulatory authorities in orders approving acquisitions of the type contemplated hereby or (iii) any of the conditions precedent as specified in Article VI hereof to the obligations of any of the parties hereto to consummate the transactions contemplated hereby are unlikely to be fulfilled within the applicable time period or periods required for satisfaction of such condition or conditions.

      3.33 YEAR 2000 COMPLIANT. Set forth in Section 3.33 of the FMAC Disclosure
Schedule is a good faith estimate of FMAC's cost for achieving, to its knowledge, Year 2000 Compliance in all material respects on or prior to November 15, 1999. FMAC has no reason to believe that its cost for Year 2000 Compliance will materially exceed the amount of such good faith estimate unless FMAC, at the request of Bay View, agrees to accelerate the timing of its Year 2000 Compliance to a date substantially prior to November 15, 1999.

                                   ARTICLE IV

                         COVENANTS OF FMAC AND BAY VIEW

      4.1 FMAC BUSINESS IN ORDINARY COURSE.

            (a) Without the prior written consent of Bay View, FMAC shall not declare or pay any dividend or make any other distribution with respect to its capital stock, whether in cash, stock or other property, after the date of this Agreement.

            (b) FMAC and the FMAC Subsidiaries shall continue to carry on, after the date hereof, their respective businesses and the discharge or incurring of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, and by way of amplification and not limitation, FMAC and each of the FMAC

      Subsidiaries will not, without the prior written consent of Bay View (or the Chief Credit Officer of Bay View in the case of subparagraph (vii)) (which in the case of subparagraph (xx) shall not be unreasonably withheld or delayed);

                  (i) issue any of its  capital  stock,  ownership,  profit  and loss, or other beneficial interests, or any options, warrants, or other rights to subscribe for or purchase any of the foregoing, except (A) pursuant to the FMAC Stock Options outstanding on the date hereof and (B) restricted stock awards, stock options and bonus stock to be awarded as fully described in Section 4.1 of the FMAC Disclosure Schedule;

                  (ii) directly or indirectly redeem, purchase or otherwise acquire any capital stock, ownership, profit and loss or other beneficial interests of FMAC or any of the FMAC Subsidiaries;

                  (iii) effect a reclassification,  recapitalization,  split-up, exchange of shares, readjustment or other similar change in or to any outstanding securities or otherwise reorganize or recapitalize;

                  (iv)  change  its  Certificate  of   Incorporation   or  other
            organizational or governmental document;

                  (v) enter  into,  modify or renew  any  employment  agreement, severance agreement, change of control agreement, or plan relative to the foregoing; or grant any increase (other than ordinary and normal increases to rank and file employees consistent with past practices) in the compensation or benefits payable or to become payable to directors, officers or employees except (A) as required by law and (B) the restricted stock awards, stock options and bonus stock to be awarded as fully described in Section 4.1 of the FMAC Disclosure Schedule, pay or agree to pay any bonus, or adopt or make any change in any bonus, insurance, pension or other FMAC Benefit Plan;

                  (vi) except for borrowings in the ordinary  course of business that do not have any prepayment penalty, borrow or agree to borrow any funds, or indirectly guarantee or agree to guarantee any obligations of others;

                  (vii) make or commit to make any Loan, except for Loans on retail concepts that FMAC or any FMAC Subsidiary make Loans on as of the date of this Agreement that do not exceed $10,000,000 and that would not increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $15,000,000 (excluding for this purpose credit related to Loans that have been sold or securitized), provided that nothing in this subparagraph shall prohibit FMAC or any FMAC Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

                  (viii)refinance  or restructure  any existing Loan,  except in the ordinary course of business consistent with past practice and prudent lending practices;

                  (ix) make any  material  changes in its  policies or practices concerning loan underwriting and credit scoring, or which persons may approve Loans or credit scoring;

                  (x) except in the ordinary course of business  consistent with past practices and prudent business practices, enter into any securities transaction for its own account or purchase or otherwise acquire any investment security for its own account other than (A) securities backed by the full faith and credit of the United States or an agency thereof not in excess of $10,000,000 and (B) other readily marketable securities not in excess of $1,000,000;

                  (xi) enter into,  modify or extend any agreement,  contract or commitment (other than Loans or securities) involving an expenditure in excess of $250,000 except as required or desirable for the conduct of business in the ordinary course;

                  (xii) except in the ordinary course of business,  place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

                  (xiii)cancel any material indebtedness  owing  to  it  or  any claims which it may possess or waive any rights of material value;

                  (xiv) sell or  otherwise  dispose of any real  property or any material amount of tangible or intangible personal property other than (A) properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness or (B) Loans sold in the secondary market;

                  (xv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon;

                  (xvi) knowingly or wilfully commit any act or fail to commit any act which will cause a material breach of any agreement, contract or commitment;

                  (xvii) engage in any  activity  or  transaction   outside  the
            ordinary course of business;

                  (xviii)enter into any new, or modify,  amend  or  extend   the
            terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk, except in the ordinary course of business consistent with past practices and prudent business practices;

                  (xix) knowingly take any action that would (A) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties hereto to obtain any approval of any regulatory authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (B) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code;

                  (xx) make any material changes in its pricing policies; or

                  (xxi) agree in writing or otherwise to take any of the foregoing actions or engage in any of the foregoing activities.

      Notwithstanding the foregoing, FMAC is permitted to sell the FMAC leasing division upon the written consent of Bay View, which consent shall not be unreasonably withheld or delayed.

            (c) FMAC and the FMAC Subsidiaries shall not, without the prior written consent of Bay View, engage in any transaction or knowingly take any action or commit any omission that would render untrue in any material respect any of the representations and warranties of FMAC contained in
      Article III hereof, if such representations and warranties were given as of the date of such transaction, action or omission.

            (d) FMAC will, and will cause the FMAC Subsidiaries to, use their commercially reasonable efforts to maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect. FMAC will, and will cause the FMAC Subsidiaries to, use all commercially reasonable efforts to preserve intact their present business organization, keep available the services of their present officers and key employees and preserve their relationships with customers and Investors and others having business dealings with them. FMAC will, and will cause the FMAC Subsidiaries to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder which could reasonably give rise to a claim prior to the Effective Time.

            (e) FMAC shall promptly notify Bay View in writing of the occurrence of any matter or event known to and directly involving FMAC or any FMAC Subsidiary that would result in any breach of this Agreement, is reasonably likely to result in a Material Adverse Effect on FMAC or impair the ability of FMAC to consummate the transactions contemplated herein.

            (f) FMAC shall provide to Bay View such reports on litigation involving FMAC and each of the FMAC Subsidiaries as Bay View shall reasonably request, provided that FMAC shall not be required to divulge information to the extent that, in the good faith opinion of its counsel, by doing so, it would risk waiver of the attorney-client privilege to its detriment.

      4.2   CERTAIN ACTIONS.

          (a) Neither FMAC (nor any of its Subsidiaries) (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that it is not legally obligated to disclose or furnish) any inquiry or the making of any proposal relating to any Acquisition Proposal (as defined below) with respect to itself or any of its
     Subsidiaries or (ii) shall (A) solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate any inquiry or proposal, or (B) enter into any agreement, arrangement, or understanding (whether written or oral) regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any of its Subsidiaries under any of the instances described in this clause. FMAC shall immediately instruct and otherwise use its reasonable best efforts to cause its directors, officers, employees, agents, advisors (including, without limitation, any investment banker, attorney, or accountant retained by it or any of its Subsidiaries), consultants and other representatives to comply with such prohibitions. FMAC shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties conducted heretofore with respect to such activities. Notwithstanding the foregoing, FMAC may provide information at the request of or enter into negotiations with a third party with respect to an Acquisition Proposal if the Board of Directors of FMAC determines, in good faith after consultation with counsel, that the exercise of its fiduciary duties to FMAC's stockholders under applicable law requires it to take such action, and, provided further, that FMAC may not, in any event, provide to such third party any information which it has not provided to Bay View. FMAC shall promptly notify Bay View orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. This Section shall not prohibit accurate disclosure by FMAC in any document (including the Proxy Statement and the Registration Statement) or other disclosure under applicable law if in the opinion of the Board of Directors of FMAC, disclosure is appropriate under applicable law.

          (b) "Acquisition Proposal" shall, with respect to FMAC, mean any of the following (other than the Merger): (i) a merger or consolidation, or any similar transaction of any entity with either FMAC or any Subsidiary of FMAC, (ii) a purchase lease or other acquisition of a material portion of all the assets of either FMAC or any Subsidiary of FMAC, (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) which would cause such person or group to become the beneficial owner of securities representing 25% or more of the voting power of either FMAC or any Subsidiary of FMAC, (iv) a tender or exchange offer to acquire securities representing 25% or more of the voting power of FMAC, (v) a public proxy or consent solicitation made to stockholders of FMAC seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, (vi) the filing of an application or notice with any federal or state regulatory authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above, or
      (vii) the making of a bona fide offer to the Board of Directors of FMAC by written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

      4.3   BAY VIEW BUSINESS IN ORDINARY COURSE.

          (a) Without the prior written consent of FMAC, Bay View shall not declare or pay any dividend or make any other distribution with respect to its capital stock, whether in cash, stock or other property, after the date of this Agreement except it may declare and pay its regular quarterly dividends in amounts as it shall determine from time to time and may effect any stock split in the form of a stock dividend after consultation with FMAC.

          (b) Neither Bay View nor any Bay View Subsidiary has taken or agreed to take, or shall knowingly take, any action nor does it have knowledge of any fact or circumstance, that would (i) materially impede or delay the consummation of the transactions contemplated by this Agreement or the ability of the parties hereto to obtain any approval of any regulatory authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement or (ii) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code.

          (c) Bay View shall promptly notify FMAC in writing of the occurrence of any matter or event known to and directly involving Bay View or any Bay View Subsidiary that would result in any breach of this Agreement, is reasonably likely to result in a Material Adverse Effect on Bay View or impair the ability of Bay View to consummate the transactions contemplated herein.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1   INSPECTION OF RECORDS; CONFIDENTIALITY.

            (a) Bay View and its Subsidiaries, on the one hand, and FMAC and its Subsidiaries, on the other hand, shall each afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours, during the period prior to the Effective Time, to all of their respective properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information, and accountants' work papers, and will permit their respective representatives to discuss such information directly with each other's officers, directors, employees, attorneys and accountants. Bay View and FMAC shall each use their reasonable best efforts to furnish to the other all other information concerning its business, properties and personnel as such other party may reasonably request. The availability or actual delivery of information shall not affect the representations, warranties, covenants and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto.

            (b) Each party hereto shall, and shall cause its advisors and representatives to, (i) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (ii) return all documents (including copies thereof) obtained hereunder from the other party to such other party and (iii) use its reasonable best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

      5.2  REGISTRATION   STATEMENT;   STOCKHOLDER  APPROVAL.  (a)  As  soon  as
practicable after the date hereof, Bay View shall file the Registration Statement with the SEC, and FMAC and Bay View shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act. Bay View will take any action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of Bay View Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such action.

      (b) Bay View shall call the Bay View Stockholders' Meeting and FMAC shall call the FMAC Stockholders' Meeting, in each case to be held as soon as practicable after the Registration Statement becomes effective for the purpose of voting upon this Agreement and the Merger. The Bay View Stockholders' Meeting and FMAC Stockholders' Meeting shall be held on the same date and at the same time. In connection therewith, Bay View shall prepare the Proxy Statement and, with the approval of each of Bay View and FMAC, the Proxy Statement shall be filed with the SEC and mailed to the stockholders of Bay View and FMAC. The Board of Directors of Bay View shall submit for approval of Bay View's stockholders the matters to be voted upon in order to authorize the Merger. The Board of Directors of FMAC shall submit for approval of FMAC's stockholders the matters to be voted upon in order to authorize the Merger. The Board of Directors of Bay View hereby does and will recommend this Agreement and the transactions contemplated hereby to stockholders of Bay View and will use its reasonable best efforts to obtain any vote of the stockholders of Bay View that is necessary for the approval and adoption of this Agreement and consummation of the transactions contemplated hereby. The Board of Directors of FMAC hereby does and will recommend this Agreement and the transactions contemplated hereby to stockholders of FMAC and will use its reasonable best efforts to obtain any vote of the stockholders of FMAC that is necessary for the approval and adoption of this Agreement and the transactions contemplated hereby.

      5.3 AGREEMENTS OF AFFILIATES. As soon as practicable after the date of this Agreement, FMAC shall deliver to Bay View a letter, reviewed by its counsel, identifying all persons whom FMAC believes to be "affiliates" of FMAC for purposes of Rule 145 under the Securities Act. FMAC shall use its reasonable best efforts to cause each person who is so identified as an "affiliate" to deliver to Bay View no later than ten calendar days after the date hereof, a written agreement in the form of Exhibit B, providing that from the date of such agreement each such person will agree not to sell, pledge, transfer or otherwise dispose of any shares of stock of FMAC held by such person or any shares of Bay View Common Stock to be received by such person in the Merger at any time, except in compliance with the applicable provisions of the Securities Act and other applicable laws and regulations. Prior to the Effective Time, FMAC shall use its reasonable best efforts to cause each additional person who is identified as an "affiliate" to execute a written agreement as set forth in this
Section 5.3.

     5.4 EXPENSES. Each party hereto shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the Merger. The fee to be paid to FMAC's financial advisor, Credit Suisse First Boston ("First Boston"), shall not be in excess of the fee provided for in the engagement letter between FMAC and First Boston, a copy of which letter is set forth in Section 5.4 of the FMAC Disclosure Schedule. The amount of the fees paid or to be paid by FMAC or the FMAC Subsidiaries, collectively (or by Bay View or New FMAC as successors), in connection with this Agreement for legal and accounting fees, shall not exceed the amount set forth on Section 5.4 of the FMAC Disclosure Schedule without the written consent of Bay View. Notwithstanding the foregoing, Bay View and FMAC will share equally all third party printing costs incurred with respect to the Registration Statement and Proxy Statement in preliminary and final form.

      5.5 COOPERATION. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this

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Agreement as expeditiously  as possible.  Each party shall, and shall cause each of its respective Subsidiaries to, use its reasonable best efforts to obtain consents of all third parties and regulatory authorities necessary for the consummation of the transactions contemplated by this Agreement as expeditiously as possible.

      (b) FMAC, in conjunction with its transition team that shall meet at least twice a month with the Bay View transition team, shall, (i) consult and cooperate with Bay View regarding the implementation of those policies and procedures established by Bay View for its governance and that of its Subsidiaries including, without limitation, policies and procedures pertaining to accounting, loan accruals and reserves, budgets, computer systems, asset/liability management, audits, credit, human resources, treasury and legal functions; (ii) at the request of Bay View, conform FMAC's existing policies and procedures in respect of such matters to Bay View's policies and procedures or in the absence of any existing FMAC policy or procedure regarding any such function, introduce Bay View policies or procedures in respect thereof; (iii) consult and cooperate with Bay View with respect to the pricing policies of FMAC; (iv) consult and cooperate with Bay View with respect to determining appropriate FMAC accruals, reserves and charges or write-down of various assets and other appropriate charges and accounting adjustments; (v) consult and cooperate with Bay View with respect to the amount and the timing for recognizing for financial accounting purposes its expenses of the Merger and the restructuring charges relating to or to be incurred in connection with the Merger; and (vi) establish and take such reserves and accruals at such time as Bay View shall reasonably request; PROVIDED, HOWEVER, that FMAC shall not be required to take such action pursuant to this subpart vi more than five days prior to the Effective Time and not until (A) Bay View agrees in writing that all conditions to closing set forth in Article VI have been satisfied or waived and (B) FMAC shall have received a written waiver by Bay View of its right to terminate this Agreement; and provided, further that FMAC shall not be required to take any such action that is not consistent with any applicable law or GAAP and that reserves or accruals taken at the written request of Bay View may not be a basis to assert a violation of a breach of a representation, warranty or covenant of FMAC herein.

     (c) Each party agrees to cooperate fully with the other in connection with matters relating to liability of FMAC to Fannie Mae under the Fannie Mae DUS Program. In addition, FMAC shall take such actions in connection therewith as Bay View shall reasonably request; provided, however, that FMAC shall not be required to take such actions until (i) Bay View agrees in writing that all conditions to Closing set forth in Article VI have been satisfied or waived, and
(ii) FMAC shall have received a written waiver by Bay View of its right to terminate this Agreement; and provided further, that FMAC shall not be required to take any such action that is not consistent with any applicable law or Fannie Mae guidelines and that actions taken at the written request of Bay View may not be a basis to assert a violation or a breach of a representation, warranty or covenant of FMAC herein.

      5.6 REGULATORY APPLICATIONS. The parties shall, as soon as practicable after the date of this Agreement, file all necessary applications with all applicable regulatory authorities, and shall use their reasonable best efforts to respond as promptly as practicable to all inquiries received concerning said applications. In the event the Merger is challenged or opposed by any

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



administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by mutual agreement of Bay View and FMAC. The party filing an application shall deliver a copy thereof to the other parties hereto in advance of filing and copies of all responses from or written communications from regulatory authorities relating to the Merger or this Agreement (to the extent permitted by law), and the filing party shall also deliver a final copy of each regulatory application to the other parties promptly after it is filed with the appropriate regulatory authority.

      5.7 CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party. Bay View and FMAC shall deliver to each other not later than 45 days after the end of each quarter, its Report on Form 10-Q for such quarter as filed with the SEC and each party will promptly furnish to the other any and all other material reports filed with the SEC or any other regulatory agency. Further, FMAC shall furnish to Bay View within ten business days of the end of each month a description of all Loans (including, without limitation, the name of the borrower, the loan amount and a description of the collateral) originated by FMAC or any of its Subsidiaries during such month. Each party shall promptly notify the other party of any material change in its business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or the transactions contemplated hereby and shall keep the other party fully informed of such events.

      5.8 PRESS RELEASE. Except as may be required by law the parties shall mutually agree to the issuance of any press release or other information to the press or any third party for general circulation with respect to this Agreement or the transactions contemplated hereby.

      5.9 LITIGATION MATTERS. FMAC will consult with Bay View about any proposed settlement, or any disposition of, any litigation involving amounts in excess of $150,000.

      5.10 TAX OPINION. Bay View agrees to obtain a written opinion of Silver, Freedman & Taff, L.L.P. ("SF&T") addressed to Bay View, dated the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that Bay View and FMAC each will be a party to such reorganization. In rendering such opinion, SF&T may require and rely upon representations contained in letters from Bay View, FMAC and others. FMAC agrees to obtain a written opinion of Dewey Ballantine LLP ("Dewey Ballantine"), addressed to FMAC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that Bay

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



View and FMAC each will be a party to such reorganization. In rendering its opinion, Dewey Ballantine may require and rely upon representations contained in letters from Bay View, FMAC and others.

      5.11 BENEFITS AND RELATED MATTERS. (a) The FMAC Benefit Plans that apply generally and uniformly to full-time employees of FMAC and/or the FMAC Subsidiaries shall be continued after the Effective Time as plans of Bay View, until such time as such employees are integrated into Bay View's employee benefit plans that are available to other employees of Bay View and the Bay View Subsidiaries on a general and uniform basis, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. Bay View shall take such steps as are necessary or required to integrate the employees of FMAC and the FMAC Subsidiaries in Bay View employee benefit plans available to other employees of Bay View and Bay View Subsidiaries as soon as practicable after the Effective Time, (i) with full credit for prior service with FMAC for all purposes other than determining the amount of benefit accruals under any defined benefit plan,
(ii) without any waiting periods, evidence of insurability, or application of any pre-existing condition limitations (to the extent coverage is being provided therefore under FMAC's health insurance plan), and (iii) with full credit for claims arising prior to the Effective Time for purposes of deductibles, out-of-pocket maximums, benefit maximums, and all other similar limitations for the applicable plan year during which the Merger is consummated.

      5.12 RESERVATION OF SHARES TO SATISFY FMAC CONTINUING OPTIONS. Bay View shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Bay View Common Stock for delivery upon exercise of Continuing Options. As soon as practicable after the Effective Time, Bay View shall file an appropriate registration statement with respect to the shares of Bay View Common Stock subject to Continuing Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

      5.13 LISTING. Bay View shall use all reasonable efforts to cause the shares of Bay View Common Stock to be issued in the Merger, and the shares of Bay View Common Stock to be reserved for issuance upon exercise of Continuing Options, to be approved for listing on the Nasdaq Stock Market or New York Stock Exchange, Inc. (or such other national securities exchange or stock market on which the Bay View Common Stock shall then be traded), subject to official notice of issuance, prior to or as of the Closing.

      5.14  INDEMNIFICATION: DIRECTORS' AND OFFICERS' INSURANCE.

            (a) From and after the Effective Time, Bay View shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of FMAC or any of the FMAC Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement

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



      with the approval of Bay View (which approval shall not be unreasonably withheld), of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FMAC or any FMAC Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), in each case to the full extent FMAC would have been permitted under Delaware law and its Certificate of Incorporation and By-laws to indemnify such person (and FMAC shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Bay View; (ii) after the Effective Time, Bay View shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and
      (iii) after the Effective Time, Bay View will use all reasonable efforts to assist in the defense of any such matter, provided that Bay View shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.14, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Bay View (but the failure so to notify Bay View shall not relieve it from any liability which it may have under this
      Section 5.14 except to the extent such failure  materially  prejudices Bay
      View), and shall deliver to Bay View the undertaking,  if any, required by
      Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

            (b) Bay View shall also purchase and keep in force for six years directors' and officers' liability insurance to provide coverage for acts or omissions of the type and in the amount currently covered by FMAC's existing directors' and officers' liability insurance for acts or omissions occurring prior to the Effective Time, to the extent such insurance may be purchased or kept in full force without any material increase in the cost of the premium currently paid by Bay View for its directors' and officers' liability insurance (provided that if such insurance is not available without such a material increase, Bay View will substitute or cause FMAC to substitute therefor to the extent available at a cost not in excess of 200% of the current annual premium cost, single premium tail coverage with policy limits equal to FMAC's existing annual coverage limits).


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            (c) The  provisions  of this Section 5.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and each Indemnified Party's heirs and representatives.

      5.15 REPORTS TO THE SEC. On or after the Effective Time, Bay View shall continue to file all reports and data with the SEC necessary to permit stockholders of FMAC who may be deemed affiliates of FMAC within the meaning of Rule 145 under the Securities Act to sell Bay View Common Stock held or received by them in connection with the Merger pursuant to Rules 144 and 145 under the Securities Act if they would otherwise be so entitled.

      5.16 ENVIRONMENTAL REPORTS. FMAC shall cooperate with Bay View so that Bay View may as soon as reasonably practicable obtain, at Bay View's expense, a report of a phase one environmental investigation on all real property owned, leased or operated by FMAC or any of the FMAC Subsidiaries. If advisable in light of the phase one report with respect to any parcel of real property referred to above, in the reasonable opinion of Bay View, FMAC shall also cooperate with Bay View so that Bay View may obtain, at Bay View's expense, a report of a phase two environmental investigation to such designated parcels.

      5.17 IMPERMISSIBLE ACTIVITIES. FMAC shall use its reasonable best efforts to sell, transfer or otherwise dispose of, on terms satisfactory to Bay View, any of its or its Subsidiaries' businesses or activities that would be impermissible to be engaged in by Bay View Bank, either directly or indirectly.

      5.18 POST-MERGER. It is the current intention of Bay View to operate New FMAC as a wholly owned subsidiary of Bay View Bank, with a Board of Directors and Credit Committee of such Board that would include persons who are currently officers or directors of FMAC.

      5.19 FMAC ACKNOWLEDGMENTS. FMAC acknowledges (i) that nothing in this Agreement shall prohibit Bay View from, directly or indirectly, redeeming, purchasing or otherwise acquiring any of its capital stock prior to the Effective Time and (ii) that the parties shall cooperate with respect to (A) the possible relocation of the corporate headquarters of the FMAC insurance subsidiaries at or subsequent to the Effective Time and (B) all other matters to assure that the FMAC insurance subsidiaries comply with all applicable banking regulations for Bay View and the Bay View Subsidiaries to continue such insurance activities at and after the Effective Time.

      5.20 DIRECTOR OF BAY VIEW. The Board of Directors of Bay View shall take all requisite corporate action so that at the Effective Time the class of directors of Bay View with terms expiring in the year 2000 shall include Wayne Knyal. Subject to its fiduciary duties, the Board of Directors of Bay View shall nominate Mr. Knyal with respect to the Annual Meeting of Stockholders of Bay View scheduled to be held in May 2000 as a director to serve in the class of directors of Bay View with terms expiring in the year 2002.


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



      5.21 TRANSFER OF FMAC NAME. FMAC shall execute any instruments which Bay View reasonably deems necessary to enable New FMAC to be incorporated with the name Franchise Mortgage Acceptance Company.

      5.22 BAY VIEW ACKNOWLEDGMENT. Bay View acknowledges that it will succeed to the Bankers Mutual "earn-out" by operation of law.

      5.23 FMAC EMPLOYEES. It is the intention of New FMAC to retain the employees of FMAC. New FMAC shall institute a retention bonus program for up to 35 mid-level managers of FMAC to be named by FMAC upon the Closing, which program shall provide for a retention bonus of at least three months base salary for each manager who continues employment for his or her designated retention period.

      5.24 FINANCIAL REPORTING OBLIGATIONS AND TAX GROSS-UP PAYMENTS. FMAC shall cause the full amount of the financial charges and expense relating to (a) restricted stock awards, bonus stock awards and other stock awards, if any, and
(b) tax gross-up payments to be recorded on its financial books and records and financial statements for financial reporting purposes under GAAP on a pre-acquisition basis prior to the Closing Date. All tax gross-up payments shall be paid by FMAC prior to the Closing Date.

                                   ARTICLE VI

                                   CONDITIONS

      6.1 CONDITIONS TO THE OBLIGATIONS OF BAY VIEW. Notwithstanding any other provision of this Agreement, the obligations of Bay View to consummate the Merger are subject to the following conditions precedent (except as to those which Bay View may choose to waive):

            (a) all of the representations and warranties made by FMAC in this Agreement and in any documents or certificates provided by FMAC shall have been true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time;

            (b) FMAC shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time;

            (c) there shall not have been any action taken or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any federal or state government or governmental agency or instrumentality or court, which would prohibit ownership or operation of all or a portion of the business or assets of FMAC or any FMAC Subsidiary by Bay View or any Bay View Subsidiary, or would compel Bay View or any Bay View Subsidiary to dispose of all or a portion of the business or assets of FMAC or any FMAC Subsidiary, as

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



      a result of this Agreement, or which would render any party hereto unable to consummate the transactions contemplated by this Agreement;

            (d) FMAC shall not have suffered a Material Adverse Effect;

            (e) no regulatory authority shall impose any unduly burdensome condition relating to the transactions contemplated by this Agreement such that it would substantially deprive Bay View of the economic benefits of the transactions contemplated by this Agreement, as determined in the reasonable judgment of Bay View;

            (f) Bay View shall have received a certificate signed by the President and Chief Executive Officer of FMAC, dated as of the Effective Time, certifying that based upon his best knowledge, the conditions set forth Sections 6.1(a), (b), (d), (h), (i), (j), (k) and (l) hereof have been satisfied;

            (g) Bay View shall have received the written affiliates' agreements described in Section 5.3 hereof;

            (h) Dissenting Shares shall not exceed 7% of the issued and outstanding FMAC Common Stock;

            (i) The consolidated stockholders' equity of FMAC as of the Closing Date determined in accordance with GAAP (the "Closing Equity") shall be no less than $150,000,000, provided that for purposes of this provision the Closing Equity shall be increased by the after-tax amount of (i) all Merger related fees, costs and expenses, including, but not limited to, the fees and expenses of First Boston pursuant to its engagement letter set forth in Section 5.4 of the FMAC Disclosure Schedule, printing and mailing costs, and legal and accounting fees, subject to the limitation set forth in Section 5.4 of the FMAC Disclosure Schedule, to the extent previously expensed, and (ii) any reserves, accruals or charges taken by FMAC at the request of Bay View pursuant to Section 5.5(b)(vi), in each case to the extent such amounts have reduced Closing Equity;

            (j) FMAC shall have sold, transferred or otherwise disposed of, on terms reasonably satisfactory to Bay View, all of its or its Subsidiaries' businesses or activities that would be impermissible to be engaged in by Bay View Bank, either directly or indirectly;

            (k) FMAC shall have obtained all consents, approvals or waivers of all persons (other than regulatory authorities) under all the material contracts, agreements, permits, authorizations and licenses set forth on
      Section 6.1(k) of the FMAC Disclosure Schedule and all such consents, approvals or waivers shall be in full force and effect; and

            (l) FMAC shall have achieved Year 2000 Compliance.


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



      6.2 CONDITIONS TO THE OBLIGATIONS OF FMAC. Notwithstanding any other provision of this Agreement, the obligations of FMAC to consummate the Merger are subject to the following conditions precedent (except as to those which FMAC may choose to waive):

            (a) all of the representations and warranties made by Bay View in this Agreement and in any documents or certificates provided by Bay View shall have been true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time;

            (b) Bay View shall have performed in all material respects all of its obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time;

            (c) Bay View shall not have suffered a Material Adverse Effect; and

            (d) FMAC shall have received a certificate signed by the President and Chief Executive Officer of Bay View, dated as of the Effective Time, that based upon his best knowledge, the conditions set forth in Sections 6.2(a), (b) and (c)
      have been satisfied.

      6.3 CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. Notwithstanding any other provision of this Agreement, the obligations of Bay View on the one hand, and FMAC on the other hand, to consummate the Merger are subject to the following conditions precedent (except as to those which Bay View or FMAC may choose to waive):

            (a) this Agreement, including the Merger, shall have received the requisite approval of the stockholders of Bay View in accordance with the applicable provisions of the Bylaws of Bay View and the DGCL and the requisite approval of the stockholders of FMAC in accordance with the applicable provisions of the Bylaws of FMAC and the DGCL.

            (b) no preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and shall remain in effect;

            (c) the parties shall have received all applicable regulatory approvals and consents to consummate the transactions contemplated in this Agreement and all required waiting periods shall have expired;

            (d) the Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC and, if the offering for sale of the Bay View Common Stock in the Merger pursuant to this Agreement is subject to the securities laws

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



      of any state, the Registration Statement shall not be subject to a stop order of any state securities authority;

            (e) each party shall have received the tax opinion addressed to it referred to in Section 5.10 of this Agreement; and

            (f) the Bay View Common Stock to be issued to holders of FMAC Common Stock shall have been approved for listing on the Nasdaq National Market or New York Stock Exchange subject to official notice of issuance.

                                   ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER

      7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

            (a) By the mutual written consent of the Boards of Directors of Bay View and
      FMAC;

            (b) By Bay View or FMAC if any governmental authority has denied approval of the Merger and such denial has become final and nonappealable;

            (c) By Bay View or FMAC at any time after the (i) stockholders of FMAC fail to approve this Agreement and the Merger by the requisite vote at the FMAC Stockholders' Meeting or (ii) the stockholders of Bay View fail to approve this Agreement and the Merger by the requisite vote at the Bay View Stockholders' Meeting;

            (d) By Bay View or FMAC, in the event of a material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach cannot be or is not cured within 30 days after written notice of such breach is given by the non-breaching party to the party committing such breach;

            (e) By Bay View or FMAC on or after January 15, 2000, in the event the Merger has not been consummated by such date (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant thereto);

            (f) By Bay View after March 24, 1999, if employment agreements satisfactory to Bay View have not been entered into by at least the persons named on Section 7.1(f) of the FMAC Disclosure Schedule.

            (g) By FMAC, if its Board of Directors so determines by a majority vote of members of its entire Board, at any time during the five-day period commencing with the Valuation Date, if the following conditions are satisfied:

                  (i)   the Final Bay View Price is less than
            $17.50; and

                  (ii)  the Bay View Ratio is less than the Index Ratio;

      subject, however, to the following three sentences: If FMAC elects to exercise its termination right pursuant to this Section 7.1(g), it shall give prompt written notice to Bay View. During the seven-day period commencing with its receipt of such notice, Bay View shall have the option to elect to increase the Exchange Ratio to equal the lesser of: (i) the quotient obtained by dividing (1) the product of $17.50 and the Exchange Ratio (as then in effect) by (2) the Final Bay View Price; and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Bay View Ratio. If Bay View makes an election contemplated by the preceding sentence, within such seven-day period, it shall give prompt written notice to FMAC of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified) and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(g).

      For the purposes of this Section 7.1(g), the following terms shall have the meanings indicated:

     "Bay View Ratio" means the number obtained by dividing the Final Bay View Price by $20.00.

     "Index Ratio" means the number obtained by first dividing the Final Index Price by the Initial Index Price and then subtracting from that quotient 0.125.

     "Initial Index Price" means the weighted average of the Initial Prices for each company comprising the Index Group.

     "Initial Price," with respect to any company, means the closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, on the trading day immediately preceding the public announcement of this Agreement.

     "Final Bay View Price" means the Final Price of Bay View Common Stock.

     "Final Index Price" means the weighted average of the Final Prices for each company comprising the Index Group.

     "Final Price," with respect to any company, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 20 trading days ending on the Valuation Date. If a company declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of determining the Final Price.

     "Index Group" means the15 companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal at any time during the period beginning on the trading day immediately preceding the public announcement of this Agreement and ending on the Valuation Date for any such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 15 companies and the weights attributed to them are as follows:

             Holding Company                        Weighting
--------------------------------------------------------------------

FirstFed Financial Corp.                                 2.76%
GreenPoint Financial Corp.                              12.36
Sovereign Bancorp, Inc.                                 21.44
Webster Financial Corp.                                  4.87
Bank United Corp.                                        4.12
People's Bank                                            8.32
Downey Financial Corp.                                   3.68
Washington Federal Inc.                                  7.31
St. Paul Bancorp Inc.                                    5.32
PFF Bancorp Inc.                                         2.02
Queens County Bancorp Inc.                               2.78
MAF Bancorp Inc.                                         3.26
TCF Financial Corp.                                     11.18
Harris Financial Inc.                                    4.39
Northwest Bancorp Inc.                                   6.19

            "Valuation Date" means the day that is the latest of
(i) the day on which the last of the required regulatory approvals is obtained and (ii) the day on which the last of the required stockholder approvals has been received.

      (h) by FMAC, by written notice to Bay View prior to the approval of this Agreement and the Merger by the FMAC stockholders, if FMAC receives an Acquisition Proposal on terms and conditions which the FMAC Board of Directors determines, after receiving the advice of its outside counsel, that to proceed with the Merger will violate the fiduciary duties of the Board of Directors to FMAC's stockholders; PROVIDED, HOWEVER, that FMAC shall not be entitled to terminate this Agreement pursuant to this clause (h) unless it shall have provided Bay View with written notice of such a possible determination (which written notice will inform Bay View of the material terms and conditions of the proposal, including the identity of the proponent) and a copy not less than two business days prior to such determination.

      (i) By Bay View if FMAC receives an Acquisition Proposal and FMAC's Board of Directors does not, within ten business days but not later than five days prior to the FMAC Stockholders' Meeting, publicly recommend against such proposal, provided that if the Acquisition Proposal is not made public, FMAC may reject the Acquisition Proposal by written notice to the offeror and providing Bay View with a copy thereof, and provided, further, that if Bay View is entitled to terminate pursuant to this Subsection, it must give its notice of termination during the eleventh through twentieth business days after FMAC provides Bay View notice of its receipt of such Acquisition Proposal.

      In the event a party elects to effect any termination pursuant to Section 7.1(b) through 7.1(i) above, it shall give written notice to the other party hereto specifying the basis for such termination and certifying that such termination has been approved by the vote of a majority of the members of its Board of Directors.

      7.2   LIABILITIES AND REMEDIES; BREAK-UP FEE.

            (a) In the event of termination of this Agreement as provided in Sections 7.1(a) through 7.1(c), or Sections 7.1(e) through 7.1(i), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Bay View or FMAC or their respective officers or directors except for the obligations set forth in Section 5.1(b), Section
      5.4 and Section 7.2, which  obligations  shall survive.  Termination under
      Section 7.1(e) or (f) shall also release the parties from any liability or obligations under Sections 7.2(b) through 7.2(d). In the event of termination of this Agreement as provided in Section 7.1(d), Section 5.1(b), Section 5.4 and Section 7.2 shall survive, and the non-breaching party shall be entitled to such remedies and relief against the breaching party as are available at law or in equity; provided, however, no remedy at law or for damages shall be available to the non-breaching party on account of a breach of representation or warranty by the breaching party unless such breach was willful. Moreover, the non-breaching party without terminating this Agreement shall be entitled to specifically enforce the terms hereof against the breaching party in order to cause the Merger to be consummated. Each party acknowledges that there is not an adequate remedy at law to compensate the other parties relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

            (b) Bay View shall be entitled to a break-up fee of $8,000,000 in cash payable on demand in immediately available funds, as its sole and exclusive remedy, if: (i) either this Agreement is terminated by FMAC under Section 7.1(h) or by Bay View under Section 7.1(i); or (ii) this Agreement is terminated for any reason other than a proper termination by FMAC under Section 7.1(d), and in the case of this subpart (ii) one of the following events has occurred or occurs:

                  (i) the FMAC Stockholders' Meeting does not take place by December 31, 1999;

                  (ii)  the  Board  of  Directors  of FMAC  fails  to  recommend approval of this Agreement and the Merger to the stockholders of FMAC, or such Board of Directors shall adversely alter or modify its favorable recommendation of this Agreement and the Merger to the stockholders of FMAC, and this Agreement and the Merger are not approved by the stockholders of FMAC by the requisite vote at the FMAC Stockholders' Meeting; or

                  (iii) an Acquisition  Proposal  occurs between the date hereof and the time of the FMAC Stockholders' Meeting and this Agreement and the Merger are not approved by the stockholders of FMAC by the requisite vote at the FMAC Stockholders' Meeting.

      In order to obtain  the  benefit  of the  break-up  fee  provided  in this
      Section 7.2(b), Bay View shall be required to execute a waiver of its rights under Section 7.2(a) above, and shall not have taken any action to enforce any right that it might have under Section 7.2(a).

            (c) FMAC shall be entitled to a break-up fee of $8,000,000 in cash payable on demand in immediately available funds, as its sole and exclusive remedy, if: (i) this Agreement is terminated for any reason other than a proper termination by Bay View under Section 7.1(d) and (ii) one of the following events has occurred or occurs:

                  (i) the Bay View Stockholders'  Meeting does not take place by
            December 31, 1999; or

                  (ii) the Board of  Directors  of Bay View  fails to  recommend approval of this Agreement and the Merger to the stockholders of Bay View, or such Board of Directors shall adversely alter or modify its favorable recommendation of this Agreement and the Merger to the stockholders of Bay View, and this Agreement and the Merger are not approved by the stockholders of Bay View by the requisite vote at the Bay View Stockholders' Meeting.

      In order to obtain  the  benefit  of the  break-up  fee  provided  in this
      Section 7.2(c), FMAC shall be required to execute a waiver of its rights under Section 7.2(a) above, and shall not have taken any action to enforce any right that it might have under
      Section 7.2(a).

            (d)(i)If FMAC is not then in material breach of this Agreement and either:

                  (A) any  governmental  authority  has denied  approval  of the
            Merger and such denial has become final and nonappealable (provided that such denial is not the result, in whole or in part, of FMAC's failure to meet such authority's requirements for year 2000 compliance); or

                  (B) all three of the following conditions are met:

                        (x) the stockholders of Bay View fail to adopt this Agreement; (y) the stockholders of FMAC adopt this Agreement; and (z) FMAC is not then entitled to a break up fee under Section 7.2(c), then upon termination of this Agreement Bay View shall reimburse FMAC for its third party expenses relating to this Agreement and the transactions contemplated hereby in an amount up to $500,000.

            (ii) If Bay View is not then in material breach of this Agreement and all three of the following conditions are met:

                  (x) the stockholders of FMAC fail to adopt this Agreement; (y) the stockholders of Bay View adopt this Agreement; and (z) Bay View is not then entitled to a break up fee under Section 7.2(b), then upon termination of this Agreement FMAC shall reimburse Bay View for its third party expenses relating to this Agreement and the transactions contemplated hereby in an amount up to $500,000.

      7.3 SURVIVAL OF AGREEMENTS. In the event of termination of this Agreement by either Bay View or FMAC as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that the agreements contained in
Section 5.1(b), Section 5.4 and Section 7.2 hereof shall survive the termination hereof.

      7.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of FMAC and Bay View but, after such approval, no amendment shall be made which changes the form of consideration or the value of the consideration to be received by the stockholders of FMAC without the approval of the stockholders of FMAC and Bay View. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The parties may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof as may be required to effect or facilitate any regulatory approval or acceptance of the Merger or of this Agreement or to effect or facilitate any regulatory or governmental filing or recording required for the consummation of any of the transactions contemplated hereby.

      7.5 WAIVER. Any term, provision or condition of this Agreement (other than the requirement of FMAC stockholder approval) may be waived in writing at any time by the party which is entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by a party of another party prior to or after the date hereof shall estop or prevent such party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

      8.1 SURVIVAL. All representations, warranties, covenants, agreements and obligations of the parties in this Agreement or in any instrument delivered to one another by the parties pursuant to this Agreement (other than the covenants, agreements and obligations of Bay View set forth herein which by their stated terms are to be performed after the Effective Time) shall not survive the Effective Time.

      8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

            (a)   if to Bay View:

                    Edward H.  Sondker
                    President and Chief Executive Officer
                    Bay View Capital Corporation
                    1840 Gateway Drive
                    San Mateo, California 94404

                  copies to:

                    Barry P. Taff, P.C.
                    Christopher R. Kelly, P.C.
                    Silver, Freedman & Taff, L.L.P.
                    ll00 New York Ave., N.W.
                    Washington, D.C.  20005




            (b)   if to FMAC:

                    Wayne L.  Knyal
                    Chief Executive Officer
                    Franchise Mortgage Acceptance Company
                    1888 Century Park East

                    3rd Floor
                    Los Angeles, California 90067

                  copies to:
                    Robert M. Smith
                    Dewey Ballantine LLP
                    333 South Hope Street
                    Los Angeles, California 90071

                    and

                    Michael L. Matkins
                    Mark J. Kelson
                    Allen, Matkins, Leck, Gamble & Mallory LLP
                    1999 Avenue of the Stars
                    Suite 1800
                    Los Angeles, California 90067


      8.3 APPLICABLE LAW. This Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof, except to the extent that the federal laws of the United States apply.

      8.4 HEADINGS, ETC. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      8.5 SEVERABILITY. If any term, provision, covenant, or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

      8.6 ENTIRE AGREEMENT; BINDING EFFECT; NON-ASSIGNMENT; COUNTERPARTS; EFFECT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof (excluding any confidentiality agreement between the parties hereto); and (ii) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

      The undersigned have caused this Agreement to be executed as of the day and year first above written.

                                        BAY VIEW CAPITAL CORPORATION


                                        By /s/ David A. Heaberlin
                                           --------------------------
                                           David A. Heaberlin
                                           Executive Vice President and Chief
                                           Financial Officer


                                        FRANCHISE MORTGAGE ACCEPTANCE COMPANY


                                        By /s/ Wayne L. Knyal
                                           --------------------------
                                           Wayne L. Knyal
                                           President and Chief Executive
                                           Officer

                                     FORM OF
                                    AMENDMENT
                                     to the
                      AGREEMENT AND PLAN OF REORGANIZATION
                                 by and between
                          BAY VIEW CAPITAL CORPORATION
                                       and
                      FRANCHISE MORTGAGE ACCEPTANCE COMPANY



     This Amendment to the Agreement and Plan of Reorganization (the "Amendment") dated as of July __, 1999 is entered into by and between Bay View Capital Corporation ("Bay View") and Franchise Mortgage Acceptance Company ("FMAC").

     WHEREAS, Bay View and FMAC entered into that certain Agreement and Plan of Reorganization dated as of March 11, 1999 (the "Agreement"); and

     WHEREAS, the parties desire to amend the Agreement as set forth below.

     The Agreement shall remain in full force and effect except as amended hereby, and the definition of terms contained in the Agreement are incorporated herein by reference. The parties do hereby amend the Agreement as follows:

     1. Section 1.3(a)(i)(1) of the Agreement is hereby amended to read in its entirety as follows:

     $10.25 in cash (the "Per Share Cash Consideration"); or

     2. The second paragraph of Section 1.3(a)(i)(2) of the Agreement is hereby deleted in its entirety.

     3. The third paragraph of Section 1.3 (a)(i)(2) of the Agreement is hereby amended to read in its entirety as follows:

          Notwithstanding anything contained in this Agreement to the contrary, or any holder's election, the aggregate number of shares of FMAC Common Stock to be exchanged for shares of Bay View Common Stock in the Merger shall be equal to 60% (rounded up) of the total number of shares (including Dissenting Shares) of FMAC Common Stock issued and outstanding immediately prior to the Effective Time (the "Stock Amount"); and further provided, notwithstanding any holder's election, the aggregate Per Share Stock Consideration to be received by any person (or any persons presumed to be acting in concert as defined in 12 C.F.R. section 225.41(d) (a "control group")), other than an Approved Holder (as defined below), shall be limited so that when such consideration is aggregated with all Bay View Common Stock already owned by such person (or control group), such person (control group) will not beneficially own, control or have the power to vote or dispose of more than 9.99% of the shares of Bay View Common Stock issued and outstanding immediately after the Merger (the "Beneficial Ownership Limitation"). As used herein, "Approved Holder" means any such person or control group whose ownership of Bay View Common Stock in an amount greater than the Beneficial Ownership Limitation has expressly been approved by the appropriate banking regulatory authorities on or prior to the Closing Date or for whom no additional approval from the appropriate banking authorities would be necessary.

     4. Section 1.3 (g) of the Agreement is hereby amended to read in its entirety as follows:

     No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Bay View Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Bay View Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price of Bay View Common Stock on the NYSE - Composite Transactions List (as reported by the Wall Street Journal) on the last trading day prior to the Effective Time. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     5. Section 3.18(e) of the Agreement is hereby amended to read in its entirety as follows:

     [Intentionally Omitted]

     6. Section 5.17 of the Agreement is hereby amended to read in its entirety as follows:

     5.17 Impermissible Activities. FMAC shall use its reasonable best efforts to sell, transfer or otherwise dispose of, on terms satisfactory to Bay View, any of its or its Subsidiaries' businesses or activities that would be impermissible to be engaged in by Bay View Bank, either directly or indirectly; provided, that FMAC shall sell, transfer or otherwise dispose of prior to the Effective Time, on terms satisfactory to Bay View, any and all of its interests in FMAC Golf Finance Group LLC and FMAC Star Fund, LLP (together, the "Joint Ventures").

     7. Section 5.24(b) of the Agreement is hereby deleted in its entirety. In addition, the final sentence of Section 5.24 shall be deleted.

     8. Section 6.1(j) of the Agreement is hereby amended to read in its entirety as follows:

     (j) FMAC shall have sold, transferred or otherwise disposed of, on terms satisfactory to Bay View, any and all of its interests in the Joint Ventures.

     9. FMAC and Bay View hereby agree as follows:

     if it shall be ultimately determined that any amount, right or benefit paid, distributed or treated as paid or distributed to an employee of FMAC (a "Payment") who under his or her current written employment agreement with FMAC is entitled to a Gross-Up Payment (as hereinafter defined) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by any employee with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then that employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the employee of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the employee retains an amount of the Gross-Up Payment equal to the Excise Tax upon the Payments. Further, Bay View acknowledges and agrees that it shall pay the entire amount of any such Gross-Up Payments.

     10. Bay View and FMAC hereby agree that the FMAC Disclosure Schedule is hereby amended to encompass the matters referred to in the letters dated April 5, 1999, regarding the Letter Agreement between Credit Suisse First Boston Corporation and FMAC, and June 2, 1999, regarding a repurchase obligation by FMAC of loans sold to the mortgage REIT owned, or formerly owned, by Imperial Credit Industries, Inc. The parties agree that no breach of the Agreement by FMAC has been deemed to occur with respect to the omission of those matters from the disclosure schedules.

     11. Bay View and FMAC hereby acknowledge and agree that Bay View shall offer a cash payment of to each holder of Out-of-the-Money Options (as defined below) in exchange for the holder's execution of an Option Cancellation Agreement as follows: $3.79 per share with respect to options with an exercise price of $11.00; $2.18 per share with respect to options with an exercise price of $16.00; and $1.85 per share with respect to options with an exercise price of $18.00. In the event a holder elects to execute the Option Cancellation
Agreement, that holder shall have no rights with respect to the holder's Out-of-the-Money Options other than the right to receive a cash payment from Bay View as described above. "Out-of-the-Money Options" are FMAC stock options with a per share exercise price greater than $10.25 per share. Bay View hereby acknowledges and agrees that it shall pay the entire amount of any cash payments hereby incurred after the Effective Time.

     12. Neither party is aware of any existing breach of any representation, warranty or covenant made in the Agreement.

     13. The second sentence of Section 5.2(b) of the Agreement is hereby amended to read in its entirety as follows:

                      The Bay View Stockholders' Meeting and
                      the FMAC Stockholders' Meeting shall be
                      held on the same date.

     14. This Amendment may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same Amendment.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.



                                            BAY VIEW CAPITAL CORPORATION



                                            By
                                                David A. Heaberlin
                                                Executive Vice President and
                                                  Chief Financial Officer





                                            FRANCHISE MORTGAGE
                                            ACCEPTANCE COMPANY



                                            By
                                                Wayne L. Knyal
                                                President and Chief Executive
                                                  Officer

                                                                      APPENDIX B

                                                                  March 11, 1999


Board of Directors
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, CA 94404


Members of the Board:

     We understand that Bay View Capital Corporation ("Bay View" or the "Company") and Franchise Mortgage Acceptance Company ("FMAC") have entered into a definitive merger agreement pursuant to which FMAC will merge with and into Bay View Bank (the "Bank"), a wholly owned subsidiary of Bay View, and, upon the effectiveness of such merger, each share of common stock of FMAC will be converted into the right to receive 0.5125 shares of Bay View common stock (the "Stock Consideration") or, at the election of the holders of FMAC common stock, $10.25 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Consideration") (the "Proposed Transaction"). In addition, we understand that the Stock Consideration will not exceed 60% of the Consideration. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger and Reorganization dated as of March 11, 1999 (the "Agreement") among the Company, the Bank and FMAC.

     We have been requested by the Board of Directors of Bay View to render our opinion with respect to the fairness, from a financial point of view, to Bay View of the Consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) such publicly available information concerning Bay View and FMAC that we believe to be relevant to our analysis, including, without limitation, Bay View's and FMAC's reports on Form 10-K for the year ended December 31, 1998 (3) financial and operating information with respect to the businesses, operations and prospects of Bay View and FMAC furnished to us by Bay View and FMAC, respectively, including with respect to FMAC's remaining obligation with respect to earn-out payments of up to $30 million to the former shareholders of Bankers Mutual pursuant to the terms of an asset purchase agreement between FMAC, Bankers Mutual and such former shareholders dated as of March 9, 1998, (4) a trading history of the common stock of Bay View from January 1, 1998 to March 5, 1999 and a comparison of that trading history with those of other companies that we deemed relevant,
(5) a trading history of the common stock of FMAC from January 1, 1998 to March 5, 1999 and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of Bay View with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial conditions of FMAC with those of other companies that we deemed  relevant,  (8)  published  estimates  of third party  research  analysts regarding the future financial performance of Bay View and FMAC, (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (10) the potential pro forma financial impact of the Proposed Transaction on Bay View. In addition, we have had discussions with the managements of Bay View and FMAC concerning their respective businesses, operations, assets, liabilities, financial conditions, and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Bay View and FMAC that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of FMAC prepared by the management of Bay View, upon advice of Bay View we have assumed that such FMAC projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Bay View as to the future financial performance of FMAC and that FMAC will perform substantially in accordance with such projections. We were not provided with, and did not have access to, financial projections of Bay View prepared by the management of Bay View. Accordingly, upon advice of Bay View, we have assumed that the published estimates of third party research analysts are a reasonable basis upon which to evaluate and analyze the future financial performance of Bay View and that Bay View will perform substantially in accordance with such estimates.

     In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Bay View or FMAC and have not made or obtained any evaluations or appraisals of the assets of Bay View or FMAC. In addition, we are not experts in the evaluation of loan portfolios or allowance for loan and real estate owned losses and, upon advice of the Company, we have assumed that the allowances for loan and real estate owned losses provided to us by Bay View and FMAC and used by us in our analysis are in the aggregate adequate to cover all such losses. Our opinion necessarily is based upon market, economic, regulatory and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be paid by the Company to the stockholders of FMAC in the Proposed Transaction is fair to Bay View.

     We have acted as financial advisor to Bay View in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, Bay View has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Bay View and FMAC in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of Bay View and FMAC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of Bay View and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of Bay View as to how such stockholder should vote with respect to the Proposed Transaction.


                                          Very truly yours,

                                          /s/ LEHMAN BROTHERS

                                                                      APPENDIX C


March 10, 1999


Board of Directors
Franchise Mortgage Acceptance Company
1888 Century Park East, 3rd Floor
Los Angeles, CA 90067


Gentlemen:

You have asked us to advise you with respect to the fairness to the stockholders of Franchise Mortgage Acceptance Company (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the proposed Acquisition Agreement (the "Acquisition Agreement"), among the Company and the Acquiror. The Acquisition Agreement provides for the merger (the "Merger") of the Company with the Acquiror pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company will be converted into the right to receive, at the election of the holder thereof, subject to the terms and conditions of the Acquisition Agreement, either (i) $10.25 per share in cash, subject to the adjustments as set forth in the Acquisition Agreement (the "Cash Consideration"), or (ii) a number of shares of Bay View Capital Corporation (the "Acquiror" or "Bay View") common stock, par value $0.01 per share (the "Acquiror Common Shares"), equal to the quotient of the Cash Consideration divided by $20.00, subject to the adjustments as set forth in the Acquisition Agreement (clauses (i) and (ii) collectively, the "Proposed Consideration").

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and the Acquiror, as well as a draft of the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us or reviewed for us by the Company and the Acquiror, and have met with the Company's and the Acquiror's managements to discuss the business and prospects of each of the Company and the Acquiror.

We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared those data with similar data for other publicly held companies in businesses similar to the Company and the Acquiror and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed such forecasts have been prepared on bases reflecting the best currently available estimates and judgments of the management of each of the Company and Bay View as to the future financial performance of the Company and the Acquiror and cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the Acquiror Common Shares when issued to the Company's stockholders pursuant to the Merger or the prices at which such Acquiror Common Shares will trade subsequent to the Merger. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the Company and held preliminary discussions with certain of these parties prior to the date hereof.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger.

In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both the Company and the Acquiror for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. An affiliate of Credit Suisse First Boston currently provides a $300 million secured credit facility to the Company. Credit Suisse First Boston is currently providing merger and acquisition services to the Acquiror on a separate matter.

It is understood that this letter is for the information of the Company in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Proposed Consideration is fair to the stockholders of the Company from a financial point of view.

                                    Very truly yours,

                                    CREDIT SUISSE FIRST BOSTON CORPORATION


                                    By:    /s/ Mark S. Maron

                                           Mark S. Maron
                                           Managing Director

                                                                      Appendix D

         TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

      262 APPRAISAL RIGHTS. - (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.       Indemnification of Directors and Officers

     Section 9 of the Company's Restated Certificate of Incorporation provides for indemnification of any director or officer of the Company against any and all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent authorized by Delaware law, subject to certain limitations set forth in the Restated Certificate of Incorporation. Section 9 also authorizes the Company to purchase insurance on behalf of directors and officers against liabilities incurred in their capacities as such.

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the name of such other corporation or enterprise.

     Indemnification is permitted where such person acted in good faith, and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

     Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the corporation's board of directors by a majority vote of directors not at the time parties to such proceeding, even if less than a quorum; or (ii) by a committee of such directors designated by majority vote of such directors, even if less than a quorum; or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders.

     Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses.

     Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 21.       Exhibits and Financial Statement Schedules

     The following exhibits are filed as part of this Registration Statement.

        (a)    Exhibits.  See Index to Exhibits

        (b)    Financial Statement Schedules.  Not Applicable

        (c)    Reports, Opinions or Appraisals.  Not Applicable

Item 22.       Undertakings

(a)     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Bay View's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (d) Bay View undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities and at that time shall be deemed to be the initial bona fide offering thereof.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Bay View pursuant to the foregoing provisions, or otherwise, Bay View has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bay View of expenses incurred or paid by a director, officer or controlling person of Bay View in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Bay View will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

          (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on July 19, 1999.

                                       BAY VIEW CAPITAL CORPORATION


                                       By:    /s EDWARD H. SONDKER
                                              Edward H. Sondker, President and
                                                Chief Executive Officer
                                              (Duly Authorized Representative)

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward H. Sondker and Robert J. Flax, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-facts and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ EDWARD H. SONDKER                                     Date: July 19, 1999
------------------------------------------------               --------------
Edward H. Sondker
President, Chief Executive Officer
  and Director
(Principal Executive Officer)

/s/ DAVID A. HEABERLIN                                    Date: July 19, 1999
--------------------------------------------------             --------------
David A. Heaberlin
Executive Vice President, Chief Financial
   Officer and Treasurer
(Principal Financial Officer)


/s/ SCOTT H. RAY                                          Date: July 19, 1999
-------------------------------------------------              --------------
Scott H. Ray, Senior Vice President
  and Controller (Principal Accounting Officer)


/s/ JOHN R. MCKEAN                                        Date: July 19, 1999
-------------------------------------------------              --------------
John R. McKean, Director


/s/ STEPHEN T. MCLIN                                      Date: July 19, 1999
-------------------------------------------------              --------------
Stephen T. McLin, Director

/s/ W. BLAKE WINCHELL                                     Date: July 19, 1999
------------------------------------------------               --------------
W. Blake Winchell, Director


/s/ ROBERT M. GREBER                                      Date: July 19, 1999
------------------------------------------------               --------------
Robert M. Greber, Director


/s/ PAULA R. COLLINS                                      Date: July 19, 1999
------------------------------------------------               --------------
Paula R. Collins, Director


/s/ THOMAS M. FOSTER                                      Date: July 19, 1999
------------------------------------------------               --------------
Thomas M. Foster, Director


/s/ GEORGE H. KRAUSS                                      Date: July 19, 1999
------------------------------------------------               ---------------
George H. Krauss, Director

                                INDEX TO EXHIBITS


     The following exhibits are filed in connection with the Registration Statement of Bay View Capital Corporation on Form S-4, pursuant to the requirements of Item 601 of Regulation S-K:



Exhibit
Number                                Description
-------    ----------------------------------------------------------------
2 Agreement and Plan of Merger and Reorganization by and between Bay View and FMAC (included as Appendix A to the Proxy Statement/ Prospectus filed herewith)

3.1 Restated Certificate of Incorporation of the Company, together with Certificate of Amendment of Restated Certificate of Incorporation (incorporated by reference to the Company's Registration Statement on Form S-3 filed on June 20, 1997 (No. 333-29757))


3.2 By-Laws of the Company (incorporated by reference to the Company's Current Report on Form 8-K filed on January 10, 1994
            (File No. 0-17901))

4.1 Stockholder Protection Rights Agreement (the "Rights Agreement") dated as of July 31, 1990 between the Company and Chase Mellon
            Shareholder Services, L.L.C., as successor rights agent (incorporated by reference to the Company's Registration Statement on Form 8 filed on March 9, 1993 (Amendment No. 2 to the Company's Registration Statement on Form 8-A filed on August 6, 1990 (File No. 0-17901)))

4.2 First Amendment to the Rights Agreement dated February 26, 1993 (incorporated by reference to the Company's Registration Statement on Form 8 filed on March 9, 1993 (Amendment No. 2 to the Company's Registration Statement on Form 8-A filed on August 6, 1990 (File No. 0-17901)))

4.3 Second Amendment to the Rights Agreement dated October 10, 1997 (incorporated by reference to the Company's Registration Statement on Form 8-A12G/A filed on October 15, 1997 (Amendment No. 3 to the Company's Registration Statement on Form 8-A filed on August 6, 1990 (File No. 0-17901)))

4.4 Third Amendment to the Rights Agreement (incorporated by reference to the Company's Registration Statement on Form 8-A 12G/A filed on September 29, 1998 (Amendment No. 4 to the Company's Registration Statement on Form 8-A filed on August 6, 1990 (File No. 0-17901)))

4.5         Specimen   Form  of  common   stock   certificate   of  the  Company
            (incorporated by reference to the Company's Registration Statement on Form S-8 filed on July 26, 1991 (File No. 33-41924))

4.6 Form of Rights Certificate and Election to Exercise pursuant to Rights Agreement (incorporated by reference to the Company's Registration Statement on Form 8 filed on March 9, 1993 (Amendment No. 2 to the Company's Registration Statement on Form 8-A filed on August 6, 1990 (File No. 0-17901)))

5           Opinion and Consent of Silver, Freedman & Taff, L.L.P.

23.1        Consent of KPMG LLP with respect to Bay View

23.2        Consent of KPMG LLP with respect to FMAC

23.3        Consent of Deloitte & Touche LLP

23.4        Consent of Silver, Freedman & Taff, L.L.P. (included in Exhibit 5)

Exhibit
Number                                Description
-------    ----------------------------------------------------------------

23.5        Consent of Lehman Brothers

24          Power of attorney (included on signature page)

99.1 Consent of person named as a director in the Proxy Statement/ Prospectus contained herein

99.2        Form of proxy card of Bay View

99.3        Form of proxy card of FMAC

99.4        Consent of Credit Suisse First Boston